EXHIBIT 99.2

                               U.S. $900,000,000

                        SENIOR SECURED CREDIT AGREEMENT

                           Dated as of March 2, 2001

                                    among

                            GREIF BROS. CORPORATION,
                               as U.S. Borrower,

                           GREIF SPAIN HOLDINGS, S.L.,
                            as Subsidiary Borrower,

                             MERRILL LYNCH & CO.,
       as Sole Lead Arranger, Sole Book-Runner and Administrative Agent,

                        KEYBANK NATIONAL ASSOCIATION,
                            as Syndication Agent,

                             ABN AMRO BANK N.V,
                          as Co-Documentation Agent,

                             NATIONAL CITY BANK,
                          as Co-Documentation Agent,

                           THE BANK OF NOVA SCOTIA,
                               as Paying Agent,

                                    and

                       THE OTHER FINANCIAL INSTITUTIONS
                        PARTY HERETO FROM TIME TO TIME



                             TABLE OF CONTENTS

Section                                                        	Page
              ARTICLE I
              DEFINITIONS, ETC.
1.1.          Certain Defined Terms                             1
1.2.          Other Interpretive Provisions                     33
1.3.          Accounting Principles                             34
1.4.          Currency Equivalents Generally                    34

              ARTICLE II
              THE CREDITS
2.1.          Amounts and Terms of Commitments and Loans        35
2.2.          Evidence of Debt; Notes                           36
2.3.          Procedure for Borrowings                          36
2.4.          Conversion and Continuation Elections for
              Borrowings                                        37
2.5.          Utilization of Commitments in Offshore
              Currencies                                        39
2.6.          Reduction or Termination of Commitments           41
2.7.          Prepayments and Mandatory Commitment
              Reductions                                        41
2.8.          Currency Exchange Fluctuations                    44
2.9.          Repayment                                         45
2.10.         Interest                                          47
2.11.         Fees                                              47
              (a) Arrangement Fees; Agency Fees                 47
              (b) Commitment Fees                               48
2.12.         Computation of Fees, Interest and Dollar
              Equivalent Amount                                 48
2.13.         Payments by Each Applicable Borrower              48
2.14.         Payments by the Lenders to the Paying Agent       49
2.15.         Adjustments                                       49
2.16.         Swing Line Commitment                             50
2.17.         Borrowing Procedures for Swing Line Loans         50
2.18.         Refunding of Swing Line Loans                     50
2.19.         Participations in Swing Line Loans                50
2.20.         Swing Line Participation Obligations
              Unconditional                                     51
2.21.         Conditions to Swing Line Loans                    51
2.22.         Substitution of Lenders in Certain Circumstances  52

              ARTICLE III
              THE LETTERS OF CREDIT
3.1.          The Letter of Credit Subfacility                  52
3.2.          Issuance, Amendment and Renewal of Letters
              of Credit                                         53
3.3.          Risk Participations, Drawings and Reimbursements  55
3.4.          Repayment of Participations                       56
3.5.          Role of the L/C Lender                            57
3.6.          Obligations Absolute                              57
3.7.          Cash Collateral Pledge                            58
3.8.          Letter of Credit Fees                             58
3.9.          Uniform Customs and Practice                      58
3.10.         Letters of Credit for the Account of
              Subsidiaries                                      59

              ARTICLE IV
              NET PAYMENTS, YIELD PROTECTION AND ILLEGALITY
4.1.          Net Payments                                      59
4.2.          Illegality                                        61
4.3.          Increased Costs and Reduction of Return           61
4.4.          Funding Losses                                    62
4.5.          Inability To Determine Rates                      62
4.6.          Reserves on LIBOR Loans                           63
4.7.          Certificates of Lenders                           63
4.8.          Substitution of Lenders                           63
4.9.          Right of Lenders To Fund Through Branches
              and Affiliates                                    64

              ARTICLE V
              CONDITIONS PRECEDENT
5.1.          Conditions to Effectiveness                       64
5.2.          Conditions to Initial Credit Extension            64
5.3.          Conditions to All Credit Extensions               69

              ARTICLE VI
              REPRESENTATIONS AND WARRANTIES
6.1.          Corporate Status                                  70
6.2.          Authority                                         70
6.3.          No Conflicts; Consents                            70
6.4.          Binding Effect                                    71
6.5.          Litigation                                        71
6.6.          No Default; Material Contractual Obligations      71
6.7.          ERISA                                             71
6.8.          Use of Proceeds; Margin Regulations               72
6.9.          Financial Condition; Financial Statements;
              Solvency; etc                                     72
6.10.         Subsidiaries; Properties                          73
6.11.         Taxes                                             73
6.12.         Environmental Matters                             74
6.13.         Regulated Entities                                75
6.14.         Employee and Labor Matters                        75
6.15.         Intellectual Property                             75
6.16.         Existing Indebtedness                             76
6.17.         True and Complete Disclosure                      76
6.18.         Security Interests; Certain Matters
              Relating to Collateral                            76
6.19.         Representations and Warranties in Credit
              Documents and Transaction Documents               77
6.20.         Van Leer Acquisition                              78
6.21.         Broker's Fees                                     78

              ARTICLE VII
              AFFIRMATIVE COVENANTS
7.1.          Financial Statements, etc                         78
7.2.          Certificates; Other Information                   79
7.3.          Notices                                           80
7.4.          Preservation of Corporate Existence, etc          81
7.5.          Maintenance of Property; Insurance                81
7.6.          Payment of Obligations                            82
7.7.          Taxes                                             82
7.8.          Compliance with Environmental Laws                82
7.9.          Compliance with ERISA                             82
7.10.         Inspection of Property and Books and Records      83
7.11.         End of Fiscal Years; Fiscal Quarters              83
7.12.         Use of Proceeds                                   83
7.13.         Further Assurances; New Subsidiaries              83
7.14.         Equal Security for Loans and Notes                84
7.15.         Pledge of Additional Collateral                   84
7.16.         Security Interests                                85
7.17.         Interest Rate Protection                          85
7.18.         Currency and Commodity Hedging Transactions       85
7.19.         Foreign Subsidiaries Security                     85
7.20.         Register                                          86
7.21.         Maintenance of Credit Rating                      87
7.22.         Post-Closing Obligations                          87
7.23.         Limitations on Activities of U.S. Holdco,
              Subsidiary Borrower and Dutch Holdco              90
7.24.         Certain Collateral Limitations                    90

              ARTICLE VIII
              NEGATIVE COVENANTS
8.1.          Limitation on Liens; No Further Negative Pledge   91
8.2.          Consolidations, Mergers and Disposition of Assets	93
8.3.          Leases                                            95
8.4.          Loans and Investments                             95
8.5.          Limitation on Indebtednes                         98
8.6.          Transactions with Affiliates                      99
8.7.          Use of Proceeds                                   99
8.8.          Contingent Obligations                            100
8.9.          Restrictions on Subsidiaries                      100
8.10.         Fixed Charge Coverage Ratio; Interest
              Coverage Ratio                                    100
8.11.         Minimum Net Worth                                 101
8.12.         Total Leverage Ratio                              101
8.13.         Restricted Payments                               101
8.14.         ERISA                                             102
8.15.         Change in Business                                102
8.16.         Accounting Changes                                103
8.17.         Amendments to Transaction Documents               103
8.18.         Capital Expenditures                              103
8.19.         Sale and Lease-Backs                              103
8.20.         Sale or Discount of Receivables                   103
8.21.         Creation of Subsidiaries                          103
8.22.         [Reserved]                                        103
8.23.         Limitation on Other Restrictions on
              Amendment of Documents                            104
8.24.         Limitation on Payments or Prepayments of
              Indebtedness or Modification of Debt Documents    104
8.25.         Consolidated Returns                              104
8.26.         Limitation on Contribution                        104

              ARTICLE IX
              EVENTS OF DEFAULT
9.1.          Event of Default                                  105
              (a) Non-Payment                                   105
              (b) Representation or Warranty                    105
              (c) Specific Defaults                             105
              (d) Other Defaults                                105
              (e) Cross-Default                                 105
              (f) Insolvency; Voluntary Proceedings             106
              (g) Involuntary Proceedings                       106
              (h) ERISA                                         106
              (i) Monetary Judgments                            106
              (j) Non-Monetary Judgments                        106
              (k) Guarantees                                    107
              (l) Security Documents                            107
              (m) Intercompany Security Documents               107
              (n) Change of Control                             107
              (o) Environmental Events                          107
              (p) Van Leer Acquisition                          107
              (q) Permitted Receivables Transaction Issues      107
9.2.          Remedies                                          108
9.3.          Rights Not Exclusive                              108

              ARTICLE X
              THE AGENTS
10.1.         Appointment and Authorization                     108
10.2.         Delegation of Duties                              109
10.3.         Exculpatory Provisions                            109
10.4.         Reliance by Co-Agents                             110
10.5.         Notice of Default                                 110
10.6.         Credit Decision                                   110
10.7.         Indemnification                                   111
10.8.         Co-Agents in Individual Capacity                  111
10.9.         Successor Co-Agents                               111
10.10.        Holders                                           112
10.11.        Failure To Act                                    112
10.12.        Paying Agent as Joint and Several Creditor        112

              ARTICLE XI
              MISCELLANEOUS
11.1.         Amendments and Waivers                            112
11.2.         Notices                                           115
11.3.         No Waiver; Cumulative Remedies                    116
11.4.         Expenses, Indemnity, etc                          116
11.5.         Payments Pro Rata                                 118
11.6.         Payments Set Aside                                118
11.7.         Successors and Assigns                            118
11.8.         Assignments and Participations, etc               118
11.9.         Confidentiality                                   120
11.10.        Set-off                                           121
11.11.        Notification of Addresses, Lending Offices, etc   121
11.12.        Counterparts                                      121
11.13.        Severability; Modification To Conform to
              Law                                               121
11.14.        No Third Parties Benefitted                       121
11.15.        Governing Law; Submission to Jurisdiction; Venue  122
11.16.        WAIVER OF JURY TRIAL                              122
11.17.        Judgment                                          122
11.18.        Survival                                          123

Signatures                                                      S-1


ANNEXES

Annex A	                  Agent's Payment Offices for Offshore Currency Loans
SCHEDULES

Schedule 1.1(a)(i)        Domestic Mortgaged Property at the Closing
                          Date; Domestic Mortgaged Property (Leased)
                          After the Closing Date
Schedule 1.1(a)(ii)       Foreign Mortgaged Property After the
                          Closing Date
Schedule 1.1(a)(iii)      Intercompany Mortgaged Property After
                          the Closing Date
Schedule 1.1(b)           Letters of Credit Issued by KeyBank National
                          Association Under the Credit Facility Being
                          Refinanced and to Remain Outstanding Hereunder
Schedule 1.1(c)           [Reserved]
Schedule 1.1(d)           Pledged Securities
Schedule 1.1(e)           Refinanced Indebtedness
Schedule 1.1(f)           Timber Assets
Schedule 1.1(g)           Van Leer Acquisition Documents
Schedule 2.1              Commitments and Pro Rata Shares
Schedule 5.2(a)(iv)       Local Counsel Delivering Opinions at the
                          Closing Date
Schedule 5.2(a)(vi)       Domestic Guarantors; Foreign Guarantees
                          Delivered at the Closing Date; Foreign Security
                          Agreements Delivered at the Closing Date
Schedule 5.2(a)(vii)      Intercompany Loans Delivered at the
                          Closing Date; Intercompany Security Agreements
                          Delivered at the Closing Date; Intercompany
                          Guarantees Delivered at the Closing Date
Schedule 6.5              Litigation
Schedule 6.7              Certain ERISA Matters
Schedule 6.10             Subsidiaries and Minority Interests
Schedule 6.11             Certain Tax Matters
Schedule 6.12             Environmental Matters
Schedule 6.15             Intellectual Property
Schedule 6.16             Indebtedness To Remain Outstanding
Schedule 6.20             Certain Consents
Schedule 7.13A            Domestic Subsidiaries That Are Not Loan Parties
Schedule 7.13B            Foreign Subsidiaries That at the Closing Date
                          Are Required To Be Loan Parties
Schedule 7.13C            Foreign Subsidiaries That at the Closing Date
                          Are Required To Be Intercompany Guarantors
Schedule 7.22A            Credit Documents and Intercompany Loan
                          Documents to be Delivered Within 30 Days After
                          the Effective Date
Schedule 7.22B            Credit Documents and Intercompany Loan
                          Documents to be Delivered Within 60 Days After
                          the Effective Date
Schedule 7.24(b)          Collateral To Be Released After Rating Date
Schedule 8.1(a)           Certain Existing Liens as of the Effective Date
Schedule 8.2(n)           Certain Scheduled Asset Sales
Schedule 8.4(n)           Existing Investments and Investments To Be Made
                          Under Binding Agreements
Schedule 8.8              Contingent Obligations
Schedule 11.2             Addresses for Notices

EXHIBITS

Exhibit A                 Form of Notice of Borrowing
Exhibit B                 Form of Notice of Conversion/Continuation
Exhibit C                 Form of Compliance Certificate
Exhibit D                 Form of Domestic Subsidiary Guarantee and
                          Security Agreement
Exhibit E                 Form of U.S. Borrower Guarantee and Security
                          Agreement
Exhibit F-1               Form of Opinion of Baker & Hostetler LLP To Be
                          Delivered on the Effective Date
Exhibit F-2               Form of Local Counsel Opinion to the Domestic
                          Loan Parties
Exhibit F-3               Form of Opinion of Baker & Hostetler LLP To Be
                          Delivered on the Closing Date
Exhibit F-4               Form of Opinion of Counsel to Subsidiary Borrower
Exhibit G                 Form of Assignment and Acceptance
Exhibit H-1               Form of Dollar Term A Note
Exhibit H-2               Form of Euro Term A Note
Exhibit H-3               Form of Term B Note
Exhibit H-4               Form of Revolving Note
Exhibit H-5               Form of Swing Line Note
Exhibit I                 Form of Domestic Mortgage
Exhibit J                 Form of Interest Rate Certificate
Exhibit K                 Form of Non-Bank Certificate
Exhibit L                 Form of Perfection Certificate
Exhibit M                 Amendments to Organizational Documents of
                          Subsidiary Borrower
Exhibit N                 Form of Soterra Guarantee
Exhibit O                 Form of Landlord Lien Waiver and Access Agreement


                      SENIOR SECURED CREDIT AGREEMENT

This SENIOR SECURED CREDIT AGREEMENT is entered into as of March 2, 2001, among GREIF BROS. CORPORATION, a Delaware corporation (together with its successors, "U.S. Borrower"); GREIF SPAIN HOLDINGS, S.L., a Sociedad limitada en formacion incorporated under the laws of Spain and pending its registra-tion in the relevant commercial registry ("Subsidiary Borrower" and, together with U.S. Borrower, the "Borrowers"); the several financial institutions listed on the signature pages hereto as "Lenders" or from time to time made party to this Agreement pursuant to Section 11.8 (collectively, the "Lenders"; indi-vidually, each a "Lender"); MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as sole Lead Arranger (to-gether with its successors in such capacity, the "Lead Ar-ranger"), as sole Book-Runner and as Administrative Agent (to-gether with its successors in such capacity, the "Administra-tive Agent"); KEYBANK NATIONAL ASSOCIATION, as Syndication Agent (together with its successors in such capacity, the "Syn-dication Agent"); ABN AMRO BANK N.V., as Co-Documentation Agent (together with its successors in such capacity, a "Co-Documentation Agent"); NATIONAL CITY BANK, as Co-Documentation Agent (together with its successors in such capacity, a "Co-Documentation Agent"); and THE BANK OF NOVA SCOTIA, as Paying Agent (together with its successors in such capacity, the "Pay-ing Agent").

NOW, THEREFORE, in consideration of the mutual agree-ments, provisions and covenants contained herein, the parties agree as follows:

                               ARTICLE I

                            DEFINITIONS, ETC.

1.1. Certain Defined Terms. The following terms have the following meanings:

ABR Loan means a Loan or an L/C Advance that bears interest based on the Alternate Base Rate. ABR Loans may only be made in U.S. Dollars.

Account means any account (as that term is defined in Section 9-106 of the UCC) of any Company arising from the sale or lease of goods or rendering of services.

Acquisition means any transaction or series of re-lated transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Sub-sidiary, or (c) a merger or consolidation or any other combina-tion with another Person.

Additional Collateral - see Section 7.15.

Adjusted Working Capital means the remainder of:
(a) (i) the consolidated current assets of the Companies, less
(ii) the amount of Cash and Cash Equivalents included in such consolidated current assets; less (b) (i) consolidated Current Liabilities of the Companies, less (ii) the amount of short-term Indebtedness (including Revolving Loans and current matu-rities of long-term Indebtedness) of the Companies included in such consolidated Current Liabilities.

Administrative Agent - see the introduction to this Agreement.

Administrative Fee Letter - see subsection 2.11(a).

Affected Lender - see Section 4.8.

Affiliate means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, including through the ownership of voting securi-ties or membership interests or by contract.

Agent's Payment Office means (i) in respect of pay-ments by the Borrowers in U.S. Dollars, 600 Peachtree Street, Suite 2700, Atlanta, Georgia 30308 or such other address as the Paying Agent may from time to time specify in accordance with
Section 11.2 and (ii) in the case of payments by the Borrowers in any Offshore Currency, as set forth in Annex A or such other address as the Paying Agent may from time to time specify in accordance with Section 11.2.

Agents means the Lead Arranger, the Administrative
Agent, the Syndication Agent and the Paying Agent; and Agent means any of them.

Aggregate Outstanding Revolving Credit means, as to any Revolving Lender at any time, an amount equal to the sum of
(a) the aggregate unpaid principal Dollar Equivalent amount at such time of all Revolving Loans made by such Lender, (b) such Lender's Pro Rata Share of the Effective Amount of all out-standing L/C Obligations at such time, and (c) such Lender's Pro Rata Share of the aggregate amount of all outstanding Swing Line Loans.

Agreed Alternative Currency - see subsection 2.5(e).

Agreement means this Senior Secured Credit Agreement, as amended and in effect from time to time.

Agreement Currency - see Section 11.17.

Alternate Base Rate means, for any day, with respect to all ABR Loans, a fluctuating rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the higher of: (a) 0.50% per annum above the latest U.S. Federal Funds Rate; and (b) the Corporate Base Rate of in-terest announced by the Paying Agent from time to time, chang-ing effective on the date of announcement of said Corporate Base Rate change.

Amortization Payments means, as to any Term Loan Fa-cility, the scheduled repayments of the Term Loans of such Term
Loan Facility as set forth in subsections 2.9(a) and (b), and Amortization Payment means any such scheduled repayment.

Applicable Borrower means, with respect to any Term
Loan, U.S. Borrower, and, with respect to any Revolving Loan, U.S. Borrower or Subsidiary Borrower, as applicable, that is the Borrower to whom such Loan was, or is to be, made.

Applicable Commitment Fee Percentage means (i) on and after the Effective Date and prior to the Trigger Date, 0.500%, and (ii) thereafter, the percentage per annum set forth in the grid below opposite the Total Leverage Ratio at the end of the most recent fiscal quarter:


Total Leverage Ratio         Applicable Commitment Fee Percentage

 > 3.0 to 1.0                0.500%
 < 3.0 to 1.0 and
 > 2.5 to 1.0                0.500%
 < 2.5 to 1.0 and
 > 2.0 to 1.0                0.375%
 < 2.0 to 1.0                0.375%

Any change in the Total Leverage Ratio shall result in the ad-justment of the Applicable Commitment Fee Percentage as of the date of receipt by the Paying Agent of the Interest Rate Cer-tificate most recently delivered pursuant to subsection 7.2(b) to the level applicable to such new Total Leverage Ratio (and if not delivered when due, the Total Leverage Ratio shall be presumed to be greater than 3.0 to 1.0 until delivered).

Applicable Currency means, as to any particular pay-ment or Loan, U.S. Dollars or the Offshore Currency in which it is denominated or is payable.

Applicable Margin means for each category of Loan
(i) on and after the Effective Date and prior to the Trigger Date, with respect to such Loan category specified below, the percentage per annum set forth opposite the Total Leverage Ra-tio of greater than 3.0 to 1.0 for such category of Loan in the grid below, and (ii) thereafter, with respect to such Loan category specified below, is as set forth below, the percentage per annum set forth in the grid below opposite the Total Lever-age Ratio at the end of the most recent fiscal quarter:

                             LIBOR Loans                 ABR Loans
                       Revolving                   Revolving
                       Loans and                   Loans and
                       Term A Loans Term B Loans   Term A Loans  Term B Loans
Total Leverage Ratio
> 3.0 to 1.0           2.75%        3.25%          1.75%         2.25%

< 3.0 to 1.0 and
> 2.5 to 1.0           2.50%        3.25%          1.50%         2.25%

< 2.5 to 1.0 and
> 2.0 to 1.0           2.25%        3.00%          1.25%         2.00%

< 2.0 to 1.0           2.00%        3.00%          1.00%         2.00%

Any change in the Total Leverage Ratio shall result in the ad-justment of the Applicable Margin as of the date of receipt by the Paying Agent of the Interest Rate Certificate most recently delivered pursuant to subsection 7.2(b) to the level applicable to such new Total Leverage Ratio (and if not delivered when due, the Total Leverage Ratio shall be presumed to be greater than 3.0:1.0 until delivered).

Approved Fund means, as to any Lender, any entity de-scribed in the last sentence of "Eligible Assignee."

Asset Sale means any sale, issuance, conveyance, transfer, lease or other disposition (including by sale-leaseback, merger, consolidation or otherwise) by any Company, in one or a series of related transactions, of: (a) any Equity Interests of any Company (other than U.S. Borrower) or any other Equity Interests of any other Person owned by any Com-pany; (b) all or substantially all of the properties and assets of any Company; (c) any payment, liquidation or realization on any Investment permitted by subsection 8.4(d); or (d) other than inventory or timber in the ordinary course of business, any properties or assets of any Company. For the purposes of this definition, the term "Asset Sale" shall not include
(i) any such transaction by any Company to any Domestic Loan Party or by any Foreign Loan Party to any Foreign Loan Party,
(ii) Asset Sales not resulting in total consideration in the aggregate for all Companies of more than the Dollar Equivalent amount of U.S. $5,000,000 in any fiscal year of U.S. Borrower (in each case calculated at the time of consummation thereof),
(iii) any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets of any Company permitted by
Section 8.2 (other than subsection (d), (l), (m), (n) or (o) thereof), (iv) Takings or Destructions or loss of title to any Collateral or Intercompany Collateral, (v) any Lien permitted by Section 8.1, (vi) any Investment permitted by Section 8.4, and (vii) any Restricted Payment permitted by Section 8.13.

Assignee - see subsection 11.8(a).

Assignment and Acceptance - see subsection 11.8(b).

Attorney Costs means and includes all reasonable fees, disbursements and other charges of any law firm or other external counsel.

Available Revolving Commitment means, as to any Re-volving Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender's Revolving Commitment at such time, over (b) the sum of (i) the aggregate unpaid princi-pal Dollar Equivalent amount at such time of all Revolving Loans made by such Lender, (ii) such Lender's Pro Rata Share of the Effective Amount of all outstanding L/C Obligations at such time, and (iii) such Lender's Pro Rata Share of the aggregate amount of all outstanding Swing Line Loans.

Balance Sheet - see Section 6.9.

Beneficial Owner shall have the meaning assigned thereto in Rule 13d-3 of the SEC under the Exchange Act as in effect on the date hereof.

Benefitted Lender - see Section 2.15.

Board of Directors means, as to any Person, the Board of Directors of such Person or a designated committee thereof.

Borrowers - see the introduction to this Agreement.

Borrowing means a borrowing hereunder consisting of Loans of the same Facility and Type and in the same Applicable Currency made to a Borrower on the same day by one or more Lenders under Article II and, other than in the case of ABR Loans or Swing Line Loans, having the same Interest Period.

Borrowing Date means any day on which a Borrowing oc-curs under Section 2.3 or 2.17.

Business Day means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close and (i) with respect to disbursements and payments in U.S. Dollars relating to LIBOR Loans, a day on which dealings are carried on in the applicable offshore U.S. Dollar interbank market, and (ii) with respect to disbursements and payments in and calculations per-taining to any Offshore Currency, a day on which commercial banks are open for foreign exchange business in London, Eng-land, and on which dealings in the relevant Offshore Currency are carried on in the applicable offshore foreign exchange in-terbank market in which disbursement of or payment in such Off-shore Currency will be made or received hereunder.

Capital Adequacy Regulation means, in respect of any Lender, any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of such Lender or of any cor-poration controlling such Lender which is generally applicable to banks or corporations controlling banks in any applicable jurisdiction (and not applicable to such Lender or the corpora-tion controlling such Lender solely due to the financial or regulatory condition of such Lender or such corporation).

Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of U.S. Borrower, but excluding (i) expenditures made in connection with the replace-ment, substitution or restoration of assets to the extent fi-nanced (x) from insurance proceeds (or other similar recover-ies) paid on account of the loss of or damage to the assets be-ing replaced or restored or (y) with awards of compensation arising from the taking by eminent domain, expropriation or condemnation of the assets being replaced, (ii) the Van Leer Acquisition, and (iii) acquisitions of Timber Assets made in accordance with subsection 8.2(l).

Capital Lease, as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is ac-counted for as a capital lease on the balance sheet of that Person.

Cash means money, currency or a credit balance in a deposit account.

Cash Collateralize means to pledge and deposit with or deliver to the Paying Agent, for the benefit of the Paying Agent and the Revolving Lenders, as collateral for the L/C Ob-ligations, Cash pursuant to documentation in form and substance reasonably satisfactory to the Paying Agent and the L/C Lender (which documents are hereby consented to by the Lenders). De-rivatives of such term shall have corresponding meanings. The Borrowers hereby grant to the Paying Agent, for the benefit of the Paying Agent, the L/C Lender and the Revolving Lenders, a security interest in all such Cash. Cash collateral shall be maintained in an L/C sub-account of the Collateral Account es-tablished in accordance with the provisions of Section 9.2 of the U.S. Borrower Guarantee and Security Agreement and the Do-mestic Guarantee and Security Agreement. The Collateral Ac-count shall be the property of U.S. Borrower and shall be pledged to the Paying Agent pursuant to the Security Documents; the investment of all such cash collateral shall be directed by U.S. Borrower (but only in Cash Equivalents), and all income thereon shall be the property of U.S. Borrower (subject to the reasonable fees of The Bank of Nova Scotia relating to the ad-ministration of such account).

Cash Equivalents means (i) any security, maturing not more than one year after the date of acquisition, issued by the United States of America or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America; (ii) any certifi-cate of deposit, time deposit or bankers' acceptance (or, with respect to non-U.S. banking institutions, similar instruments), maturing not more than one year after the day of acquisition, issued by any commercial banking institution that is a member of the U.S. Federal Reserve System or a commercial banking in-stitution organized and located in a country recognized by the United States of America, in each case, having combined capital and surplus and undivided profits of not less than U.S. $500 million (or the foreign currency equivalent thereof), whose short-term debt has a rating, at the time as of which any in-vestment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P; (iii) commercial paper maturing not more than one year after the date of acqui-sition issued by a corporation (other than an Affiliate or Sub-sidiary of either Borrower) with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) ac-cording to Moody's or "A-1" (or higher) according to S&P;
(iv) any money market deposit accounts issued or offered by a commercial banking institution that is a member of the U.S. Federal Reserve System or a commercial banking institution or-ganized and located in a country recognized by the United States of America, in each case, having combined capital and surplus in excess of U.S. $500 million (or the foreign currency equivalent thereof); and (v) other short-term investments util-ized by Foreign Subsidiaries in accordance with normal invest-ment practices for cash management not exceeding a Dollar Equivalent amount of U.S. $10.0 million in aggregate principal amount outstanding at any time.

CERCLA - see subsection 6.12(a)(iii).

Change in Law means the introduction of any Require-ment of Law, or any change in any Requirement of Law or in the interpretation or administration of any Requirement of Law.

Change of Control means the occurrence at any time of any of the following events: (a) the Permitted Investors col-lectively cease to own at least 40% of the voting power with respect to the election of directors of all then outstanding voting Equity Interests of U.S. Borrower or at least 25% of the economic interests of the then outstanding Equity Interests of U.S. Borrower, such calculation to be based on the proportion-ate interest held in the net worth of U.S. Borrower (other than as a result of a public primary registered equity offering by U.S. Borrower of new shares issued by U.S. Borrower in such of-fering); or (b) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Permitted Investors) is or becomes (as a result of the ac-quisition or issuance of securities, by merger or otherwise) the Beneficial Owner, directly or indirectly, of more than 35% of the voting power with respect to the election of directors of all then outstanding voting Equity Interests of U.S. Bor-rower (other than as a result of a public primary registered equity offering by U.S. Borrower of new shares issued by U.S. Borrower in such offering); or (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of U.S. Borrower (together with any new directors whose election by such board or whose nomination for election by the shareholders of U.S. Borrower was approved by the Permitted Investors or by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election as directors or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Direc-tors of U.S. Borrower then in office.

Closing Date - see Section 5.2.

Co-Agents means the Agents and the Co-Documentation
Agents; and Co-Agent means any of them.

Code means the United States Internal Revenue Code of
1986, as amended.

Co-Documentation Agent - see the introduction to this Agreement.

Collateral means all of the U.S. Borrower Security
Agreement Collateral, Domestic Security Agreement Collateral, the Foreign Security Agreement Collateral, the Domestic Mort-gaged Property, the Foreign Mortgaged Property, all other prop-erty and assets pledged as collateral under any Security Docu-ment or, prior to the date of the Contribution, any Intercom-pany Security Document. Collateral shall in no event include Timber Assets, Equity Interests in Soterra LLC and CorrChoice and the property and assets of Soterra LLC and CorrChoice.

Collateral Account shall have the meaning assigned to such term in the U.S. Borrower Guarantee and Security Agree-ment.

Commitment, as to each Lender, means its Dollar
Term A Commitment, Euro Term A Commitment, Term B Commitment,
Revolving Commitment or Swing Line Commitment.

Commitment Fee - see subsection 2.11(b).

Company means U.S. Borrower or any of its Subsidiar-ies, and Companies means U.S. Borrower and all of its Subsidi-aries collectively.

Compliance Certificate means a certificate substan-tially in the form of Exhibit C and delivered by the Borrowers pursuant to subsection 7.2(a).

Computation Amount - see subsection 3.8(a).

Computation Date means any date on which the Paying
Agent determines the Dollar Equivalent amount of any Offshore
Currency Loans pursuant to subsection 2.5(a) or 2.8(b).

Confidential Memorandum shall mean the Confidential
Memorandum dated February 2001, and all written supplemental material thereto prepared by or on behalf of the Loan Parties and transmitted to the Lenders prior to the Closing Date.

Consolidated Net Income means, for any period, the consolidated net income of the Companies for such period; provided, however, that there shall be excluded therefrom
(i) the income of any Person which is not a Subsidiary (but any dividends or other distributions received in cash by any Company from such Person shall be included in Consolidated Net Income), (ii) unrealized gains or losses in respect of Swap Contracts, and (iii) unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and permitted by Section 8.5.

Consolidated Net Worth means at the date of determination thereof, the sum of all items which in conformity with GAAP would be classified as stockholders' equity on a consolidated balance sheet of U.S. Borrower at such date.

Contingent Obligation means, as to any Person, any direct or indirect liability of such Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, Lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of such Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each of (i) - (iv), a "Guaranty Obligation"); (b) with respect to any Surety Instrument (other than any Letter of Credit) issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any Swap Contract, but Contingent Obligations exclude guarantees of obligations of Subsidiaries which do not constitute Indebtedness, customary contractual indemnification obligations entered into in the ordinary course of business on ordinary business terms and obligations to adjust the purchase price relating to any disposition of assets. The amount of any Contingent Obligation shall (x) in the case of a Guaranty Obligation, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability by the applicable Person in respect thereof, and (y) in the case of other Contingent Obligations, be equal to the maximum reasonably anticipated liability in respect thereof.

Contractual Obligation means, as to any Person, any term, covenant, provision or condition of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property or assets are bound.

Contribution - see Section 8.26.

Conversion/Continuation Date means any Business Day on which either Borrower (i) converts Loans of a Facility from one Type to the other Type or (ii) continues as Loans of the same Type, but with a new Interest Period, Loans of a Facility having Interest Periods expiring on such date.

Corporate Base Rate means the rate of interest announced by the Paying Agent as its "corporate base rate," as such rate is changed by the Paying Agent from time to time.
The Corporate Base Rate is not necessarily the lowest rate charged by the Paying Agent to its customers.

CorrChoice means CorrChoice, Inc., an Ohio corporation established pursuant to the Joint Venture Agreement between U.S. Borrower, RDJ Holdings, Inc. and a minority shareholder of a subsidiary of Ohio Packaging Corporation, on November 1, 1998.

Covered Taxes means any and all Taxes other than, in the case of each Lender or Co-Agent, Taxes of any jurisdiction (or any political subdivision thereof) that are imposed on or measured by such Lender's or such Co-Agent's net income or net profits (including any franchise Taxes imposed thereon) and that arise by reason of a former, present or future connection between such Lender or Co-Agent and such jurisdiction (in-cluding, without limitation, a connection arising from such Lender or Co-Agent being or having been a citizen or resident of such jurisdiction, or having been organized or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such Lender or Co-Agent having executed, delivered or performed its obligations or having received a payment under this Agreement). For the avoidance of doubt, Covered Taxes shall include any deductions or withholdings by a Borrower on account of any Taxes from payments made under this Agreement or any other Credit Document.

Credit Documents means this Agreement, each Note, the Administrative Fee Letter, the Fee Letter, the L/C-Related
Documents, each Security Document, the Soterra Guarantee and all other documents delivered to any Creditor in connection herewith.

Credit Extension means and includes (a) the making of any Loan hereunder and (b) the Issuance of any Letter of Credit hereunder.

Credit Facilities means the Revolving Facility and the Term Loan Facilities.

Creditor means (i) each Co-Agent, (ii) each L/C
Lender, (iii) each Lender, and (iv) each party to a Swap
Contract relating to the Loans if at the date of entering into such Swap Contract such Person was a Lender or an Affiliate of a Lender.

Current Liabilities means, at any time, all amounts which, in accordance with GAAP, would be included as current liabilities on a consolidated balance sheet of the Companies at such time, excluding current maturities of Indebtedness.

Destruction means any and all damage to, or loss or destruction of, all or any portion of the Collateral.

Dollar Equivalent means, at any time, (a) as to any amount denominated in U.S. Dollars, the amount thereof at such time, and (b) as to any amount denominated in any Offshore Currency, the equivalent amount in U.S. Dollars as determined by the Paying Agent at such time on the basis of the Spot Rate for the purchase of U.S. Dollars with such Offshore Currency on the most recent Computation Date provided for in subsection 2.5(a) or such other date as is specified herein.

Dollar Term A Commitment means a Lender's commitment to make a Dollar Term A Loan hereunder.

Dollar Term A Facility means the term loan facility in an aggregate principal amount of U.S. $150,000,000.

Dollar Term A Lender means a lender having a Dollar
Term A Loan.

Dollar Term A Loan - see subsection 2.1(a)(i).

Dollar Term A Note or Dollar Term A Notes - see subsection 2.2(d).

Domestic Guarantee and Security Agreement means the guarantee and security agreement substantially in the form of Exhibit D entered into and delivered by each Domestic
Guarantor.

Domestic Guarantor means (i) each Domestic Subsidiary listed in Schedule 5.2(a)(vi) that executes and delivers the Domestic Guarantee and Security Agreement on the Closing Date and Soterra LLC and (ii) each other Domestic Subsidiary that shall after the Effective Date execute and deliver a joinder agreement substantially in the form of Exhibit 3 to the Domestic Guarantee and Security Agreement pursuant to subsections 7.13(a) and (b).

Domestic Loan Parties means U.S. Borrower and the
Domestic Guarantors.

Domestic Mortgage means a term loan and revolving credit fee or leasehold mortgage or deed of trust, assignment of leases and rents, security agreement and fixture filing creating and evidencing a Lien on a Domestic Mortgaged Property, which shall be (i) substantially in the form of
Exhibit I, containing such schedules and including such additional provisions and other deviations from such exhibit as shall be necessary to conform such document to applicable local law or as shall be required or customary under local law or shall otherwise be reasonably required by the Paying Agent or the Lead Arranger and (ii) dated as of the date of delivery thereof and (iii) made by the owner of the Domestic Mortgaged Property described therein for the benefit of the Paying Agent for the benefit of the secured parties described therein, as mortgagee (grantee or beneficiary), assignee and secured party, as the same may at any time be amended, modified or supplemented in accordance with the terms thereof and hereof.

Domestic Mortgaged Property means (i) each Real
Property designated on Schedule 1.1(a)(i) as to which the Paying Agent shall be granted a Lien pursuant to a Domestic Mortgage in accordance with the provisions of (a) Section 5.2 in the case of the Domestic Mortgaged Properties in which the Domestic Loan Parties hold a fee interest (as indicated in Schedule 1.1(a)(i)) and (b) Section 7.22 in the case of the Domestic Mortgaged Properties in which the Domestic Loan Parties hold a leasehold interest (as indicated in Schedule 1.1(a)(i)) and (ii) each additional Real Property as to which the Paying Agent shall be granted a Lien pursuant to a Domestic Mortgage delivered pursuant to Section 7.15.

Domestic Security Agreement Collateral means all
"Pledged Collateral" as defined in the Domestic Guarantee and Security Agreement, excluding for all purposes the Equity
Interests in CorrChoice and Soterra, LLC and all property and assets of CorrChoice and Soterra, LLC.

Domestic Security Documents means each of the U.S.
Borrower Guarantee and Security Agreement, the Domestic Guarantee and Security Agreement, the Domestic Mortgages and any other documents utilized to pledge to the secured parties contemplated thereby any other property as collateral to secure the obligations of the Domestic Loan Parties party thereto.

Domestic Subsidiary means a Subsidiary that is incorporated under the laws of any State of the United States or Puerto Rico or the District of Columbia and that is a direct
Subsidiary of (i) U.S. Borrower or (ii) another Domestic
Subsidiary.

Downgrade Date - see subsection 7.24(a).

Dutch Holdco means Greif Netherlands Holdings B.V., a private company with limited liability organized under the laws of The Netherlands and a direct wholly-owned Subsidiary of U.S.
Holdco.

EBITDA means, for any period, the sum of:

(a) Consolidated Net Income of U.S. Borrower for such period excluding, to the extent reflected in determining such Consolidated Net Income,
    (i) extraordinary gains and losses for such period,
    (ii) any gain or loss associated with the sale or write-down of assets not in the ordinary course of business,
    (iii) any deferred financing costs for such period written off, or premiums paid, in connection with the early extinguishment of Indebtedness hereunder, (iv) any other non-cash or non-recurring items of income or expense (other than any non-cash item of expense requiring an accrual or reserve for future cash expense) and (v) any amount of gains from the sale of timber lands in excess of U.S. $40,000,000 for any such period, plus

(b) to the extent deducted in determining
    Consolidated Net Income for such period, Interest Expense, income tax, deferred tax expense and capital tax expense, depreciation, depletion and amortization expense for such period.

Subject to the last sentence hereof, prior to such time as four full fiscal quarters of financial information of U.S. Borrower after the Closing Date are available pursuant to this Agreement, EBITDA shall be calculated on a pro forma basis in accordance with Regulation S-X under the United States Securities Act of 1933, as amended (the "Securities Act"), as if the Van Leer Acquisition had been consummated at the beginning of the relevant period. EBITDA for any period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act to give pro forma effect to any material acquisition or disposition as if it had occurred at the beginning of such period. In addition, EBITDA for each period ending at a date set forth below shall be increased by the amounts set forth below opposite such date (and not by the amount set forth opposite any other date):


Fiscal quarter ended April 30, 2001                U.S. $14,000,000
Fiscal quarter ended July 31, 2001                       12,900,000
Fiscal quarter ended October 31, 2001                     9,600,000
Fiscal quarter ended January 31, 2001                     6,000,000
Fiscal quarter ended April 30, 2002                       2,500,000

Effective Amount means with respect to any outstanding L/C Obligations on any date, the aggregate Dollar Equivalent amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate Dollar Equivalent amount of the L/C Obligations as of such date, including as a result of any reimbursement of outstanding unpaid drawings under any Letter of Credit or any reduction in the maximum amount available for drawing under any Letter of Credit taking effect on such date.

Effective Date - see Section 5.1.

Eligible Assignee means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least U.S. $100.0 million; (ii) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus in a Dollar Equivalent amount of at least U.S. $100.0 million; provided, however, that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (iii) an insurance company, mutual fund or other financial institution organized under the laws of the United States, any state thereof, any other country that is a member of the OECD or a political subdivision of any such country with assets, or assets under management, in a Dollar Equivalent amount of at least U.S. $100.0 million; (iv) any Affiliate of a Lender; (v) any other entity (other than a natural person) that is an "accredited investor" (as defined in Regulation D under the United States Securities Act of 1933, as amended) that extends credit or buys loans as one of its businesses or investing activities including, but not limited to, insurance companies, mutual funds and investment funds; and (vi) any other entity consented to by the Lead Arranger, the Syndication Agent and U.S. Borrower; provided, however, that no Person shall be an Eligible Assignee in respect of any Revolving Commitment unless, at the time of the proposed assignment to such Person, such Person is able to make the Revolving Loans in U.S. Dollars and Euros. With respect to any Lender that is a fund or commingled investment vehicle that invests in loans, any other fund or commingled investment vehicle that invests in loans and is managed or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor shall be treated as a single Eligible Assignee.

Environmental Approvals means any approval, determination, order, consent, authorization, certificate, license, permit, franchise, concession or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority pursuant to or required under any Environmental Law.

Environmental Claims means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability under, or responsibility for violation of, any Environmental Law on the part of any Company.

Environmental Laws means all applicable federal, state, local and foreign laws, common law or regulations, treaties, orders, decrees, permits, licenses, authorizations, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect in each case relating to pollution or protection of employee health or safety or the environment (including, without limitation, ambient and indoor air, surface water, groundwater, soil, land surface or subsurface, and natural resources such as wetlands, flora and fauna) including, without limitation, laws relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment and (b) the manufacture, processing, distribution, use, generation, treat-ment, storage, disposal, transport or handling of Hazardous Materials.

Equity Interests means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of capital of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the date hereof or issued after the Effective Date.

ERISA means the United States Employee Retirement
Income Security Act of 1974, as amended.

ERISA Entity means any member of an ERISA Group.

ERISA Event means (a) any "reportable event," as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Pension Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under
Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any ERISA Entity of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by any ERISA Entity from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the incurrence by any ERISA Entity of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (g) the receipt by any ERISA Entity of any notice, or the receipt by any Multiemployer Plan from any ERISA Entity of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the making of any amendment to any Pension Plan which would reasonably be expected to result in the imposition of a lien or the posting of a bond or other security; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to a Loan Party.

ERISA Group means a Loan Party and all members of a controlled group of corporations and all trades or businesses
(whether or not incorporated) under common control which, together with a Loan Party, are treated as a single employer under Section 414 of the Code.

Euro and (symbol) each mean lawful money of the European
Union.

Euro Term A Commitment means a Lender's commitment to make a Euro Term A Loan hereunder.

Euro Term A Facility means the term loan facility denominated in Euros in an aggregate principal amount at the Closing Date of Euro 214,961,306.94.

Euro Term A Lender means a Lender having a Euro
Term A Loan.

Euro Term A Loan - see subsection 2.1(a)(ii).

Euro Term A Note or Euro Term A Notes - see subsection 2.2(d).

Event of Default means any of the events or circum-stances specified in Section 9.1.

Excess Cash Flow means, for any period, the remainder of

(a) the sum, without duplication, of
    (i) Consolidated Net Income for such period (calculated by
    (x) excluding any gains or losses on the sale or other disposition of assets (other than sales of inventory in the ordinary course of business), (y) adding back the non-cash component of all extraordinary or non-recurring items of expense and (z) deducting the non-cash component of all extraordinary or non-recurring items of income, in each case to the extent taken into account in the calculation of such Consolidated Net Income), plus (ii) all depreciation and amortization of assets (including goodwill and other intangible assets), non-cash interest expense and all other non-cash charges of the Companies de-ducted in determining Consolidated Net Income for such period, plus (iii) any net decrease in Adjusted Working Capital (as reflected on the audited consolidated statement of cash flows in accordance with FAS 52) during such period (exclusive of decreases in working capital associated with asset sales), plus (iv) all federal, state, local and foreign income or capital taxes (whether paid or deferred) of the Companies deducted in determining Consolidated Net Income for such period, minus

(b) the sum, without duplication, of (i) regularly scheduled installment payments of principal of Term Loans pursuant to Section 2.9, voluntary prepayments of the Term Loans pursuant to subsection 2.7(g), prepayments of principal of Revolving Loans pursuant to Section 2.8, the aggregate principal amount of permanent principal payments with respect to any other Indebtedness of the Companies, prepayments of the Revolving Loans to the extent of any concurrent permanent reduction in the Revolving Commitments and the portion of any regularly scheduled payments with respect to Capital Leases allocable to principal, in each case made during such period (in any such case other than to the extent any such prepayment or payment is made from the proceeds of any capital contribution to any Company or from any proceeds from the issuance or sale of Equity Interests of any Company, any incurrence of Indebtedness by any Company or from the proceeds of any sale or other disposition of assets by any Company or insurance proceeds (other than sales of inventory in the ordinary course of business)), plus
    (ii) Capital Expenditures for such period and cash paid in connection with any Acquisition during such period (in any such case other than to the extent made from any capital contribution to any Company or from any proceeds from the issuance or sale of Equity Interests of any Company, any incurrence of Indebtedness by any Company or from the proceeds of any sale or other disposition of assets by any Company or insurance proceeds (other than sales of inventory in the ordinary course of business)), plus
    (iii) all federal, state, local and foreign income or capital taxes paid by the Companies during such period, plus (iv) non-cash charges added back in any previous period pursuant to item (a)(ii) above to the extent such charge has become a cash item in the current period, plus
    (v) any net increase in Adjusted Working Capital (as reflected on the audited consolidated statement of cash flows in accordance with FAS 52) during such period (exclusive of increases in working capital associated with asset sales), plus (vi) any earnings included in EBITDA for such period of a Receivables Co. to the extent the terms of any Permitted Receivables Transaction prohibit the distribution thereof to any Loan Party, plus (vii) Re-stricted Payments made pursuant to subsections 8.13(d) and
    (e).

Exchange Act means the United States Securities Ex-change Act of 1934, as amended.

Existing Letters of Credit means the Letters of Credit listed in Schedule 1.1(b).

Facility means any of the Dollar Term A Facility,
Euro Term A Facility, Term B Facility or the Revolving
Facility.

Fee Letter - see subsection 2.11(a).

Financial Maintenance Covenants means the covenants set forth in Sections 8.10, 8.11, 8.12 and 8.18.

FIRREA means the United States Financial Institutions
Reform, Recovery & Enforcement Act of 1989, as amended from time to time, and any successor statute.

Fixed Charge Coverage Ratio means, for any Test Date, the ratio of: (a) EBITDA for the four fiscal quarters ending on such Test Date to (b) Fixed Charges for the four fiscal quarters ending on such Test Date.

Fixed Charges means, for any period, the sum of
(a) Interest Expense for such period to the extent paid or payable in cash during such period (which Interest Expense shall be calculated on a pro forma basis for the Transactions as if they had occurred at the beginning of the relevant four quarter period for any Test Date prior to April 30, 2002), plus
(b) the sum of all scheduled principal payments on any Indebtedness of the Companies (including, without duplication, any lease payments in respect of Capital Leases of the Companies attributable to the principal component thereof for such period but excluding any prepayment of a type contemplated by Section 2.7 and excluding any such payments or Indebtedness between or among any two or more Companies), plus (c) all cash income tax expense actually paid to any Governmental Authority by the Companies for such period (other than taxes related to Asset Sales or other dispositions of property not in the ordinary course of business), plus (d) Capital Expenditures during such period (in any such case other than to the extent made from any capital contribution to any Company or from any proceeds from the issuance or sale of Equity Interests of any Company, any incurrence of Indebtedness by any Company or from the proceeds of any sale or other disposition of assets by any Company or insurance proceeds (other than sales of inventory in the ordinary course of business)).

Foreign Guarantee means each guarantee with respect to the Obligations of Subsidiary Borrower executed and delivered by each Foreign Loan Party in accordance with the requirements of this Agreement and in form and substance reasonably satisfactory to the Agents and the Required Lenders and conforming to the requirements of applicable foreign law.

Foreign Guarantor means each Foreign Subsidiary that executes and delivers a Foreign Guarantee and a Foreign
Security Agreement that are in full force and effect.

Foreign Loan Parties means Subsidiary Borrower and the Foreign Guarantors and Foreign Loan Party means any of them.

Foreign Mortgage means each mortgage, deed of trust, deed to secure debt, deed of hypothecation, debenture, charge, assignment of leases, security agreement, fixture filing or other instrument creating and evidencing a Lien on a Foreign Mortgaged Property, which shall (i) be in form and substance reasonably satisfactory to the Agents and the Required Lenders, containing such schedules and including such provisions as shall be necessary to conform such document to applicable foreign law or as shall be required under foreign law and
(ii) be dated as of the date of delivery thereof and made by the owner of the Foreign Mortgaged Property described therein in favor of or for the benefit of the Paying Agent for the benefit of the secured parties described therein, as mortgagee (grantee or beneficiary), assignee and secured party, as the same may at any time be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

Foreign Mortgaged Property means (i) each Real
Property designated on Schedule 1.1(a)(ii) as to which the Paying Agent shall be granted a Lien pursuant to a Foreign Mortgage in accordance with the provisions of (a) Section 7.22 in the case of the Foreign Mortgaged Properties in which the Foreign Loan Parties hold a fee interest (as indicated in Schedule 1.1(a)(ii)) and (b) Section 7.22 in the case of the Foreign Mortgaged Properties in which the Foreign Loan Parties hold a leasehold interest (as indicated in Schedule 1.1(a)(ii)) and (ii) each additional Real Property required to be subject to a Foreign Mortgage pursuant to Section 7.15.

Foreign Plan means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, a Company with respect to employees employed outside the United States.

Foreign Security Agreement means each security agreement executed and delivered by each Foreign Loan Party in accordance with the requirements of this Agreement and in form and substance reasonably satisfactory to the Agents and the Required Lenders and conforming to the requirements of applicable foreign law.

Foreign Security Agreement Collateral means all property and assets pledged as collateral, or in respect of which a security interest or other Lien is granted or attaches, under the Foreign Security Agreements.

Foreign Security Documents means each of the Foreign
Guarantees, the Foreign Security Agreements, the Foreign
Mortgages and any other documents utilized to pledge to the secured parties contemplated thereby any other property as collateral to secure the obligations of the pledgor thereunder.

Foreign Subsidiary means a direct or indirect
Subsidiary of U.S. Borrower that is not a Domestic Subsidiary.

FRB means the Board of Governors of the U.S. Federal
Reserve System, and any Governmental Authority succeeding to any of its principal functions.

GAAP means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, subject to Section 1.3(a).

Governmental Authority means any nation or government, any state, province, canton or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof (or any central bank or similar monetary or regulatory authority created under the Treaty of Rome (being the treaty establishing the European Economic Community signed in Rome, Italy on 25 March 1957, as amended) or created by any group of nations, governments or states), the NAIC, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

Guarantees means the guarantee obligations of the Domestic Guarantors under the Domestic Guarantee and Security
Agreement and each Foreign Guarantee and each Intercompany
Guarantee.

Guarantors means each of the Domestic Guarantors and the Foreign Guarantors.

Guaranty Obligation - see the definition of Contin-gent Obligation.

Hazardous Materials means any pollutant, contaminant, toxic, hazardous or extremely hazardous substance, constituent or waste, or any other constituent, waste, material, compound or substance including, without limitation, petroleum (including crude oil or any fraction thereof) or any petroleum product, subject to regulation, or which can give rise to liability, under any Environmental Law.

Honor Date - see subsection 3.3(b).

Indebtedness of any Person means, without duplication, (a) all indebtedness for borrowed money of such Person; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of property or services (other than trade payables and accrued expenses entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations of such Person with respect to Surety Instruments (such as, for example, unpaid reimbursement obligations in respect of a drawing under a letter of credit); (d) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) and all obligations and indebtedness under any synthetic lease or similar transaction;
(f) all obligations of such Person with respect to Capital Leases; (g) all net obligations of such Person with respect to Swap Contracts (such obligations to be equal at any time to the aggregate net amount that would have been payable by such Person at the most recent fiscal quarter end in connection with the termination of such Swap Contracts at such fiscal quarter end if terminated during or at the end of that fiscal quarter);
(h) all indebtedness of other Persons referred to in clauses
(a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (in-cluding accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all Guaranty Obligations of such Person in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above. Indebtedness shall not include (x) accounts extended by suppliers in the ordinary course on normal trade terms in connection with the purchase of goods and services,
(y) any Indebtedness created by the sale or discount of receivables permitted by Section 8.20 or (z) or obligations in respect of insurance policies or performance or surety bonds which themselves are not guarantees of Indebtedness (nor drafts, acceptances or similar instruments evidencing the same or obligations in respect of letters of credit supporting the payment of same). For purposes of Section 8.12, Indebtedness will be defined as above except that all non-U.S. Dollar borrowings, including U.S. Dollar borrowings converted to another currency via forward exchange contracts, will be converted to U.S. Dollars at the average exchange rate of the previous twelve months.

Indemnified Person - see Section 11.4.

Independent Auditor - see subsection 7.1(a).

Insolvency Proceeding means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or by or before any other Governmental Authority relating to bankruptcy, insolvency, reorganization, liquidation, receivership, dissolution, sequestration, conservatorship, winding-up or relief of debtors (or the convening of a meeting or the passing of a resolution for or with a view to any of the foregoing), or (b) any assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangement in respect of such Person's creditors generally or any substantial portion of its creditors.

Intellectual Property - see Section 6.15.

Intercompany Borrower means any Company that is the borrower of an Intercompany Loan.

Intercompany Collateral means all of the Intercompany
Security Agreement Collateral, Intercompany Mortgaged Property and any other property and assets pledged as collateral, or in respect of which a security interest or other Lien is granted or attaches, under any Intercompany Security Document.

Intercompany Guarantee means each guarantee with respect to the Intercompany Loans providing for a guarantee with respect to the Intercompany Loans executed and delivered by each Foreign Loan Party in accordance with the requirements of this Agreement and in form and substance satisfactory to the Agents and the Required Lenders and conforming to the requirements of applicable foreign law.

Intercompany Guarantor means each Foreign Subsidiary that executes and delivers an Intercompany Guarantee and Intercompany Security Agreement that is in full force and effect.

Intercompany Indebtedness - see subsection 8.4(c).

Intercompany Loan means the loans made by U.S.
Borrower to certain of its Subsidiaries on the Closing Date from the proceeds of any Loan hereunder set forth on
Schedule 5.2(a)(vii) and evidenced by notes or other documentation (the "Intercompany Notes") in form and substance reasonably satisfactory to the Lead Arranger and conforming to the requirements of applicable local or foreign law.

Intercompany Loan Documents means each Intercompany
Note, each Intercompany Security Document and all other documents delivered to any Company in connection therewith.

Intercompany Mortgage means each mortgage, deed of trust, deed to secure debt, deed of hypothecation, debenture, charge, assignment of leases, security agreement, fixture filing or other instrument creating and evidencing a Lien on an Intercompany Mortgaged Property, which shall be in form and substance reasonably satisfactory to the Agents and the Required Lenders, containing such schedules and including such provisions as shall be necessary to conform such document to applicable foreign or local law or as shall be required under foreign or local law and which shall be dated as of the date of delivery thereof and made by the owner of the Intercompany Mortgaged Property described therein for the benefit of the lender under the applicable Intercompany Loan, as mortgagee (grantee or beneficiary), assignee and secured party, as the same may at any time be amended, modified or supplemented in ac-cordance with the terms thereof and hereof.

Intercompany Mortgaged Property means each Real
Property designated on Schedule 1.1(a)(iii) as to which the party which is the creditor under any Intercompany Loan shall be granted a Lien pursuant to an Intercompany Mortgage in accordance with the provisions of Section 7.22 and each additional Real Property as to which such creditor shall be granted a Lien pursuant to an Intercompany Mortgage delivered pursuant to Section 7.15.

Intercompany Notes-see the definition of Intercompany
Loan.

Intercompany Security Agreement means each security agreement providing for a pledge of property with respect to the Intercompany Loans executed and delivered by each Foreign Loan Party in accordance with the requirements of this Agreement and in form and substance reasonably satisfactory to the Agents and the Required Lenders and conforming to the requirements of local law.

Intercompany Security Agreement Collateral means all property and assets pledged as collateral, or in respect of which a security interest or other Lien is granted or attaches, under the Intercompany Security Agreements.

Intercompany Security Documents means each of the Intercompany Guarantees, the Intercompany Security Agreements, the Intercompany Mortgages and any other documents utilized to pledge to the secured parties contemplated thereby any other property as collateral to secure the obligations of the pledgor thereunder.

Interest Coverage Ratio means, for any Test Date, the ratio of: (a) EBITDA for the four fiscal quarters ending on such Test Date to (b) Interest Expense for the four fiscal quarters ending on such Test Date (which Interest Expense shall be calculated on a pro forma basis for the Transactions as if they had occurred at the beginning of the relevant four quarter period for any Test Date prior to April 30, 2002).

Interest Expense means, for any period, the consolidated interest expense of the Companies for such period on Indebtedness (including all imputed interest on Capital Leases, capitalized interest, fees, charges and commissions on letters of credit and net costs under Swap Contracts, but excluding (i) amortization of fees and expenses in connection with this Agreement and the transactions contemplated by the foregoing, (ii) amortization in connection with Swap Contracts,
(iii) expenses relating to the sale or discount of receivables permitted by Section 8.20, (iv) interest expense on deferred compensation or customer deposits and (v) in the event of the consummation of a Permitted Receivables Transaction, an amount equal to the interest (or other fees in the nature of interest or discount accrued and paid or payable in cash for such period) on such Permitted Receivables Transaction); provided, however, that interest expense shall give effect to any currency exchange agreements which have the effect of con-verting the currency in which the related Loan is payable.

Interest Payment Date means (a) as to any ABR Loan, the last Business Day of each fiscal quarter and (b) as to any LIBOR Loan, the last day of each Interest Period applicable to such Loan; provided, however, that if any Interest Period for a LIBOR Loan exceeds three months, the date that falls each successive three months after the beginning of such Interest Period also shall be an Interest Payment Date.

Interest Period means, as to any LIBOR Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which such Loan is converted into or continued as a LIBOR Loan, as applicable, and ending on the date one, two, three or six months thereafter as selected by the Applicable Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be; provided, how-ever, that:
 (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;
(ii) any Interest Period for a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii) no Interest Period for any Revolving Loan shall extend beyond the scheduled Termination Date and no Interest Period with respect to any Term Loan shall extend beyond the date when principal is due with respect to such Term Loan unless, after giving effect thereto, the aggregate principal amount of the Term Loans having Interest Periods that end after such date shall be equal to or less than the aggregate principal amount of the Term Loans scheduled to be outstanding after giving effect to the payments of principal required to be made on such date.

Interest Rate Certificate means an officers' certificate substantially in the form of Exhibit J, delivered pursuant to subsection 7.2(b), demonstrating in reasonable detail the calculation of the Total Leverage Ratio as of the last day of the subject period.

Inventory means all of the inventory of the Companies, whether now existing or existing in the future, including, without limitation: (i) all raw materials, work in process, parts, components, assemblies, supplies and materials used or consumed in their business, (ii) all goods, wares and merchandise, finished or unfinished, held for sale or lease or leased or furnished or to be furnished under contracts of service, and (iii) all goods returned or repossessed by any Company.

Investment - see Section 8.4.

IRS means the United States Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

Issuance Date - see subsection 3.1(a).

Issue means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms Issued, Issuing and Issuance have corresponding meanings.

Judgment Currency - see Section 11.17.

L/C Advance means each L/C Lender's participation in any L/C Borrowing in accordance with its Pro Rata Share.

L/C Amendment Application means an application form for amendment of outstanding standby or commercial documentary letters of credit as shall at any time be in use by the applicable L/C Lender, as the L/C Lender shall request.

L/C Application means an application form for issuances of standby or commercial documentary letters of credit as shall at any time be in use by the applicable L/C
Lender, as the L/C Lender shall request.

L/C Borrowing means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing of Revolving Loans under subsection 3.3(b).

L/C Commitment means the commitment of the L/C Lender to Issue Letters of Credit from time to time Issued or outstanding under Article III, in an aggregate Dollar Equivalent amount not to exceed on any date an amount equal to the lesser of U.S. $20,000,000 and the amount of the combined Commitments of all L/C Lenders; it being understood that the L/C Commitment is a part of the combined Revolving Commitments of all L/C Lenders, rather than a separate, independent com-mitment.

L/C Lender means (i) other than with respect to the Existing Letters of Credit, The Bank of Nova Scotia or such other Lender or Lenders selected by the Paying Agent and reasonably satisfactory to U.S. Borrower who agree to act in such capacity to issue Letters of Credit and (ii) with respect solely to the Existing Letters of Credit, KeyBank National Association.

L/C Obligations means at any time the sum of (a) the aggregate undrawn Dollar Equivalent amount of all Letters of Credit then outstanding, plus (b) the Dollar Equivalent amount of all outstanding L/C Borrowings.

L/C-Related Documents means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of the applicable L/C Lender's standard form documents for letter of credit issuances.

Lead Arranger - see the introduction to this Agreement.

Lease means any lease, sublease, franchise agreement, license (excluding licenses of personal property), occupancy or concession agreement.

Lender - see the introduction to this Agreement;
Lender shall include the L/C Lender and the Swing Line Lender.

Lending Office means, as to any Lender, the office or offices of such Lender (or, in the case of any Offshore
Currency Loan, of an Affiliate of such Lender) specified to the Paying Agent and the Borrowers as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office," as the case may be.

Letter of Credit means (i) other than with respect to the Existing Letters of Credit, any letter of credit (whether a standby letter of credit or a commercial documentary letter of credit) Issued by an L/C Lender pursuant to Article III and
(ii) the Existing Letters of Credit.

LIBO Rate shall mean, with respect to any LIBOR Loan for any Interest Period therefor, the rate per annum determined by the Paying Agent to be the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in the Applicable Currency of such Loan with a term comparable to such Interest Period that appears on the Dow Jones Market Screen 3750 (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period (as adjusted for maximum statutory reserves (if applicable)); provided, however, that
(i) if no comparable term for an Interest Period is available, the LIBO Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Dow Jones Market Screen 3750, "LIBO Rate" shall mean, with respect to each day during each Interest Period per-taining to LIBOR Loans comprising part of the same borrowing, the rate per annum equal to the rate at which the Paying Agent is offered deposits in such Applicable Currency at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such LIBOR Loan to be outstanding during such Interest Period. "Dow Jones Market Screen 3750" shall mean the display designated as Page 3750 on the Dow Jones Market Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit markets).

LIBOR Loan means any Loan that bears interest based on the LIBO Rate.

Lien means any security interest, mortgage, deed of trust, deed to secure debt, deed of hypothec, debenture, pledge, claim, hypothecation, assignment for security, charge or deposit arrangement, preferential arrangement in the nature of security or lien (statutory or other), or other encumbrance of any kind in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement).

Loan means a Credit Extension by a Lender to either
Borrower under Article II or Article III, which may be a Term
Loan, a Revolving Loan, a Swing Line Loan or an L/C Advance.

Loan Parties means the Domestic Loan Parties and the
Foreign Loan Parties.

Losses means as to any Person, the losses, liabilities, claims (including those based upon negligence, strict or absolute liability and liability in tort), damages, expenses, obligations, penalties, actions, judgments, Liens, penalties, fines, suits, costs or disbursements of any kind or nature whatsoever (including Attorney Costs in connection with any Proceeding commenced or threatened, whether or not such Person shall be designated a party thereto) at any time (including following the payment of the Obligations and/or the termination of the Commitments hereunder) incurred by, imposed on or asserted against such Person.

Margin Stock means "margin stock" as such term is defined in Regulation T, U or X of the FRB.

Material Adverse Change means, with respect to any Person, a material adverse change or any condition or event that would reasonably be expected to result in a material adverse change in the business, operations, financial condition, liabilities (contingent or otherwise) or prospects of such Person, together with its Subsidiaries taken as a whole.

Material Adverse Effect means, as of any date of determination, (a) any event, circumstance, occurrence or condition which has caused (or would reasonably be expected to cause) a material adverse effect, or any condition or event that has resulted or could reasonably be expected to result in a material adverse effect, on the business, operations, financial condition, liabilities (contingent or otherwise) or prospects of the Companies taken as a whole, (b) any event, circumstance, occurrence or condition which has caused (or would reasonably be expected to cause) a material adverse effect on the ability of the Loan Parties to consummate in a timely manner the Transactions or to perform any of their material obligations under any Credit Document or (c) any event, circumstance, occurrence or condition which has caused (or would reasonably be expected to cause) a material adverse effect on the legality, binding effect or enforceability of any Credit Document or any of the material rights and remedies of any Creditor thereunder or the legality, priority or enforceability of the Liens granted under the Security Documents on a material portion of the Collateral or the value of the Collateral.

Minimum Loan means, in respect of Loans comprising part of the same Borrowing, or to be converted or continued under Section 2.4, (a) in the case of ABR Loans, U.S. $10,000,000 or a higher integral multiple of U.S. $1,000,000; (b) in the case of LIBOR Loans that are Dollar Term A Loans or Term B Loans, U.S. $10,000,000 or a higher integral multiple of U.S. $1,000,000; (c) in the case of LIBOR Loans that are Euro Term A Loans, Euro 10,000,000 or a higher integral multiple of Euro 1,000,000; (d) in the case of Revolving Loans that are LIBOR Loans (other than Revolving Loans made in Euros), a minimum Dollar Equivalent amount of U.S. $10,000,000 or a higher integral multiple of the Dollar Equivalent amount of U.S. $1,000,000; (e) in the case of Revolving Loans made in Euros, a minimum of Euro 10,000,000 and an integral multiple of Euro 1,000,000; and (f) in the case of Revolving Loans made in any Applicable Currency other than U.S. Dollars or Euros, a minimum of 10,000,000 of the applicable unit and an integral multiple of 1,000,000 of the applicable unit.

Moody's means Moody's Investors Service, Inc. and its successors.

Mortgage means any Domestic Mortgage, Foreign
Mortgage or Intercompany Mortgage.

Mortgaged Property means each Domestic Mortgaged
Property, Foreign Mortgaged Property or Intercompany Mortgaged
Property.

Multiemployer Plan means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any ERISA Entity is then making or accruing an obligation to make contributions, (ii) to which any ERISA Entity has within the preceding five plan years made contributions, including any Person which ceased to be an ERISA Entity during such five year period, or (iii) with respect to which a Company could incur liability.

NAIC means the National Association of Insurance Com-missioners.

Net Award means the proceeds of any condemnation award or payment payable in respect of any Taking, less the amount of any expenses incurred in litigating, arbitrating, compromising or settling any claim arising out of such taking.

Net Cash Proceeds means
(a) with respect to any Asset Sale, the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable, liquidation or payment of any Investment permitted by subsection 8.4(d), reserve for adjustment or otherwise, but only as and when received) received by any Company pursuant to such Asset Sale, net of (i) the direct and indirect costs relating to such Asset Sale (including sales commissions and legal, accounting and investment banking fees), (ii) taxes, fees, impositions and recording charges paid or payable as a result thereof (after taking into account any tax credits or deductions taken in connection with such Asset Sale and any tax sharing arrangements), (iii) amounts applied to the repayment of any Indebtedness secured by a Lien on the asset subject to such Asset Sale (other than the Obligations), (iv) liabilities of the entity, or relating to the business or assets, sold, transferred or otherwise disposed of which are retained by any Company, (v) amounts required to be paid to any Person (other than any Company) owning a beneficial interest in the assets subject to the Asset Sale, (vi) appropriate amounts to be provided by any Company as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by any Company after such Asset Sale (but upon reversal of such reserve, any amount so reserved shall thereupon be Net Cash Proceeds), and (vii) in the case of any Permitted Receivables Transaction, any escrowed or pledged cash proceeds which effectively secure, or are required to be maintained as reserves by the applicable Receivables Co. for, the obligations of any Company under such Permitted Receivables Transaction;

(b) with respect to any issuance of equity securities or Indebtedness, the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable, reserve for adjustment or otherwise, but only as and when received) received by U.S. Borrower or any of its Subsidiaries pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriter's commissions and legal, accounting and investment banking fees) and net of, in the case of any Permitted Receivables Transaction, any escrowed or pledged cash proceeds which effectively secure, or are required to be maintained as reserves by the applicable Receivables Co. for, the Indebtedness of any Company in respect of such Permitted Receivables Transaction; and

(c) with respect to any Taking, Destruction, or loss of title to all or a portion of any Mortgaged Property, the Net Award, Net Proceeds or title insurance proceeds (net of any reasonable costs incurred to recover such title insurance proceeds), as applicable, resulting therefrom, to be applied as Net Cash Proceeds under this Agreement pursuant to the provisions of the Mortgages; provided, however, such amounts have not been applied to restore or rebuild the Mortgaged Property so Taken or De-stroyed as permitted or required by the applicable Mortgage and this Agreement.

If any Company receives Net Cash Proceeds in currency other than U.S. Dollars, the Dollar Equivalent amount thereof shall be determined as of the earlier of (i) the date on which such Net Cash Proceeds are required to be applied to prepayments under Section 2.7 and (ii) the date on which such Net Cash Proceeds are converted into the currency in which any such prepayment will be required.

Net Proceeds means the proceeds of any insurance payable in respect of any Destruction, less the amount of any expenses incurred in litigating, arbitrating, compromising or settling any claim arising out of such Destruction.

Non-Bank Certificate - see subsection 4.1(e)(i).

Notes means the Revolving Notes, the Swing Line Notes and the Term Notes, and Note means any of them.

Notice of Borrowing means a notice in substantially the form of Exhibit A.

Notice of Conversion/Continuation means a notice substantially in the form of Exhibit B.

Obligations means all advances, debts, liabilities, obligations, guarantees, covenants and duties arising under (i) any Credit Document or (ii) any Swap Contract which relates to the Loans if such Swap Contract was entered into with a Lender or an Affiliate of a Lender, owing by any Loan Party to any Lender, any Co-Agent or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, or now existing or hereafter arising.

Officers' Certificate shall mean, as applied to any corporation, a certificate executed on behalf of such corporation by its Chairman of the Board (if an officer) or its President or one of its Vice Presidents and by its Chief Financial Officer or its Treasurer or, in the case of Foreign Subsidiaries, officers or persons performing comparable functions. Each Officers' Certificate with respect to the compliance with a condition precedent or agreement hereunder shall include (i) a statement that the signers have read such condition or agreement and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is rea-sonably necessary to enable them to express an opinion as to whether or not such condition or agreement has been complied with, and (iii) a statement as to whether, in the opinion of the signers, based upon such examination or investigation, such condition or agreement has been complied with.

Offshore Currency means at any time Euros, pounds sterling or any Agreed Alternative Currency.

Offshore Currency L/C Obligation means any L/C
Obligation denominated in an Offshore Currency.

Offshore Currency Letter of Credit means any Letter of Credit denominated in an Offshore Currency.

Offshore Currency Loan means any LIBOR Loan de-nominated in an Offshore Currency.

Offshore Currency Revolving Loan means any Revolving
Loan denominated in an Offshore Currency.

Offshore U.S. Dollar Loan means any LIBOR Loan denominated in U.S. Dollars.

Organization Documents means (i) for any corporation, the certificate or articles of incorporation or association, the bylaws, any unanimous shareholder agreement or declaration, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement or voting trust agreement, and all applicable resolutions of the Board of Directors (or any committee thereof) of such corporation and all other documents of a comparable nature, (ii) for any partnership, its partner-ship agreement, its certificate of partnership and all other documents of the nature previously described in clause (i) as to a corporation and (iii) for any other entity, its organizational or governing documents and all other documents of the nature previously described in clause (i) as to a corporation.

Other Taxes - see subsection 4.1(g).

Overnight Rate means, for any Loan for any day, the rate of interest per annum at which overnight deposits in the Applicable Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by the Paying Agent's London Branch to major banks in the London or other applicable offshore interbank market. The Overnight Rate for any day which is not a Business Day shall be the Overnight Rate for the preceding Business Day.

Participant - see subsection 11.8(d).

Paying Agent - see the introduction to this Agreement.

PBGC means the United States Pension Benefit Guaranty
Corporation or any successor thereto.

Pension Plan means an employee pension benefit plan
(other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by any ERISA Entity or with respect to which a Company could incur liability.

Permitted Investors means (i) All Life Foundation,
John C. Dempsey Trust, Naomi A. Coyle Trust, Michael H.
Dempsey, Michael H. Dempsey Living Trust, Naomi C. Dempsey Charitable Lead Annuity Trust, Naomi C. Dempsey, Naomi C. Dempsey Living Trust, Patricia M. Dempsey, Patricia M. Dempsey Living Trust, Judith D. Hook, Judith D. Hook Living Trust, Mary
T. McAlpin, Mary T. McAlpin Living Trust, Mary T. McAlpin Charitable Remainder Annuity Trust, John McNamara, Virginia D. Ragan and Virginia D. Ragan Living Trust; (ii) the spouses, heirs, legatees, descendants and blood relatives to the third degree of consanguinity of any person in clause (i); (iii) the executors and administrators of the estate of any such person, and any court appointed guardian of any person in clause (i) or
(ii); and (iv) any trust, family partnership or similar investment entity for the benefit of any such person referred to in the foregoing clause (i) or (ii) or any other persons (in-cluding for charitable purposes), so long as one or more members of the group consisting of the Permitted Investors have the exclusive or a joint right to control the voting and disposition of securities held by such trust, family partner-ship or other investment entity.

Permitted Liens - see Section 8.1.

Permitted Receivables Transaction means any transaction providing for the sale or financing of Accounts (other than between the Companies); provided, however, that any such transaction shall be consummated (a) on terms reasonably acceptable to the Required Lenders, and (b) pursuant to documentation in form and substance reasonably satisfactory to the Required Lenders, as evidenced by their written approval thereof.

Person means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmen-tal Authority.

Plan means an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by any ERISA Entity or with respect to which a Company could incur liability.

Pledged Securities means all the Equity Interests described in Schedule 1.1(d), and each additional Equity
Interest as to which the Paying Agent is granted a Lien pursuant to any Security Document.

Prior Liens means Liens which pursuant to the provisions of any Security Document are or may be superior to the Liens of such Security Document.

Proceeding means any claim, action, judgment, suit, dispute, hearing, governmental investigation, arbitration (to the extent binding on any Company) or proceeding (to the extent known to any Company), including by or before any Governmental
Authority.

Pro Rata Share means as to any Lender in respect of any Facility at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of (a) prior to termination of the Commitments in such Facility, (i) such Lender's Commitment in such Facility divided by (ii) the combined Commitments of all Lenders in such Facility, or (b) after termination of the Commitments in such Facility, (i) the aggregate outstanding principal Dollar Equivalent amount of such Lender's Loans under such Facility, plus (in the case of the Revolving Facility) (without duplication) the participation of such Lender in the aggregate Effective Amount of all L/C Obligations and the outstanding amount of all Swing Line Loans, divided by (ii) the aggregate Dollar Equivalent of the principal amount of all Loans outstanding under such Facility, plus (in the case of the Re-volving Facility) (without duplication) the Effective Amount of all L/C Obligations.

Qualified Subsidiary means any Domestic Loan Party other than U.S. Holdco and Soterra LLC.

Rating Date means the date on which the Credit
Facilities achieve a rating of not less than BBB- by S&P and not less than Baa3 by Moody's for purposes of Section 7.24(b).

Real Property means all right, title and interest of any Company (including, without limitation, any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Company together with, in each case, all buildings, structures, fixtures and improvements located or erected thereon from time to time, easements, hereditaments and appurtenances incident, belonging or pertaining thereto.

Real Property Disclosure Requirements means any federal, state, local or foreign laws requiring notification of the buyer or mortgagee of real property, or notification, registration or filing to or with any Governmental Authority, prior to the sale or mortgage of any real property or transfer of control of an establishment, of the actual or threatened presence or Release into the environment, or the use, disposal or handling of Hazardous Materials on, at, under or near the real property to be sold or mortgaged or the establishment of which control is to be transferred.

Receivables Co. means any special purpose Wholly-
Owned Subsidiary of U.S. Borrower organized after the Effective
Date (or such other Person reasonably agreed to by the Required
Lenders) that purchases Accounts generated by any Company in connection with a Permitted Receivables Transaction.

Refinanced Indebtedness means the Indebtedness of the Loan Parties outstanding as of the Effective Date immediately before giving effect to the Refinancing and set forth on
Schedule 1.1(e).

Refinancing means the repayment by the Loan Parties of the Refinanced Indebtedness.

Register - see Section 7.20.

Reimbursement Obligations shall mean, at any time, the obligations of the Borrowers then outstanding, or that may thereafter arise in respect of all Letters of Credit then outstanding, to reimburse amounts paid by the applicable L/C Lender in respect of any drawings under a Letter of Credit issued for the account of such Borrower.

Release means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the indoor or outdoor environment.

Replacement Lender - see Section 4.8.

Reports - see subsection 6.12(b).

Required Lenders means (a) at any time prior to the Termination Date, Lenders then holding more than 50% of the sum of (i) the then aggregate unused amount of the Commitments of the Lenders, plus (ii) the then aggregate unpaid Dollar Equivalent principal amount of the Loans of the Lenders, plus
(iii) (without duplication) the then aggregate Effective Amount of the L/C Obligations of the Lenders, and (b) otherwise, Lenders then holding more than 50% of the sum of (i) the then aggregate unpaid Dollar Equivalent principal amount of the Loans of the Lenders, plus (ii) (without duplication) the then aggregate Effective Amount of the L/C Obligations of the Lenders. For purposes of clauses (a) and (b), (x) the principal amount of each Revolving Lender's Loans shall be deemed to be (i) in the case of any Revolving Lender other than the Swing Line Lender, increased by such Revolving Lender's participations in the Swing Line Loans pursuant to Section 2.19 (whether funded or unfunded), except to the extent such Revolving Lender shall not have funded such participations as required pursuant to Section 2.19, and (ii) in the case of the Swing Line Lender, decreased by the amount of the participations of all other Revolving Lenders in its Swing Line Loans (whether funded or unfunded), except to the extent any such other Revolving Lender shall not have funded such participations as required pursuant to Section 2.19) and (y) the Effective Amount of the L/C Obligations of each Revolving Lender shall be the amount of the participation of such Lender in aggregate Effective Amount of all L/C Obligations. For purposes of determining whether the Required Lenders have approved any amendment, waiver or consent or taken any other action hereunder, the Dollar Equivalent amount of all Offshore Currency Loans shall be calculated on the date immediately preceding the date such amendment, waiver or consent is to become effective or such action is to be taken.

Required Lenders of the Affected Tranche means (i) at any time prior to the Closing Date, Lenders holding more than 50% of the aggregate amount of the Commitments of the Lenders of the applicable Term Loan Facility which would be adversely affected by any amendment, waiver or consent contemplated by clause (6)(x) of the proviso to subsection 11.1(a)(v), and
(ii) at any time after the Closing Date, Lenders holding more than 50% of the aggregate amount of the outstanding Loans of the Lenders of the applicable Term Loan Facility which would be adversely affected by any amendment, waiver or consent contemplated by clause (6)(x) of the proviso to subsection 11.1(a)(v).

Required Revolving Lenders means (a) at any time prior to the Termination Date, Revolving Lenders then holding more than 50% of the sum of (i) the then aggregate Available Revolving Commitments of all Revolving Lenders, plus (ii) the then Aggregate Outstanding Revolving Credit of all Revolving Lenders, and (b) otherwise, Revolving Lenders then holding more than 50% of the then Aggregate Outstanding Revolving Credit of all Revolving Lenders. For purposes of determining whether the Required Revolving Lenders have approved any amendment, waiver or consent or taken any other action hereunder, the Dollar Equivalent amount of all Offshore Currency Loans shall be calculated on the date immediately preceding the date such amendment, waiver or consent is to become effective or such action is to be taken.

Requirement of Law means, as to any Person, any law
(statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

Responsible Officer means the chief executive officer, the chief financial officer, the president or any vice-president of the Applicable Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer, the treasurer or controller of the Applicable Borrower, or any other officer having substantially the same authority and responsibility.

Restoration has the meaning assigned to that term in each Mortgage.

Restricted Payment - see Section 8.13.

Revolving Commitment - see subsection 2.1(b).

Revolving Facility means the revolving multicurrency credit facility in an aggregate principal amount equal to the Dollar Equivalent of U.S. $150,000,000 with a letter of credit subfacility and a swing line subfacility provided hereunder as set forth in Sections 2.16 and 3.1.

Revolving Lender means a lender having a Revolving
Commitment or a Swing Line Commitment or holding a Revolving
Loan or a participation in an L/C Advance.

Revolving Loan - see subsection 2.1(b).

Revolving Loan Maturity Date means February 28, 2006.

Revolving Note or Revolving Notes - see subsec-tion 2.2(d).

Same Day Funds means (i) with respect to disbursements and payments in U.S. Dollars, immediately available funds, and (ii) with respect to disbursements and payments in an Offshore Currency, same day or other funds as may be determined by the Paying Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Offshore Cur-rency.

SEC means the United States Securities and Exchange
Commission, or any Governmental Authority succeeding to any of its principal functions.

Secured Parties has the meaning specified in the Se-curity Documents.

Security Documents means each of the Domestic
Security Documents, the Foreign Security Documents, all UCC or other financing statements or instruments of perfection required by this Agreement or any other security document described in this definition to be filed and any other documents utilized to pledge to the Paying Agent, for the benefit of the secured parties contemplated thereby, any other property as collateral for the Obligations and prior to the date of Contribution, the Intercompany Security Documents.

S&P means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., and its successors.

Significant Subsidiary means, at any date of determination, (a) any Subsidiary that, together with its Subsidiaries (i) for the most recent fiscal quarter of U.S. Borrower accounted for more than 5.0% of the consolidated revenues of U.S. Borrower and its Subsidiaries or (ii) as of the end of such fiscal quarter, owned more than 5.0% of the consolidated assets of U.S. Borrower and its Subsidiaries, all as set forth on the consolidated financial statements of U.S. Borrower for such quarter prepared in conformity with GAAP and
(b) any Subsidiary which, when aggregated with all other Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (e), (f) or (g) of Section 9.1 has occurred, would constitute a Significant Subsidiary under clause (a) of this definition.

Solvent and Solvency means, for any Person on a particular date, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts and liabilities beyond such Person's ability to pay as such debts and liabilities mature, (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's Property would constitute an unreasonably small capital and
(e) such Person is able to pay its debts as they become due and payable.

Soterra LLC means Soterra LLC, a Delaware limited liability company and a Wholly-Owned Subsidiary of U.S.
Borrower.

Soterra Guarantee means the guarantee agreement substantially in the form of Exhibit N entered into and delivered by Soterra LLC.

Specified Company and Specified Companies - see subsection 9.1(e).

Spot Rate means, with respect to any Applicable
Currency, at any date of determination thereof, the spot rate of exchange with respect to U.S. Dollars for such date in London that appears on the display page applicable to such Applicable Currency on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the spot rate of exchange in London); provided, however, that if there shall at any time no longer exist such a page or a relevant spot rate is not shown on such service, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Paying Agent and if no such similar rate publishing service is available by reference to the published rate of the Paying Agent in effect at such date for similar commercial transactions.

Subsidiary of a Person means any corporation, association, partnership, limited liability company, joint venture, business trust or other business entity of which more than 50% of the voting stock, membership interests or other equity interests are owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof. Notwithstanding the foregoing, any joint venture or other entity which is not majority-owned by, but is controlled (by contract or otherwise) by, any Company shall be deemed to be a Subsidiary of U.S. Borrower. Unless the context otherwise clearly requires, refer-ences herein to a "Subsidiary" refer to a Subsidiary of U.S. Borrower. The term Subsidiary shall also include any Person to become a Subsidiary pursuant to the Van Leer Acquisition. In no event shall the term "Subsidiary" include CorrChoice. Any joint venture or other Person that is majority-owned, but is not controlled (by contract or otherwise), by any Company shall not be deemed to be a Subsidiary of U.S. Borrower.

Subsidiary Borrower - see the introduction to this Agreement.

Supermajority Lenders of the Affected Tranche means
(i) at any time prior to the Closing Date, Lenders holding more than 66-2/3% of the aggregate amount of the Commitments of the Lenders of the applicable Term Loan Facility which would be adversely affected by any amendment, waiver or consent contemplated by clause (6)(y) of the proviso to subsection 11.1(a)(v), and (ii) at any time after the Closing Date, Lenders holding more than 66-2/3% of the aggregate amount of the outstanding Loans of the Lenders of the applicable Term Loan Facility which would be adversely affected by any amendment, waiver or consent contemplated by clause (6)(y) of the proviso to subsection 11.1(a)(v).

Substitute Lender - see Section 2.22.

Surety Instruments means all letters of credit
(including standby and commercial), banker's acceptances, bank guaranties, surety bonds and similar instruments.

Survey means a survey of any Mortgaged Property (and all improvements thereon): (i) prepared by a surveyor or engineer licensed to perform surveys in the state, province or country where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within the six months prior to such date (or such earlier date as shall be reasonably acceptable to the Lead Arranger) of delivery any material exterior construction on the site of such Mortgaged Property, in which event such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, (iii) certified by the surveyor (in a manner reasonably acceptable to the Lead Arranger) to the Paying Agent and the Title Company, and (iv) in the case of each Domestic Mortgaged Property, complying in all material respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey; provided, however, that such survey is in a form sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) and issue a survey and comprehensive endorsement with respect to such Mortgaged Property and, in the case of each Foreign Mortgaged Property or Intercompany Mortgaged Property, in form and substance reasonably acceptable to the Lead Arranger.

Swap Contract means any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swaption, currency option or any other, similar agreement (including any option to enter into any of the foregoing).

Swing Line Commitment means the commitment of the Swing Line Lender to make Swing Line Loans hereunder in an aggregate Dollar Equivalent amount not to exceed on any date an amount equal to the lesser of U.S. $30,000,000 and the amount of the Commitments of the Swing Line Lender, it being understood that the Swing Line Commitment is a part of the Revolving Commitments rather than a separate independent commit-ment.

Swing Line Lender means The Bank of Nova Scotia.

Swing Line Loan - see Section 2.16.

Swing Line Note or Swing Line Notes - see subsection 2.2(d).

Syndication Agent - see the introduction to this Agreement.

Taking means any taking of the Collateral or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, general or special, or by reason of the temporary requisition of the use of the Collateral or any portion thereof, by any Governmental Authority, civil or military.

Tax Returns means all returns, declarations, reports, estimates, information returns, statements and forms or other documents (including any related or supporting information) required to be filed in respect of any Taxes.

Taxes means (i) any and all present or future income, stamp, documentary, excise, property or other taxes, levies, imposts, duties, deductions, charges, fees or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all liabilities with respect thereto (including any interest, penalties, additions to tax and expenses), including any present or future Taxes or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Credit Document and
(ii) all transferee, successor, joint and several or contractual liability (including, without limitation, liability pursuant to Treas. Reg. 1.1502-6 (or any similar state, local or foreign provisions)) in respect of any items described in clause (i).

Term A Loans means the Dollar Term A Loans and the
Euro Term A Loans.

Term B Commitment means a Lender's commitment to make a Term B Loan hereunder.

Term B Facility means the term loan facility in an aggregate principal amount of U.S. $400,000,000.

Term B Lender means a lender having a Term B Loan.

Term B Loan - see subsection 2.1(a)(iii).

Term B Note or Term B Notes - see subsection 2.2(d).

Term Loan Commitments means the Dollar Term A
Commitments, the Euro Term A Commitments and the Term B
Commitments of all the Lenders having such commitments.

Term Loan Facilities means the Dollar Term A
Facility, the Euro Term A Facility and the Term B Facility.

Term Loans means the loans made under the Term Loan
Facilities.

Term Notes means the Dollar Term A Notes, the Euro
Term A Notes and the Term B Notes.

Termination Date means the earlier to occur of
(i) the date 30 Business Days prior to the Revolving Loan
Maturity Date and (ii) the date on which the Revolving
Commitments are terminated or reduced to zero pursuant to Sec-tion 2.6 or Section 9.2.

Test Date means, for any Financial Maintenance
Covenant, the last day of each fiscal quarter of U.S. Borrower included within any period set forth in the table for such Financial Maintenance Covenant.

Test Period means each period of four full consecutive fiscal quarters most recently ended and for which financial statements are or are required to be available.

Timber Assets means the timber and all Real Property described on Schedule 1.1(f) and any timberlands purchased solely using the proceeds from the sale of timber or the disposition of other timberlands or acquired in exchange for such Real Property, provided that "Timber Assets" shall not include timber solely for purposes of subsection 8.2(l).

Timber Sale Gains means, for any period, gains properly classified as "Gain on Timber Sales" in the audited financial statements of the Companies for the fiscal year then ended or in the unaudited financial statements for the fiscal quarter then ended;

Title Company means Chicago Title Insurance Company or such other title insurance or abstract company as shall be retained by U.S. Borrower and reasonably acceptable to the Lead
Arranger.

Total Assets means at any date total assets of U.S.
Borrower as shown in the most recent audited financials of U.S.
Borrower prepared in conformity with GAAP.

Total Leverage Ratio means, as of the last day of any fiscal quarter, the ratio of: (a) the sum of (i) total consolidated Indebtedness of U.S. Borrower and the Subsidiaries less Cash and Cash Equivalents as of such day, plus
(ii) without duplication of amounts included in clause (i), an amount equal to the aggregate cash proceeds received by any Company from an unrelated third party (net of amounts repaid) from the financing pursuant to any Permitted Receivables Transaction of Accounts which are outstanding at such Test Date, to (b) EBITDA for the Test Period ending on such day. Calculations under clause (i) or under clause (ii) of this definition shall be reduced by any escrowed or pledged cash proceeds which effectively secure the Indebtedness or the obligations of any Company under such Permitted Receivables Transaction to the extent not already deducted in the calculation of total consolidated Indebtedness.

Transaction Documents means the Van Leer Acquisition
Documents, the Intercompany Loan Documents and each other document (other than the Credit Documents) relating to the Transactions including all appendices, annexes, schedules, attachments and exhibits to any such document.

Transactions means the making of the Loans hereunder on the Closing Date, the Van Leer Acquisition, the Refinancing, and the making of Intercompany Loans from the proceeds of the Loans on the Closing Date.

Trigger Date means the first date after the Closing
Date on which U.S. Borrower delivers financial statements pursuant to Section 7.1 and a computation of the Total Leverage
Ratio for the first fiscal quarter ended at least six months after the Closing Date pursuant to Section 7.2.

Type of Loan means an ABR Loan or a LIBOR Loan, as the case may be.

UCC means the Uniform Commercial Code as in effect in the applicable jurisdiction.

Unfunded Pension Liability means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA over the fair market value of such Plan's assets (including all accrued contributions required to be made to the Plan in respect of the applicable plan year), determined in accordance with the actuarial assumptions used for funding such Plan pursuant to Section 412 of the Code for the applicable plan year.

Unmatured Event of Default means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

U.S. Borrower - see the introduction to this Agree-ment.

U.S. Borrower Guarantee and Security Agreement means the guarantee and security agreement substantially in the form of Exhibit E entered into and delivered by U.S. Borrower.

U.S. Borrower Security Agreement Collateral means all
"Pledged Collateral" as defined in the U.S. Borrower Guarantee and Security Agreement.

U.S. Dollars and U.S.$ each mean lawful money of the United States.

U.S. Federal Funds Rate means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, however, that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate quoted to the Paying Agent on such Business Day on such transactions by three federal funds brokers of recognized standing, as determined by the Paying Agent.

U.S. Holdco means Greif US Holdings Inc., a Nevada corporation and a wholly owned Subsidiary of U.S. Borrower.

Van Leer means Royal Packaging Industries Van Leer
N.V., a public company with limited liability organized under the laws of The Netherlands.

Van Leer Acquisition means the acquisition by U.S.
Borrower and certain of its Subsidiaries of all the capital stock of Van Leer pursuant to the Van Leer Acquisition
Agreement.

Van Leer Acquisition Agreement means the Share
Purchase Agreement among Huhtamaki Van Leer Oyj, a company incorporated under the laws of Finland, as seller, and U.S.
Borrower, as purchaser, dated as of October 27, 2000 and amended as of January 5, 2001 and as of February 28, 2001.

Van Leer Acquisition Documents means the documents listed in Schedule 1.1(g), in each case as in effect on the Closing Date and as amended and in effect from time to time in accordance with Section 8.18.

Van Leer Acquisition Transactions means the Van Leer
Acquisition and the other transactions contemplated hereby and thereby to be effected in connection therewith on or about the Closing Date.

Wholly-Owned Subsidiary means, for any Person, any corporation in which (other than directors' qualifying shares or other shareholdings required by law) 100% of the Equity Interests of each class having ordinary voting power, and 100% of the capital stock of each other class, at the time as of which any determination is being made, are owned, beneficially and of record, by such Person, or by one or more of the other Wholly-Owned Subsidiaries, or a combination thereof.

Withdrawal Liability means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

1.2. Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words "hereof," "herein," "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Article, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

   (ii)  The term "including" is not limiting and means
"including without limitation."

   (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means
"from and including"; the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

(d)      Unless otherwise expressly provided herein,
(i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Credit Document, and
(ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f) This Agreement and other Credit Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(g) This Agreement and the other Credit Documents are the result of negotiations among and have been reviewed by counsel to the Co-Agents, the Borrowers and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or any Co-Agent merely because of a Co-Agent's or Lender's involvement in their preparation.

(h) The words "properties" or "assets" refer to any right, title or interest in, to or under property or assets of any kind whatsoever, whether real, personal or mixed, and whether tangible or intangible and including any Equity
Interests of any Person.

1.3.	Accounting Principles.  (a)  Unless the context
otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied; provided, however, that if U.S. Borrower notifies the Lead Arranger that the Borrowers wish to amend any covenant in Article VIII to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Lead Arranger notifies U.S. Borrower that the Required Lenders wish to amend Article VIII for such purpose), then U.S. Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner reasonably satisfactory to U.S. Borrower and the Re-quired Lenders.

    (b)	References herein to "fiscal year" and "fiscal
quarter" refer to such fiscal periods of U.S. Borrower.

1.4. Currency Equivalents Generally. For all purposes of any Loan or other Credit Extension made pursuant to this Agreement (but not for purposes of the preparation of any financial statements delivered pursuant hereto), the equivalent in any Offshore Currency or other currency of an amount in U.S. Dollars, and the equivalent in U.S. Dollars of an amount in any Offshore Currency or other currency, shall be determined at the Spot Rate. For purposes of determining compliance with any restriction limited to a Dollar Equivalent amount in this Agreement (other than to the extent relating to any Loan or other Credit Extension under this Agreement), the Dollar Equivalent amount of transactions occurring prior to the date of determination shall be calculated based on the Spot Rate on the date of determination; provided, however, that if such Dollar Equivalent amount shall be exceeded, such restriction shall nonetheless be deemed not violated if such Dollar Equivalent amount of such transactions was calculated based on the relevant currency exchange rate in effect on the date of each such transaction.


                                ARTICLE II

                                THE CREDITS
    2.1.	Amounts and Terms of Commitments and Loans.
(a) (i) Each Dollar Term A Lender severally agrees, on the terms and conditions set forth herein, to make a single loan in U.S. Dollars (each such loan, a "Dollar Term A Loan") on the Closing Date to U.S. Borrower in the amount set forth opposite such Lender's name under the heading "Dollar Term A Commitment" on Schedule 2.1.

     (ii) Each Euro Term A Lender severally agrees, on the terms and conditions set forth herein, to make a single loan in Euros (each such loan, a "Euro Term A Loan") on the Closing Date to U.S. Borrower in the amount in Euros set forth opposite such Lender's name under the heading "Euro Term A Commitment" on Schedule 2.1.

     (iii) Each Term B Lender severally agrees, on the terms and conditions set forth herein, to make a single loan in U.S. Dollars (each such loan, a "Term B Loan") on the Closing Date to U.S. Borrower in the amount set forth opposite such Lender's name under the heading "Term B Commitment" on Schedule 2.1.

    (b)	Each Revolving Lender severally agrees, on the
terms and conditions set forth herein, to make loans in U.S. Dollars and Offshore Currencies to each of the Borrowers (each such loan, a "Revolving Loan") from time to time on any Business Day during the period from the Closing Date to the Termination Date in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name under the heading "Revolving Commitment" on
Schedule 2.1 (such amount, as reduced pursuant to Section 2.6 or changed as a result of one or more assignments under Section
4.8 or 11.8, such Lender's "Revolving Commitment") in such currencies as the Applicable Borrower may request pursuant to subsection 2.3(a) and subsection 2.5(e). The making of Revolving Loans shall be subject to the following limitations:

    (i) Borrowings of Revolving Loans on the Closing
Date shall in no event exceed the Dollar Equivalent amount of U.S. $45,000,000;

    (ii) after giving effect to any Borrowing of Revolving Loans, the aggregate principal Dollar Equivalent amount of all outstanding Revolving Loans, plus the aggregate principal amount of all outstanding Swing Line
Loans, plus (without duplication) the Effective Amount of all L/C Obligations shall not exceed the combined
Revolving Commitments of all Revolving Lenders;

    (iii) after giving effect to any Borrowing of Revolving Loans, the aggregate principal Dollar Equivalent amount of all outstanding Offshore Currency Revolving
Loans, plus (without duplication) the Effective Amount of all L/C Obligations in Offshore Currencies shall not exceed U.S. $75,000,000;

    (iv) the Aggregate Outstanding Revolving Credit of any Revolving Lender shall not at any time exceed such Revolving Lender's Revolving Commitment; and

    (v) at no time shall the aggregate principal Dollar
Equivalent amount of all outstanding Revolving Loans made to Subsidiary Borrower, plus the aggregate principal amount of all outstanding Swing Line Loans made to Subsidiary Borrower, plus (without duplication) the Effective Amount of all L/C Obligations for Letters of
Credit issued for the account of Subsidiary Borrower exceed U.S. $75,000,000.

Any Revolving Loan made under Section 2.18 or Section 3.3 shall be made by each Revolving Lender in an amount equal to its Pro Rata Share of the Revolving Loan made thereunder. Within the limits of each Revolving Lender's Revolving Commitment, and subject to the other terms and conditions hereof, each Borrower may borrow under this subsection 2.1(b), prepay under subsection 2.7(g), and reborrow under this subsection 2.1(b).

    (c)	Amounts borrowed as Term Loans which are repaid
or prepaid may not be reborrowed.

    2.2.	Evidence of Debt; Notes.  (a)  Each Lender shall
maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Applicable Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

    (b)	The Paying Agent shall maintain accounts in
which it shall record (i) the amount of each Loan made hereunder, the class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Applicable Borrower to each Lender hereunder and (iii) the amount of any sum received by the Paying Agent hereunder for the account of the Lenders and each Lender's share thereof.

    (c)	The entries made in the accounts maintained
pursuant to subsection 2.2(a) or subsection 2.2(b) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Paying Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Applicable Borrower to repay the Loans in accordance with the terms of this Agreement.

    (d)	Each Applicable Borrower's obligation to pay the
principal of, and interest on, all the Loans made to it by each Lender shall, if requested by any Lender, be evidenced (i) if a Dollar Term A Loan, by a promissory note substantially in the form of Exhibit H-1, with blanks appropriately completed (each, a "Dollar Term A Note" and, collectively, the "Dollar Term A Notes"), (ii) if a Euro Term A Loan, by a promissory note substantially in the form of Exhibit H-2, with blanks appropriately completed (each, a "Euro Term A Note" and, collectively, the "Euro Term A Notes"), (iii) if a Term B Loan, by a promissory note substantially in the form of Exhibit H-3, with blanks appropriately completed (each, a "Term B Note" and, collectively, the "Term B Notes"), (iv) if a Revolving Loan, by a promissory note substantially in the form of Exhibit H-4, with blanks appropriately completed (each, a "Revolving Note" and, collectively, the "Revolving Notes"), and (v) if a Swing Line Loan, by a promissory note substantially in the form of Exhibit H-5, with blanks appropriately completed (each, a "Swing Line Note" and, collectively, the Swing Line Notes"). Each such Lender shall make appropriate notations on the schedules annexed to the applicable Note of the date, amount and maturity of each applicable Loan made by it and the amount of each payment of principal made by the Applicable Borrower with respect thereto. Each such Lender is irrevocably authorized by the Applicable Borrower to make such notations on the applicable Note and each such Lender's record shall be prima facie evidence of the correctness of the notations thereon; provided, however, that the failure of a Lender to make, or an error in making, a notation on any Note with respect to any Loan shall not limit or otherwise affect the obligations of the Applicable Borrower hereunder or under such Note to such Lender.

    2.3.	Procedure for Borrowings.  (a)  Each Borrowing
(other than of a Swing Line Loan) shall be made upon the Applicable Borrower's irrevocable written notice (or telephonic notice promptly confirmed in writing) delivered to the Paying Agent in the form of a Notice of Borrowing (which notice must be received by the Paying Agent prior to (i) 10:00 a.m. (London, England time), three Business Days prior to the re-quested Borrowing Date, in the case of Offshore Currency Loans;
(ii) 10:00 a.m. (New York City time), three Business Days prior to the requested Borrowing Date, in the case of Offshore U.S. Dollar Loans; and (iii) 10:00 a.m. (New York City time), one Business Day prior to the requested Borrowing Date, in the case of ABR Loans, and in each case not more than five Business Days prior to the requested Borrowing Date) specifying:

    (A)	the amount of the Borrowing, which shall be in
an aggregate amount not less than the Minimum Loan;

    (B)	the requested Borrowing Date, which shall be a
Business Day;

    (C)	the Type of Loans comprising the Borrowing;

    (D) in the case of a Borrowing of LIBOR Loans, the duration of the Interest Period therefor; and

    (E)	in the case of a Borrowing of Offshore Currency
Loans, the Applicable Currency.

    (b)	The Dollar Equivalent amount of any Borrowing of
Offshore Currency Revolving Loans will be determined by the Paying Agent for such Borrowing on the Computation Date therefor in accordance with subsection 2.5(a). Upon receipt of a Notice of Borrowing, the Paying Agent will promptly notify each Lender thereof and of the amount of such Lender's Pro Rata Share of the Borrowing. In the case of a Borrowing of Offshore Currency Revolving Loans, such notice will provide the approximate amount of each Lender's Pro Rata Share of the Borrowing, and the Paying Agent will, upon the determination of the Dollar Equivalent amount of the Borrowing as specified in the Notice of Borrowing, promptly notify each Lender of the exact amount of such Lender's Pro Rata Share of the Borrowing.

    (c)	Each Lender will make the amount of its Pro Rata
Share of each Borrowing available to the Paying Agent for the account of the Applicable Borrower at the Agent's Payment Office on the Borrowing Date requested by such Applicable Borrower in Same Day Funds and in the requested currency (i) in the case of a Borrowing comprised of Loans in U.S. Dollars, by 11:00 a.m. (New York City time), and (ii) in the case of a Borrowing comprised of Offshore Currency Loans, by such time (London, England time) as the Paying Agent may specify. The proceeds of all such Loans will promptly be made available to the Applicable Borrower by the Paying Agent at the Agent's Payment Office by crediting the account of the Applicable Borrower where requested by the Applicable Borrower with the aggregate of the amounts made available to the Paying Agent by the Lenders and in like funds as received by the Paying Agent.

    (d)	After giving effect to any Borrowing, there may
not be more than six different Interest Periods in effect for all Dollar Term A Loans, six different Interest Periods in effect for all Euro Term A Loans, six different Interest Periods in effect for all Term B Loans and eight different Interest Periods in effect for all Revolving Loans.

    (e)	ABR Loans shall only be made in U.S. Dollars.

    2.4.	Conversion and Continuation Elections for
Borrowings. (a) Either Borrower may, upon irrevocable written notice to the Paying Agent in accordance with subsection 2.4(b) with respect to Loans made to it:

    (i)	elect, as of any Business Day in the case of ABR
Loans, or as of the last day of the applicable Interest
Period, in the case of Offshore U.S. Dollar Loans, to convert any such Loans (or any part thereof in an amount not less than the Minimum Loan) into Loans in U.S. Dollars of the other Type; or

    (ii) elect, as of the last day of the applicable
Interest Period, to continue any Loans having Interest
Periods expiring on such day (or any part thereof in an amount not less than the Minimum Loan);

provided, however, that if at any time the aggregate amount of Offshore U.S. Dollar Loans in respect of any Borrowing is reduced, by payment, prepayment or conversion of part thereof, to be less than the Minimum Loan, such Offshore U.S. Dollar Loans shall automatically convert into ABR Loans, and on and after such date the right of the Applicable Borrower to continue such Loans as, and convert such Loans into, Offshore U.S. Dollar Loans shall terminate unless and until such Loans are increased, by additional Borrowings or Conversions, to be at least the Minimum Loan.

    (b)	The Applicable Borrower shall deliver a Notice
of Conversion/Continuation to be received by the Paying Agent not later than (i) 10:00 a.m. (London, England time), three Business Days prior to the Conversion/Continuation Date, if the Loans are to be continued as Offshore Currency Loans;
(ii) 10:00 a.m. (New York City time), three Business Days prior to the Conversion/Continuation Date, if the Loans are to be converted into or continued as Offshore U.S. Dollar Loans; and
(iii) 10:00 a.m. (New York City time), one Business Day prior to the Conversion/Continuation Date, if the Loans are to be converted into ABR Loans, and in each case not more than five Business Days prior to the Conversion/Continuation Date, specifying:

(A)	the proposed Conversion/Continuation Date;

(B)	the aggregate amount and Type of Loans to be con-
verted or continued;

(C)	the Type of Loans resulting from the proposed
conversion or continuation; and

(D)	other than in the case of conversions into ABR
Loans, the duration of the requested Interest Period.

    (c)	If upon the expiration of any Interest Period
applicable to Offshore U.S. Dollar Loans, the Applicable Borrower has failed to select timely a new Interest Period to be applicable to such Offshore U.S. Dollar Loans, the Applicable Borrower shall be deemed to have elected to convert such Offshore U.S. Dollar Loans into ABR Loans effective as of the expiration date of such Interest Period. If the Applicable Borrower has failed to select a new Interest Period to be applicable to Offshore Currency Loans by the applicable time on the third Business Day in advance of the expiration date of the current Interest Period applicable thereto as provided in subsection 2.4(b), the Applicable Borrower shall be deemed to have elected to continue such Offshore Currency Loans on the basis of a one month Interest Period.

    (d)	The Paying Agent will promptly notify each
Lender of its receipt of a Notice of Conversion/Continuation pursuant to this Section 2.4, or, if no timely notice is provided by the Applicable Borrower, the Paying Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

    (e)	Unless the Required Lenders otherwise agree or
otherwise as permitted hereby, during the existence of an Event of Default or Unmatured Event of Default, no Applicable
Borrower may elect to have a Loan converted into an Offshore
U.S. Dollar Loan or continued as a LIBOR Loan.

    (f)	After giving effect to any conversion or
continuation of Loans, there may not be more than six different Interest Periods in effect for all Dollar Term A Loans, six different Interest Periods in effect for all Euro Term A Loans, four different Interest Periods in effect for all Term B Loans, and eight different Interest Periods in effect for all Revolving Loans.

    2.5. Utilization of Commitments in Offshore
Currencies.  (a)  The Paying Agent will determine the Dollar
Equivalent amount with respect to:

    (i) any Borrowing comprised of Offshore Currency
Loans three Business Days prior to the requested Borrowing
Date,

    (ii) any Issuance of an Offshore Currency Letter of
Credit for the account of any Borrower as of the requested
Issuance Date,

    (iii) any drawing under a Letter of Credit Issued for the account of any Borrower in an Offshore Currency as of the related Honor Date,

    (iv) all outstanding Offshore Currency Loans, plus the Effective Amount of all L/C Obligations under Letters of Credit Issued for the account of any Borrower as of the last Business Day of each month and as of any other date selected by the Paying Agent,

    (v) any ABR Loan to be made in lieu of an Offshore
Currency Loan pursuant to subsection 2.5(b) as of the Business Day prior to the proposed Borrowing Date,

    (vi) the aggregate sum (without duplication) of the amount of all Offshore Currency Loans, plus the Effective
Amount of all L/C Obligations of the Borrowers, plus all Swing Line Loans, immediately prior to and after giving effect to any Revolving Loan made under Section 2.18 as of the proposed date of the making of any such Revolving
Loan,

    (vii) the aggregate sum of the amount of all Offshore
Currency Loans, plus the Effective Amount of all L/C
Obligations of the Borrowers immediately prior to and after giving effect to any Revolving Loan made under
Section 3.3 as of the proposed date of the making of any such Revolving Loan,

    (viii) any outstanding Offshore Currency Loan as of any redenomination date pursuant to this Section 2.5 or
Section 4.5, and

    (ix) all Offshore Currency Loans, plus the Effective
Amount of all L/C Obligations on any date on which the Revolving Commitments are reduced pursuant to Section 2.6.

    (b)	In the case of a proposed Borrowing under the
Revolving Facility comprised of Offshore Currency Loans, in the event that any Revolving Lender gives notice to the Paying Agent not later than 10:00 a.m. (London, England time) one Business Day prior to the proposed Borrowing Date that it is unable to fund Offshore Currency Revolving Loans at a reasonable cost to it, such Lender shall make its Pro Rata Share of the proposed Borrowing as an ABR Loan in the Dollar Equivalent amount of the amount it otherwise would have made in such Offshore Currency; provided, however, that the Lenders shall be under no obligation to make Offshore Currency Loans in the requested Offshore Currency as part of such Borrowing if the Paying Agent has received notice from the Required Revolving Lenders by 10:00 a.m. (London, England time), two Business Days prior to the day of such Borrowing, that the Required Revolving Lenders cannot provide Loans in the requested Offshore Currency, in which event the Paying Agent will promptly give notice to the Applicable Borrower that the Borrowing in the requested Offshore Currency is not then available, and notice thereof also will be given promptly by the Paying Agent to the Lenders. If the Paying Agent shall have so notified the Applicable Borrower that, pursuant to any such notice from the Required Revolving Lenders, any such Borrowing in a requested Offshore Currency is not then available, such Borrower may, by notice to the Paying Agent not later than 10:00 a.m. (London, England time) on the Business Day prior to the requested date of such Borrowing, withdraw the Notice of Borrowing relating to such requested Borrowing. If the Applicable Borrower does so withdraw such Notice of Borrowing, the Borrowing requested therein shall not occur and the Paying Agent will promptly so notify each Lender. If the Applicable Borrower does not so withdraw such Notice of Borrowing, the Paying Agent will promptly so notify each Lender and such Notice of Borrowing shall be deemed to be a Notice of Borrowing that requests a Borrowing comprised of ABR Loans in an aggregate amount equal to the Dollar Equivalent of the amount of the originally requested Borrowing in the Notice of Borrowing (however, not in excess of the aggregate Available Revolving Commitment of all Revolving Lenders at such time); and in such notice by the Paying Agent to each Lender the Paying Agent will state such aggregate amount of such Borrowing in U.S. Dollars and such Lender's Pro Rata Share thereof.

    (c)	In the case of a proposed continuation of
Offshore Currency Loans under the Revolving Facility for an additional Interest Period pursuant to Section 2.4, in the event that any Revolving Lender gives notice to the Paying Agent that it is unable to continue Offshore Currency Revolving Loans at a reasonable cost to it, such Lender's Loans in such Offshore Currency shall be repaid on the last day of the current Interest Period; provided, however, that the Lenders shall be under no obligation to continue such Offshore Currency Loans if the Paying Agent has received notice from the Required Revolving Lenders by 10:00 a.m. (London, England time), three Business Days prior to the day of such continuation, that such Lenders cannot continue to provide Loans in the relevant Offshore Currency, in which event the Paying Agent will promptly give notice to the Applicable Borrower that the continuation of such Offshore Currency Loans in the relevant Offshore Currency is not then available, and notice thereof also will be given promptly by the Paying Agent to the Lenders. If the Paying Agent shall have so notified the Applicable Borrower that, pursuant to such notice from the Required Revolving Lenders, any such continuation of Offshore Currency Loans is not then available, any Notice of Continua-tion/Conversion with respect thereto shall be deemed withdrawn and such Offshore Currency Loans shall be repaid on the last day of the Interest Period with respect to such Offshore Cur-rency Loans.

    (d)	Notwithstanding anything herein to the contrary
and in addition to the rights of the Lenders pursuant to
Section 2.10(c), during the existence of an Event of Default, upon the request of the Required Revolving Lenders (in the case of clause (i) of this subsection), the Lenders holding more than 50% of the Dollar Term A Loans (in the case of clause (ii) of this subsection), the Lenders holding more than 50% of the Euro Term A Loans (in the case of clause (iii) of this subsection), or the Lenders holding more than 50% of the Term B Loans (in the case of clause (iv) of this subsection), (i) all or any part of any outstanding LIBOR Loans under the Revolving Facility shall be redenominated (if not Offshore U.S. Dollar Loans) and converted into ABR Loans with effect from the last day of the Interest Period with respect to such LIBOR Loans,
(ii) at the end of the current Interest Period therefor, each Dollar Term A Loan shall not be continued for any Interest Period but instead shall bear interest at a rate per annum equal to the Applicable Margin for Dollar Term A Loans, plus the Alternate Base Rate from time to time in effect, (iii) at the end of the current Interest Period therefor, each Euro Term A Loan shall not be continued for any Interest Period but instead shall bear interest at a rate per annum equal to the Applicable Margin for Euro Term A Loans, plus the Overnight Rate for Euros from time to time in effect or such other rate as may be agreed to by U.S. Borrower and the Lenders holding more than 50% of the Euro Term A Loans and specified to the Paying Agent, and (iv) at the end of the current Interest Period therefor, each Term B Loan shall not be continued for any Interest Period but instead shall bear interest at a rate per annum equal to the Applicable Margin for Term B Loans, plus the Alternate Base Rate from time to time in effect. The Paying Agent will promptly notify the Applicable Borrower of any request pursuant to the foregoing sentence.

    (e) Subject to subsection 2.1(b), the Borrowers shall be entitled, in addition to requesting Revolving Loans in Euros and pounds sterling as permitted by subsection 2.1(b), to request that Revolving Loans hereunder also be permitted to be made in any other lawful currency constituting a eurocurrency that in the opinion of the Required Revolving Lenders is at such time freely traded in the offshore interbank foreign ex-change markets and is freely transferable and freely convertible into U.S. Dollars (an "Agreed Alternative Cur-rency"). The Applicable Borrower shall deliver to the Paying Agent any request for designation of an Agreed Alternative Currency not later than 10:00 a.m. (London, England time), at least ten Business Days in advance of the date of any Borrowing hereunder proposed to be made in such Agreed Alternative Currency. Upon receipt of any such request the Paying Agent will promptly notify the Revolving Lenders thereof, and each Lender will use commercially reasonable efforts to respond to such request within two Business Days of receipt thereof. If the Paying Agent has not received any response from a Revolving Lender by the end of the day four Business Days prior to the date of Borrowing to be made in such Agreed Alternative Currency, the Paying Agent shall conclusively presume the assent of such Lender. Each Revolving Lender may grant or accept such request in its sole discretion. Acceptance of the request shall require the affirmative or deemed assent of all of the Revolving Lenders. The Paying Agent will promptly notify the Applicable Borrower of the acceptance or rejection of any such request.

2.6.	Reduction or Termination of Commitments.
(a) The Borrowers may, upon not less than five Business Days' prior notice to the Paying Agent, terminate the Commitments in any Facility, or permanently reduce the Commitments in any Facility by an aggregate amount equal to the Dollar Equivalent of U.S. $1,000,000 or a higher integral multiple of U.S. $1,000,000; unless, in the case of the Revolving Facility, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date of such termination or reduction, the then outstanding principal Dollar Equivalent amount of all Revolving Loans, plus (without duplication) the Effective Amount of all L/C Obligations together would exceed the amount of the combined Revolving Commitments of all Revolving Lenders then in effect. U.S. Borrower may, upon not less than five Business Days' prior notice to the Paying Agent and the Swing Line Lender, terminate or permanently reduce the Swing Line Commitment; unless, after giving effect thereto and to any prepayment of the Swing Line Loans made on the effective date of such termination or reduction, the then outstanding amount of all Swing Line Loans would exceed the amount of the Swing Line Commitment then in effect.

(b)	The aggregate amount of the Revolving
Commitments shall be automatically and permanently terminated on the Termination Date.

(c)	Once reduced in accordance with this Section,
the Commitments may not be increased or reinstated. Any reduction of the Commitments in any Facility shall be applied pro rata to each Lender's Commitment in such Facility. All accrued Commitment Fees and accrued but unpaid interest in respect of any Facility to, but not including, the effective date of any reduction or termination of Commitments in such Facility shall be paid on the effective date of such reduction or termination.

2.7.	Prepayments and Mandatory Commitment Reductions.
(a) Within five Business Days after the date on which the applicable Company receives notice of collection by the Paying Agent of the applicable Net Cash Proceeds from any Taking or Destruction or loss of title to any Collateral or Intercompany Collateral delivered to it as loss payee in accordance with the provisions of the applicable Security Document or Intercompany Security Document, a Dollar Equivalent amount equal to 100% of such Net Cash Proceeds shall be applied as set forth in subsection 2.7(f); provided, however, that (i) so long as no Event of Default or Unmatured Event of Default then exists, such proceeds shall not be required to be so applied on such date to the extent that the Borrowers have delivered an Officers' Certificate to the Paying Agent on or prior to such date stating that such Net Cash Proceeds shall be used to replace or restore (in accordance with the procedures of the applicable Security Document or Intercompany Security Document) any properties or assets in respect of which such proceeds were paid or to invest in assets or property constituting Collateral (with respect to any such event regarding Collateral of any Company) or Intercompany Collateral (with respect to any such event regarding Intercompany Collateral of any Foreign Subsidiary) (in accordance with the procedures set forth in the applicable Security Document or Intercompany Security Documents and in compliance with Section 7.15) within 360 days following the date of the receipt of such proceeds (which certificate shall set forth the estimates of the proceeds to be so expended), (ii) any and all replacement or restored property and assets shall constitute Additional Collateral and shall be made subject to the Lien of the Domestic Security Documents or Foreign Security Documents or Intercompany Security Documents, as the case may be, in accordance with the provisions of
Section 7.15, (iii) such Net Cash Proceeds shall be deposited and maintained in the Collateral Account and applied in the manner contemplated in the U.S. Borrower Guarantee and Security Agreement, and (iv) if all or any portion of such Net Cash Proceeds not so applied pursuant to clause (i) is not so used within such 360-day period, such remaining portion shall be applied on the last day of such period (or the next preceding Business Day if such last day is not a Business Day) as set forth in subsection 2.7(f); the Borrowers hereby covenant and agree that they shall not, and shall not cause or permit any Subsidiary to, reinvest any such Net Cash Proceeds other then as stated in such Officers' Certificate.

(b)	Within 90 days after the end of each fiscal year
of U.S. Borrower ending on or after October 31, 2001, a Dollar
Equivalent amount equal to 50% of Excess Cash Flow for such fiscal year shall be applied as set forth in subsection 2.7(f).

(c) (i) Within five Business Days after the receipt by any Company of Net Cash Proceeds from any Asset Sale, a Dollar Equivalent amount equal to 100% of such Net Cash
Proceeds shall be applied as set forth in subsection
2.7(f); provided, however, that (i) so long as no Event of Default or Unmatured Event of Default then exists, such proceeds shall not be required to be so applied on such date to the extent that the Borrowers have delivered an Officers' Certificate to the Paying Agent on or prior to such date stating that such Net Cash Proceeds shall be invested in assets or property and, if such Asset Sale is of Collateral, such asset or property acquired by such investment shall be U.S. Borrower Security Agreement
Collateral, Domestic Security Agreement Collateral or
Domestic Mortgaged Property, as the case may be (with respect to any Asset Sale of Collateral by any Company), or Foreign Security Agreement Collateral (with respect to any Asset Sale of Collateral by any Foreign Subsidiary) and shall be made subject to the Lien of the Domestic
Security Documents, as the case may be, in accordance with
Section 7.15 within 360 days following the date of such Asset Sale (which certificate shall set forth the estimates of the proceeds to be so expended) (and, in the case of any Asset Sale of Timber Assets, such reinvestment shall be limited solely to timberlands), (ii) such Net
Cash Proceeds shall be deposited and maintained in the Collateral Account and applied in the manner contemplated in the U.S. Borrower Guarantee and Security Agreement, and
(iii) if all or any portion of such Net Cash Proceeds not so applied pursuant to clause (i) is not so used as described in such Officers' Certificate within such 360-day period, such remaining portion shall be applied on the last day of such period (or the next preceding Business
Day if such last day is not a Business Day) as set forth in subsection 2.7(f); the Borrowers hereby covenant and agree that they shall not, and shall not cause or permit any Subsidiary to, reinvest any such Net Cash Proceeds other then as stated in such Officers' Certificate.

(ii) Within five Business Days after the receipt by any Company of any cash recovery pursuant to any purchase price adjustment or as a direct or indirect result of any action, suit, proceeding or settlement in respect of any default or breach of any provision of the Van Leer
Acquisition Agreement (other than any such cash received as a result of any loss, cost or expense paid or payable by any Company to any third party in connection with such recovery), a Dollar Equivalent amount equal to 100% thereof shall be applied as set forth in subsection
2.7(f).

(d)	Concurrently with the receipt of any Net Cash
Proceeds from the issuance or incurrence of any Indebtedness by any Company (other than any Indebtedness permitted by Section 8.5, except subsections 8.5(i) and (m)), a Dollar Equivalent amount equal to 100% of such Net Cash Proceeds shall be applied as set forth in subsection 2.7(f) (it being understood that any issuance of any Indebtedness convertible into or exchangeable or exercisable for Equity Interests of U.S. Borrower shall be subject to this subsection 2.7(d) and not subsection 2.7(e) below).

(e)	Concurrently with the receipt of any Net Cash
Proceeds from any capital contribution to U.S. Borrower or from the issuance or sale of any Equity Interests of U.S. Borrower or any other direct or indirect parent of U.S. Borrower (excluding an amount not to exceed an aggregate since the Closing Date of U.S. $20,000,000 of proceeds from any such issuance and excluding the proceeds of issuances under stock op-tion or similar plans to officers, directors, management and employees), a Dollar Equivalent amount equal to 50% of such Net Cash Proceeds shall be applied as set forth in subsection
2.7(f) (it being understood that any issuance of any Indebtedness convertible into or exchangeable or exercisable for Equity Interests of U.S. Borrower shall not be subject to this subsection 2.7(e) but instead shall be subject to subsection 2.7(d) above).

(f)	The amounts required by subsections (a)-(e) of
this Section 2.7 shall first be applied pro rata among the Term Loan Facilities (based on the Dollar Equivalent amount of the then remaining Loans under each such Facility) and, as to each Term Loan Facility, pro rata to the remaining Amortization Payments under such Term Loan Facility as set forth in the relevant subsection of Section 2.9. Subject to subsection 2.10(b), all prepayments of Term Loans shall be made together with all accrued interest thereon and any amounts required by
Section 4.4, and all such payments shall be applied to the payment of interest and such Section 4.4 amounts before application to principal. The Revolving Commitments shall be reduced in an amount equal to the Net Cash Proceeds of any Permitted Receivables Transaction on the date of consummation
thereof.   Notwithstanding the foregoing, any holder of Term B
Loans may, to the extent that Term A Loans are then outstanding after giving effect to any then applicable prepayment, elect not to have mandatory prepayments applied to such holder's Term B Loans, in which case the aggregate amount so declined shall be applied to the Term A Loans pro rata (based on the Dollar Equivalent amount of the then remaining Loans under each such Facility) and to the Amortization Payments remaining thereunder pro rata. To the extent that the amount to be applied to the prepayment of Term Loans exceeds the aggregate amount of Term Loans then outstanding, the Revolving Commitments shall be per-manently reduced by the Dollar Equivalent amount of such excess.

(g)	Subject to Section 4.4, any Applicable Borrower
may, at any time or from time to time, ratably prepay, without premium or penalty, Loans under the Revolving Facility or under the Term Loan Facilities in whole or in part, in an aggregate Dollar Equivalent principal amount of at least U.S. $1,000,000 and a higher integral multiple of 1,000,000 units of the Applicable Currency. The Applicable Borrower shall deliver a notice of prepayment in accordance with Section 11.2 to be received by the Paying Agent not later than (i) 10:00 a.m. (London, England time), three Business Days in advance of the prepayment date, if the Loans to be prepaid are LIBOR Loans, and (ii) 10:00 a.m. (New York City time), one Business Day prior to the prepayment date, if the Loans to be prepaid are ABR Loans (and in each case on not more than five Business Days' prior notice). Such notice of prepayment shall specify the date and amount of such prepayment and whether such pre-payment is of ABR Loans, LIBOR Loans, or any combination thereof, whether Revolving Loans or Term Loans are being prepaid and the Applicable Currency. Such notice shall not thereafter be revocable by the Applicable Borrower. The Paying Agent will promptly notify each Lender thereof and of such Lender's Pro Rata Share of such prepayment. If such notice is given by any Applicable Borrower, such Applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section
4.4. Each such prepayment (if a prepayment of Term Loans) shall be applied pro rata among the Term Loan Facilities (based on the Dollar Equivalent amount of the then remaining amounts of the Amortization Payments of the Term Loan Facilities) and, as to each Term Loan Facility, pro rata to the then remaining amounts of the Amortization Payments under such Term Loan Facility, subject, however, to clause (iii) of subsection 2.7(h). Notwithstanding the foregoing, any holder of Term B Loans may, to the extent that Term A Loans are then outstanding after giving effect to any then applicable prepayment, elect not to have optional prepayments applied to such holder's Term B Loans, in which case the aggregate amount so declined shall be applied to the Term A Loans pro rata (based on the Dollar Equivalent amount of the then remaining Loans under each such Facility) and to the Amortization Payments remaining thereunder pro rata.

(h)	With respect to each prepayment of Loans
pursuant to this Section 2.7, the Applicable Borrower may designate the Types of Loans which are to be repaid and the specific Borrowing(s) under the affected Facility pursuant to which made; provided, however, that (i) LIBOR Loans made pursuant to a specific Facility may be designated for prepayment only on the last day of an Interest Period applicable thereto unless all LIBOR Loans made pursuant to such Facility with Interest Periods ending on such date of prepayment and all ABR Loans made pursuant to such Facility have been paid in full; (ii) if any prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Loan, such Borrowing shall be immediately converted into, if such Borrowing is Offshore U.S. Dollar Loans, ABR Loans, and, if such Borrowing is Offshore Currency Loans, Offshore Currency Loans having an Interest Period of one month; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, unless an Applicable Borrower shall have become obligated to make any payment pursuant to Section 4.1, in which case such Applicable Borrower may prepay the Loans held solely by the Lender or Lenders to which it is obligated to make such payment. In the absence of a designation by the Applicable Borrower as described in the preceding sentence, the Paying Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize funding losses owing under Section 4.4. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this
Section 2.7 shall be in excess of the amount of the ABR Loans at the time outstanding, only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of the Applicable Borrower, the balance of such required prepayment shall be either (i) deposited in the Collateral Account and applied to the prepayment of LIBOR Loans on the last day of the then next-expiring Interest Period for LIBOR Loans (with all interest accruing thereon for the account of U.S. Borrower (subject to the reasonable fees of The Bank of Nova Scotia relating to the administration of such account), or (ii) prepaid immediately, together with any amounts owing to the Lenders under Section 4.4. Notwithstanding any such deposit in the Collateral Account, interest shall continue to accrue on such Loans until prepayment.

2.8.	Currency Exchange Fluctuations.  (a)  U.S.
Borrower will implement and maintain internal controls to monitor the borrowings and repayments of Loans by the Loan Parties and the issuance of and drawings under Letters of Credit, with the object of preventing any request for a Credit Extension that would result in the Aggregate Outstanding Revolving Credit with respect to all of the Revolving Lenders (including the Swing Line Lender) being in excess of the aggregate Revolving Commitments then in effect and of promptly (but in any event within 15 Business Days) identifying and remedying any circumstance where, by reason of changes in exchange rates, the Aggregate Outstanding Revolving Credit with respect to all of the Revolving Lenders exceeds the aggregate Revolving Commitments then in effect.

(b)	Subject to Section 4.4, if on any Computation
Date the Paying Agent shall have determined that the Aggregate Outstanding Revolving Credit of all of the Revolving Lenders exceeds the combined Revolving Commitments of all Revolving Lenders by more than the Dollar Equivalent amount of U.S. $7,500,000 due to a change in applicable rates of exchange between U.S. Dollars, on the one hand, and Offshore Currencies, on the other hand, then the Paying Agent shall give notice to the Borrowers that a prepayment of Loans (or, if no Revolving Credit Loans are outstanding, payment of unreimbursed drawings under Letters of Credit, or if none thereof, Cash Collateralization of outstanding Letters of Credit) is required under this subsection, and the Borrowers agree if such excess shall not have been prepaid within 30 days of such notice or during such 30 days such excess has not been eliminated by changes in currency exchange rates thereupon to make pre-payments (by such repayment of Loans, payment of unreimbursed drawings or Cash Collateralization) of their respective pro rata portion of such excess (determined by reference to the aggregate Dollar Equivalent amount of each Borrower's outstanding Revolving Loans, plus (without duplication) the Effective Amount of all L/C Obligations relative to the total of such amounts for each Borrower) such that, after giving effect to such prepayment (or payment or Cash Collateralization and changes in currency exchange rates), the Aggregate Outstanding Revolving Credit of all of the Revolving Lenders does not exceed the combined Revolving Commitments of all Re-volving Lenders.

2.9.	Repayment.  (a)  U.S. Borrower shall repay the
Dollar Term A Loans and the Euro Term A Loans on the Business
Day immediately prior to the payment dates set forth below in the percentages of the aggregate outstanding principal amount thereof on the Closing Date set forth below:

Payment Date                 Dollar Term A Loans          Euro Term A Loans
July 31, 2001                2.5%                         2.5%
October 31, 2001             2.5%                         2.5%
January 31, 2002             2.5%                         2.5%
April 30, 2002               2.5%                         2.5%
July 31, 2002                3.75%                        3.75%
October 31, 2002             3.75%                        3.75%
January 31, 2003             3.75%                        3.75%
April 30, 2003               3.75%                        3.75%
July 31, 2003                5.0%                         5.0%
October 31, 2003             5.0%                         5.0%
January 31, 2004             5.0%                         5.0%
April 30, 2004               5.0%                         5.0%
July 31, 2004                6.25%                        6.25%
October 31, 2004             6.25%                        6.25%
January 31, 2005             6.25%                        6.25%
April 30, 2005               6.25%                        6.25%
July 31, 2005                7.5%                         7.5%
October 31, 2005             7.5%                         7.5%
January 31, 2006             7.5%                         7.5%
February 28, 2006            7.5%                         7.5%

(b)	U.S. Borrower shall repay the Term B Loans on
the Business Day immediately prior to the payment dates set forth below in the installments set forth below:


                             Term B Loans
Payment Date                 (U.S. $)
July 31, 2001                1,000,000
October 31, 2001             1,000,000
January 31, 2002             1,000,000
April 30, 2002               1,000,000
July 31, 2002                1,000,000
October 31, 2002             1,000,000
January 31, 2003             1,000,000
April 30, 2003               1,000,000
July 31, 2003                1,000,000
October 31, 2003             1,000,000
January 31, 2004             1,000,000
April 30, 2004               1,000,000
July 31, 2004                1,000,000
October 31, 2004             1,000,000
January 31, 2005             1,000,000
April 30, 2005               1,000,000
July 31, 2005                1,000,000
October 31, 2005             1,000,000
January 31, 2006             1,000,000
April 30, 2006               1,000,000
July 31, 2006                1,000,000
October 31, 2006             1,000,000
January 31, 2007             1,000,000
April 30, 2007               1,000,000
July 31, 2007                94,000,000
October 31, 2007             94,000,000
January 31, 2008             94,000,000
February 28, 2008            94,000,000


(c)	Each Amortization Payment as set forth above in
subsections 2.9(a) and (b) shall be automatically adjusted upon application of any prepayment pursuant to Section 2.7.

(d)	Until the Revolving Loan Maturity Date, the
Borrowers shall from time to time immediately prepay the Revolving Loans (and/or provide cover for L/C Obligations as specified in subsection 2.9(e)) in such amounts as shall be necessary so that at all times the Aggregate Outstanding Revolving Credit of all of the Revolving Lenders shall not (other than as a result of a change in currency exchange rates) exceed the Revolving Commitments of all of the Revolving Lenders, such amount to be applied, first, to Revolving Loans outstanding and, second, as cover for L/C Obligations outstanding as specified in subsection 2.9(e).

(e)	In the event that the Borrowers shall be
required pursuant to subsection 2.9(d) to provide cover for L/C Obligations, the Borrowers shall effect the same by paying to the Paying Agent immediately available funds in an amount equal to the required amount (which amount shall be held in the Collateral Account), which funds shall be retained by the Paying Agent pursuant to the Collateral Account as collateral security in the first instance for the L/C Obligations until such time as all Letters of Credit shall have been terminated and all of the L/C Obligations paid in full.

(f)	All outstanding Revolving Loans (including Swing
Line Loans) shall be repaid in full on the Revolving Loan
Maturity Date.

2.10. Interest.  (a)  Each Loan (other than any
Swing Line Loan) shall, except as otherwise provided herein, bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the LIBOR Rate or the Alternate Base Rate, as the case may be (and subject to the Applicable Borrower's right to convert to the other Type of Loans under Section 2.4), plus the Applicable Margin. Each Swing Line Loan shall bear interest at the rate per annum equal to the then applicable Alternate Base Rate for Revolving Loans, plus the Applicable Margin for Revolving Loans that are ABR Loans.

(b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans pursuant to Section 2.7 for the portion of the Loans so prepaid; provided, however, that in the event that any Term Loans that are ABR Loans are prepaid pursuant to Section 2.7, interest accrued on such Loans shall be payable on the next succeeding Interest Payment Date there-after (or at final maturity, if earlier).

(c) Notwithstanding subsections (a) and (b) of this
Section 2.10, if any amount of principal of or interest on any Loan, or any other amount payable hereunder or under any other Credit Document, is not paid in full when due (whether at stated maturity, by acceleration, demand or otherwise), the Applicable Borrower agrees, to the extent permitted by applicable law, to compensate the Lenders for additional administrative and other costs they will thereafter incur and to pay interest on such unpaid principal or other amount from the date such amount becomes due until the date such amount is paid in full, after as well as before any entry of judgment thereon, payable on demand, at a rate per annum equal to (i) in the case of principal due in respect of any Loan prior to the end of an Interest Period applicable thereto, the rate otherwise applicable to such Loan, plus 2%, and (ii) in the case of any other amount, (x) if such amount is payable in U.S. Dollars, the Alternate Base Rate from time to time in effect, plus the Applicable Margin (but not less than 0) for ABR Loans, plus 2%, (y) if such amount is payable in Euros, the Overnight Rate from time to time in effect, plus 2%, and (z) if such amount is payable in a currency other than U.S. Dollars and Euros, the Overnight Rate from time to time in effect, plus the Applicable Margin for LIBOR Loans under the applicable Facility from time to time in effect, plus 2%.

(d) Anything herein to the contrary notwithstanding, the obligations of each Applicable Borrower to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Applicable Borrower shall pay such Lender interest at the highest rate permitted by applicable law.

2.11. Fees.  In addition to certain fees described in Section 3.8:

(a) Arrangement Fees; Agency Fees. U.S. Borrower shall pay fees to the Lead Arranger as required by the letter agreement between Merrill Lynch Capital Corporation and U.S. Borrower dated January 24, 2001 (the "Fee
Letter").  U.S. Borrower shall pay fees to the Paying
Agent for the Paying Agent's own account as required by the letter agreement between the Paying Agent and U.S.
Borrower dated February 27, 2001 (the "Administrative Fee
Letter"). All fees paid under the Fee Letter and the Administrative Fee Letter shall be paid solely in U.S. Dol-lars.

(b) Commitment Fees.  The Borrowers shall pay to the
Paying Agent for the account of each Revolving Lender a facility fee computed at a rate per annum equal to the Applicable Commitment Fee Percentage (the "Commitment
Fee") on the average daily amount of such Lender's unused
Revolving Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter.
Such Commitment Fee shall accrue from the Effective Date to the earlier of the Termination Date and the date on which the Revolving Commitments have been terminated in full and shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter (commencing
April 30, 2001) through the Termination Date or such earlier date as the Revolving Commitments have been ter-minated in full. The Commitment Fee shall be paid solely in U.S. Dollars.

2.12. Computation of Fees, Interest and Dollar
Equivalent Amount. (a) All computations of the Commitment Fee shall be made on the basis of a year of 360 days and actual days elapsed. All other computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed, except that interest on ABR Loans shall be made on the basis of a 365 or 366-day year, as the case may be, and the actual number of days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.
If a Loan is repaid on the day on which it is made, one day's interest shall accrue at the rate per annum applicable thereto as determined in accordance with Section 2.10 shall be paid.

(b) Each determination of an interest rate or a Dollar Equivalent amount by the Paying Agent shall be conclusive and binding on each Applicable Borrower and the Lenders in the absence of manifest error. The Paying Agent will, at the request of the Applicable Borrower or any Lender, deliver to the Borrowers or such Lender, as the case may be, a statement showing the calculations used by the Paying Agent in determining any interest rate or Dollar Equivalent amount.

2.13. Payments by Each Applicable Borrower.
(a) All payments to be made by each Applicable Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by each Applicable Borrower shall be made to the Paying Agent for the account of the Lenders or at the Agent's Payment Office.
Except as otherwise expressly provided herein, all payments by each Applicable Borrower (i) with respect to principal of, interest on, and any other amount relating to any Offshore Currency Loan, shall be made in the Offshore Currency in which such Loan is denominated or payable, and (ii) with respect to all other amounts payable hereunder, shall be made in U.S. Dollars. Such payments shall be made in Same Day Funds and
(x) in the case of Offshore Currency payments, no later than such time on the dates specified herein as may be determined by the Paying Agent (and advised in writing to each Applicable Borrower) to be necessary for such payment to be credited on such date in accordance with normal banking procedures in the place of payment, and (y) in the case of any U.S. Dollar payments, no later than 11:00 a.m. (New York City time) on the date specified herein. The Paying Agent will promptly distribute to each Lender its Pro Rata Share of such payment received by it for the account of the Lenders in like funds as received. Any payment received by the Paying Agent later than the time specified in clause (x) or (y) above, as applicable, shall be deemed to have been received on the following Business Day, and any applicable interest or fee shall continue to accrue.

(b) Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following
Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c) Unless the Paying Agent receives notice from an Applicable Borrower prior to the date on which any payment is due to the Lenders that such Applicable Borrower will not make such payment in full as and when required, the Paying Agent may assume that such Applicable Borrower has made such payment in full to the Paying Agent on such date in Same Day Funds, and the Paying Agent may (but shall not be required to), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent an Applicable Borrower has not made such payment in full to the Paying Agent, each Lender shall repay to the Paying Agent on demand such amount distributed to such Lender, together with interest thereon at
(i) in the case of a payment in an Offshore Currency, the Overnight Rate, or (ii) in the case of a payment in U.S. Dollars, the U.S. Federal Funds Rate, in each case for each day from the date such amount is distributed to such Lender until the date repaid.

2.14.	Payments by the Lenders to the Paying
Agent. (a) Unless the Paying Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Paying Agent for the account of the Applicable Borrower the amount of that Lender's Pro Rata Share of the Borrowing, the Paying Agent may assume that such Lender has made such amount available to the Paying Agent in Same Day Funds on the Borrowing Date, and the Paying Agent may (but shall not be required to), in reliance upon such assumption, make available to the Applicable Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Paying Agent in Same Day Funds and the Paying Agent in such circumstances has made available to the Applicable Bor-rower such amount, such Lender shall on the Business Day following such Borrowing Date make such amount available to the Paying Agent, together with interest at (i) in the case of a payment in an Offshore Currency, the Overnight Rate, and
(ii) in the case of a payment in U.S. Dollars, at the U.S. Federal Funds Rate, in each case for each day during such period. A notice of the Paying Agent submitted to any Lender with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Paying Agent shall constitute such Lender's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Paying Agent on the Business Day following the Borrowing Date, the Paying Agent will notify the Applicable Borrower of such failure to fund and, upon demand by the Paying Agent, the Applicable Borrower shall pay such amount to the Paying Agent for the Paying Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(b)	The failure of any Lender to make any Loan on
any Borrowing Date shall not relieve any other Lender of its obligation hereunder (if any) to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.

2.15.	Adjustments.  If any Lender (a "Benefitted
Lender") shall at any time receive any payment of all or part of the Obligations then due and owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 9.1(f) or (g), or otherwise (except pursuant to Article IV)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations then due and owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders an interest (by participation or assignment (each in accordance with Section 11.8) in such portion of each such other Lender's Obligations owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably (based upon Dollar Equivalent amounts) with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such re-covery, but without interest. Each Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation in any such Loan or L/C Obligation, as the case may be, so purchased and any other subsequent holder of a participation in any Loan or L/C Obligation otherwise acquired may exercise any and all rights of set-off (in all events subject to Section 11.10) with respect to any and all monies owing by such Borrower to that holder as fully as if that holder were a holder of such a Loan or L/C Obligation in the amount of the participation held by that holder.

2.16.	Swing Line Commitment.  Subject to the
terms and conditions of this Agreement, the Swing Line Lender agrees to make loans to the Borrowers on a revolving basis (each such loan, a "Swing Line Loan") from time to time on any Business Day during the period from the Closing Date to the Termination Date in an aggregate principal amount at any one time outstanding not to exceed U.S. $30,000,000; provided, how-ever, that the sum of the amount of the aggregate principal amount of all outstanding Swing Line Loans, plus the aggregate principal Dollar Equivalent amount of all other outstanding Revolving Loans, plus (without duplication) the Effective Amount of all L/C Obligations shall not at any time exceed the Revolving Commitments of all Revolving Lenders. All Swing Line Loans shall be made and maintained as ABR Loans.

2.17.	Borrowing Procedures for Swing Line Loans.
The Borrower requesting a Swing Line Loan shall give written or telephonic notice to the Swing Line Lender of each proposed Borrowing pursuant to this Section 2.17 not later than 11:00 a.m. (local time) on the proposed Borrowing Date (promptly followed within one Business Day by delivery of a written notice). Each such notice shall be effective upon receipt by the Swing Line Lender and shall specify the Borrowing Date and amount of Borrowing. Unless the Swing Line Lender has received written notice prior to 1:00 p.m. (N.Y. time) on the proposed Borrowing Date from the Paying Agent or any Lender (or otherwise has knowledge) that one or more of the conditions precedent set forth in Article V with respect to such Borrowing is not then satisfied, the Swing Line Lender shall pay over the requested amount to the Borrower on the requested Borrowing Date. Each Swing Line Loan shall be made on a Business Day and shall be in the amount of U.S. $500,000 and an integral multiple of U.S. $250,000.

2.18.	Refunding of Swing Line Loans.  The Swing
Line Lender may, at any time in its sole and absolute discretion, on behalf of the Applicable Borrower, with respect to any Swing Line Loan (and each Borrower hereby irrevocably directs the Swing Line Lender to act on its behalf), request each Revolving Lender to make a Revolving Loan to the Applicable Borrower in U.S. Dollars in an amount equal to such Revolving Lender's Pro Rata Share of the principal amount of the Swing Line Loans outstanding on the date such notice is given. Unless any of the events described in subsection 9.1(f) or (g) shall have occurred (in which event the procedures of Section 2.19 shall apply), and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied or the aggregate amount of such Revolving Loans is not in the minimum or integral amount otherwise required hereunder, each Revolving Lender shall make the proceeds of its Revolving Loan available to the Paying Agent for the account of the Swing Line Lender at the office of the Paying Agent in New York prior to 11:00 a.m. (New York City time) in Same Day Funds on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Loans shall be immediately applied to repay the outstanding Swing Line Loans of the Swing Line Lender. All Revolving Loans made pursuant to this Section 2.18 shall be LIBOR Loans with an Interest Period of one month (but, subject to the other provisions of this Agreement, may be continued as LIBOR Loans with a different Interest Period). No Revolving Lender need make any Loan under this Section 2.18 unless the Swing Line Loan has been made in accordance with subsection
2.16. Notwithstanding any other provision of this Agreement, if the Swing Line Lender shall have made Swing Line Loans such that the amount of Swing Line Loans made and outstanding is in excess of the Swing Line Commitment, no Lender shall have any obligation to make a Revolving Loan with respect to such excess.

2.19.	Participations in Swing Line Loans.
(a) If an event described in subsection 9.1(f) or (g) occurs (or for any reason the Revolving Lenders may not make Revolving Loans pursuant to Section 2.18, other than as specified in the last sentence thereof), each Revolving Lender will, upon notice from the Paying Agent, purchase from the Swing Line Lender (and the Swing Line Lender will sell to each such Revolving Lender) an undivided participation interest in all outstanding Swing Line Loans in an amount equal to its Pro Rata Share of the outstanding principal amount of the Swing Line Loans of such Swing Line Lender (and each Revolving Lender will immediately transfer to the Paying Agent, for the account of the Applicable Swing Line Lender, in immediately available funds, the amount of its participation as if it were refunding such Swing Line Loans pursuant to Section 2.18).

(b)	Whenever, at any time after the Swing Line
Lender has received payment for any Revolving Lender's participation interest in the Swing Line Loans pursuant to subsection 2.19(a), the Swing Line Lender receives any payment on account thereof, such Swing Line Lender will distribute to the Paying Agent for the account of such Revolving Lender its participation interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender's participation interest was outstanding and funded) in like funds as received; provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Lender will return to the Paying Agent for the account of the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it in like funds as such payment is required to be returned by the Swing Line Lender.

(c)	Notwithstanding any other provision of this
Agreement, if the Swing Line Lender shall have made Swing Line
Loans such that the amount of Swing Line Loans made and outstanding is in excess of the Swing Line Commitment, no Lender shall have any obligation to purchase any participation in the amount of such excess.

2.20.	Swing Line Participation Obligations
Unconditional.  (a)  Except as provided in Section 2.18 and
Section 2.19, each Revolving Lender's obligation to make Revolving Loans pursuant to Section 2.18 and/or to purchase participation interests in Swing Line Loans pursuant to Section
2.19 shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, any Loan Party or any other Person for any reason whatsoever;
(ii) the occurrence or continuance of an Event of Default;
(iii) any adverse change in the condition (financial or otherwise) of any Loan Party or any other Person; (iv) any breach of this Agreement by any Loan Party or any other Revolving Lender; (v) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which any Swing Line Loan is to be refunded or any participation interest therein is to be purchased; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)	Notwithstanding the provisions of subsection
2.20(a), no Revolving Lender shall be required to make any Revolving Loan to the Applicable Borrower to refund a Swing Line Loan pursuant to Section 2.18 or to purchase a participation interest in a Swing Line Loan pursuant to Section
2.19 if, prior to the making by the Swing Line Lender of such Swing Line Loan, the Swing Line Lender received written notice from such Revolving Lender specifying that such Revolving Lender believes in good faith that one or more of the con-ditions precedent to the making of such Swing Line Loan were not satisfied and, in fact, such conditions precedent were not satisfied at the time of the making of such Swing Line Loan; provided, however, that the obligation of such Revolving Lender to make such Revolving Loans and to purchase such participation interests shall be reinstated upon the earlier to occur of
(i) the date on which such Revolving Lender notifies the Swing Line Lender that its prior notice has been withdrawn and
(ii) the date on which all conditions precedent to the making of such Swing Line Loan have been satisfied (or waived by the Required Revolving Lenders, the Required Lenders or all Lenders, as applicable).

2.21.	Conditions to Swing Line Loans.
Notwithstanding any other provision of this Agreement, the Swing Line Lender shall not be obligated to make any Swing Line
Loan if an Event of Default or Unmatured Event of Default exists or would result therefrom.

2.22.	Substitution of Lenders in Certain
Circumstances. In the event that (x) S&P or Moody's shall, after the date that any Person becomes a Lender, downgrade the long-term certificate of deposit ratings of such Lender, and the resulting ratings shall be below BBB- or Baa3, respectively, or the equivalent or (y) any Revolving Lender gives notice to the Paying Agent that it is unable to make, convert or continue any Offshore Currency Loan pursuant to subsection 2.5(b) or (c), then each Applicable Borrower or the Paying Agent shall each have the right, but not the obligation, upon notice to such Lender and the Paying Agent, to replace such Lender with a financial institution (a "Substitute Lender") acceptable to each Applicable Borrower and the Paying Agent (such consents not to be unreasonably withheld or delayed; provided, however, that no such consent shall be required if the Substitute Lender is an existing Lender), and upon any such downgrading of any Lender's long-term certificate of deposit rating or the giving of such notice, each such Lender hereby agrees to transfer and assign (in accordance with and subject to the restrictions contained in Section 11.8) its Commitments, Loans, Notes and other rights and obligations under this Agreement and all other Credit Documents to such Substitute Lender; provided, however, that (i) such assignment shall be without recourse, representation or warranty (other than that such Lender owns the Commitments, Loans, and Notes being assigned, free and clear of any Liens) and (ii) the purchase price paid by the Substitute Lender shall be in the amount of such Lender's Loans and its Pro Rata Share of outstanding L/C Obligations, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (other than the amounts (if any) demanded and unreimbursed under Sections 4.1, 4.3 and 4.4, which shall be paid by each Applicable Borrower) owing to such Lender hereunder. Upon any such termination or assignment, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of any provisions of this Agreement which by their terms survive the termination of this Agreement.

                          ARTICLE III

                     THE LETTERS OF CREDIT

3.1. The Letter of Credit Subfacility. (a) On the terms and conditions set forth herein, (i) the L/C Lender agrees, (A) from time to time on any Business Day during the period from the Closing Date to the Termination Date, to issue Letters of Credit (including irrevocable standby letters of credit) for the account of any Borrower (or, if a Letter of Credit is for the account of a Subsidiary, jointly for the account of the applicable Borrower and such Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with subsections 3.2(c) and 3.2(d), and (B) to honor properly drawn drafts under the Letters of Credit; and (ii) the Revolving Lenders severally agree to participate in Letters of Credit Issued for the accounts of the Borrowers (including any Letter of Credit issued jointly for the account of a Borrower and any Subsidiary); provided, however, that the L/C Lender shall not be obligated to Issue, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the "Issuance Date") with respect to any Issuance for the account of any Borrower (or jointly for the account of a Borrower and a Subsidiary),
(1) the Effective Amount of all L/C Obligations, plus (without duplication) the outstanding principal Dollar Equivalent amount of all Revolving Loans exceeds the combined Revolving Commitments of all Revolving Lenders, (2) the participation of such Revolving Lender in the Effective Amount of all L/C Obligations, plus (without duplication) the outstanding principal Dollar Equivalent amount of the Revolving Loans of such Revolving Lender, plus such Revolving Lender's Pro Rata Share of all outstanding Swing Line Loans exceeds such Revolving Lender's Revolving Commitment, or (3) the Effective Amount of all L/C Obligations exceeds the L/C Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers' ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed. Letters of Credit may be denominated in U.S. Dollars or Offshore Currencies.

(b)	The L/C Lender is under no obligation to Issue
any Letter of Credit if: (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Lender from Issuing such Letter of Credit, or any Requirement of Law applicable to the L/C Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Lender shall prohibit, or request that the L/C Lender refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Lender in good faith deems material to it; (ii) the L/C Lender has received written notice from any Lender, the Paying Agent or either Borrower, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied; (iii) the expiry date of any requested Letter of Credit is (A) more than twelve months after the date of such Issuance for standby Letters of Credit or more than 180 days after the date of such issuance for commercial documentation Letters of Credit, unless the Required Revolving Lenders have approved such expiry date in writing; provided, however, that any standby Letter of Credit may be automatically extendible for periods of up to one year so long as no Event of Default or Unmatured Event of Default then exists and such Letter of Credit provides that the L/C Lender retains an option reasonably satisfactory to the L/C Lender, to terminate such Letter of Credit prior to each extension date, or (B) after the fifth Business Day prior to the Termination Date, unless all of the Revolving Lenders have approved such expiry date in writing; (iv) any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance reasonably acceptable to the L/C Lender, or the Issuance of a Letter of Credit shall violate any applicable policies of the L/C Lender; (v) such Letter of Credit is denominated in a currency other than U.S. Dollars or an Offshore Currency; or
(vi) an Event of Default or Unmatured Event of Default has occurred and is continuing.

3.2.	Issuance, Amendment and Renewal of Letters of
Credit. (a) Each Letter of Credit (other than an Existing Letter of Credit) shall be Issued upon the irrevocable written request of the Applicable Borrower received by the L/C Lender (with a copy sent by the Applicable Borrower to the Paying Agent) at least three Business Days (or such shorter time as the L/C Lender may agree in a particular instance in its sole discretion) prior to the proposed date of Issuance. Each such request for Issuance of a Letter of Credit shall be by fac-simile, confirmed in an original writing, in the form of an L/C Application, and shall specify in form and detail reasonably satisfactory to the L/C Lender:

(i) the proposed date of Issuance of the Letter of Credit (which shall be a Business Day);

(ii) the face amount of the Letter of Credit and the Applicable Currency;
(iii)  the expiry date of the Letter of Credit;

(iv)   the name and address of the beneficiary thereof;

(v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder;

(vi)  	the full text of any certificate to be presented
       by the beneficiary in case of any drawing thereunder;

(vii)  the type of Letter of Credit; and

(viii) such other matters as the L/C Lender may reasonably require.

(b)	At least two Business Days prior to the Issuance
of any Letter of Credit, the L/C Lender will confirm with the Paying Agent (by telephone or in writing) that the Paying Agent has received a copy of the L/C Application or L/C Amendment Application from the Applicable Borrower and, if not, the L/C Lender will provide the Paying Agent with a copy thereof. Unless the L/C Lender has received, on or before the Business Day immediately preceding the date the L/C Lender is to Issue a requested Letter of Credit, (A) notice from the Paying Agent directing the L/C Lender not to Issue such Letter of Credit because such Issuance is not then permitted under subsection 3.1(a) as a result of the limitations set forth in clauses (1) through (3) thereof, or (B) a notice described in subsection 3.1(b)(ii), then, subject to the terms and conditions hereof, the L/C Lender shall, on the requested date, Issue a Letter of Credit for the account of the Applicable Borrower (or jointly for the account of the Applicable Borrower and the applicable Subsidiary) in accordance with the L/C Lender's usual and customary business practices.

(c)	From time to time while a Letter of Credit is
outstanding and prior to the Termination Date, the L/C Lender will, upon the written request of the Applicable Borrower received by the L/C Lender (with a copy sent by the Applicable Borrower to the Paying Agent) at least three days (or such shorter time as the L/C Lender may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit Issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail reasonably satisfactory to the L/C Lender:
(i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business
Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the L/C Lender may reasonably require. The L/C Lender shall be under no obligation to, and shall not, amend any Letter of Credit if: (A) the L/C Lender would have no obligation at such time to Issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit. The Paying Agent will promptly notify the Revolving Lenders of the receipt by it of any L/C Application or L/C Amendment Application.

(d)	The L/C Lender and the Revolving Lenders agree
that, while a standby Letter of Credit is outstanding and prior to the Termination Date, at the option of the Applicable Borrower and upon the written request of the Applicable Borrower received by the L/C Lender (with a copy sent by the Applicable Borrower to the Paying Agent) at least three Business Days (or such shorter time as the L/C Lender may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, the L/C Lender shall be entitled to authorize the automatic renewal of any Letter of Credit Issued by it. Each such request for renewal of a Letter of Credit shall be made by facsimile, confirmed in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail reasonably satisfactory to the L/C
Lender:  (i) the standby Letter of Credit to be renewed;
(ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day not more than 60 days prior to the expiry date of the Letter of Credit being re-newed); (iii) the revised expiry date of the Letter of Credit; and (iv) such other matters as the L/C Lender may reasonably require. The L/C Lender shall be under no obligation so to renew any Letter of Credit and shall not do so if: (A) the L/C Lender would have no obligation at such time to Issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the L/C Lender that such Letter of Credit shall not be renewed, and if at the time of renewal the L/C Lender would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this subsection 3.2(d) upon the request of the Applicable Borrower but the L/C Lender shall not have received any L/C Amendment Application from the Applicable Borrower with respect to such renewal or other written direction by the Applicable Borrower with respect thereto, the L/C Lender shall nonetheless be permitted to allow such Letter of Credit to renew, and the Applicable Borrower and the Revolving Lenders hereby authorize such renewal, and, accordingly, the L/C Lender shall be deemed to have received an L/C Amendment Application from the Applicable Borrower requesting such renewal.

(e)	The L/C Lender may, at its election (or as
required by the Paying Agent at the direction of the Required Revolving Lenders), deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other reasonable action, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the fifth Business Day prior to the Termination Date.

(f)	This Agreement shall control in the event of any
inconsistency between this Agreement and any L/C-Related Document (other than any Letter of Credit) or if any provision of any L/C Related Document is more restrictive or burdensome than a comparable provision in this Agreement or to the extent it provides for a Lien on property or assets.

(g)	The L/C Lender will also deliver to the Paying
Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

3.3.	Risk Participations, Drawings and
Reimbursements. (a) Immediately upon the Issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of
(i) the Pro Rata Share of such Revolving Lender times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

(b)	In the event of any request for a drawing under
a Letter of Credit by the beneficiary or transferee thereof, the L/C Lender will promptly notify the Applicable Borrower (but the failure to so notify any Borrower shall not impair any rights of the Lenders or modify any obligation of the Borrowers). The Applicable Borrower shall reimburse the L/C Lender prior to 1:00 p.m. (New York City time), on each date that any amount is paid by the L/C Lender under any Letter of Credit issued for the account of such Borrower (each such date, an "Honor Date"), if such payment by the L/C Lender is made prior to 11:00 a.m. (New York City time) on the Honor Date or by 11:00 a.m. (New York City time) on the next Business Day after the Honor Date if such payment is made on or after 11:00 a.m. (New York City time) on the Honor Date, in each case in an amount equal to the amount so paid by the L/C Lender. In the event the Applicable Borrower fails to reimburse the L/C Lender for the full amount of any drawing under any Letter of Credit by 1:00 p.m. (New York City time) on the Honor Date, the L/C Lender will promptly notify the Paying Agent and the Paying Agent will promptly notify each Revolving Lender thereof. Thereupon the Applicable Borrower shall be deemed to have requested that Revolving Loans be made by the Revolving Lenders to be disbursed on the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Commitment and subject to the conditions set forth in subsections 5.3(b) and (c), which Loans shall be ABR Loans accruing interest at a rate per annum equal to the Alternate Base Rate, plus the Applicable Margin for ABR Loans which are Revolving Loans, in the case of a drawing in U.S. Dollars, or Loans accruing interest at a rate per annum equal to the Overnight Rate applicable to such Offshore Currency from time to time in effect, plus the Applicable Margin for LIBOR Loans which are Revolving Loans, in the case of a drawing in an Offshore Currency. Any notice given by the L/C Lender or the Paying Agent pursuant to this subsection 3.3(b) may be oral if immediately confirmed in writing (including by facsimile); provided, however, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)	Each Revolving Lender shall upon any notice
pursuant to subsection 3.3(b) make available to the Paying Agent for the account of the L/C Lender an amount in U.S. Dollars or the Offshore Currency in which such Letter of Credit is denominated, as the case may be, and in Same Day Funds equal to its Pro Rata Share of the amount of the drawing, whereupon the participating Revolving Lenders shall (subject to sub-section 3.3(d)) each be deemed to have made a Revolving Loan to the Applicable Borrower in that amount accruing interest at a rate per annum equal to the Alternate Base Rate, plus the Applicable Margin for ABR Loans which are Revolving Loans (in the case of a drawing in U.S. Dollars), or the Overnight Rate applicable to such Offshore Currency from time to time in effect, plus the Applicable Margin for LIBOR Loans which are Revolving Loans (in the case of a drawing in an Offshore Currency). If any Revolving Lender so notified fails to make available to the Paying Agent for the account of the L/C Lender the amount of such Revolving Lender's Pro Rata Share of the amount of the drawing by no later than 1:00 p.m. (New York time) on the Honor Date, then interest shall accrue on such Revolving Lender's obligation to make such payment, from the Honor Date to the date such Revolving Lender makes such payment, at a rate per annum equal to (i) in the case of a drawing in U.S. Dollars, the U.S. Federal Funds Rate in effect from time to time during such period and (ii) in the case of a drawing in an Offshore Currency, the Overnight Rate applicable to such Offshore Currency from time to time in effect. The Paying Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Paying Agent to give any such notice on the Honor Date or in sufficient time to enable any Revolving Lender to effect such payment on such date shall not relieve such Revolving Lender from its obligations under this
Section 3.3.

(d)	With respect to any unreimbursed drawing that is
not converted into Revolving Loans to the Applicable Borrower in whole or in part, because of such Borrower's failure to satisfy the conditions set forth in subsections 5.3(b) and (c) or for any other reason, such Borrower shall be deemed to have incurred from the L/C Lender an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to (i) in the case of a drawing in U.S. Dollars, the Alternate Base Rate, plus 2% per annum, and
(ii) in the case of a drawing in an Offshore Currency, the Overnight Rate applicable to such Offshore Currency from time to time in effect, plus 2% per annum, and each Revolving Lender's payment to the L/C Lender pursuant to subsection 3.3(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 3.3.

(e)	Each Revolving Lender's obligation in accordance
with this Agreement to make the Revolving Loans or L/C Advances, as contemplated by this Section 3.3, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the L/C Lender and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Re-volving Lender may have against the L/C Lender, the Applicable Borrower or any other Person for any reason whatsoever;
(ii) the occurrence or continuance of an Event of Default, an Unmatured Event of Default or a Material Adverse Effect; or
(iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender's obligation to make Revolving Loans under this Section 3.3 is subject to the conditions set forth in Section 5.3.

3.4.	Repayment of Participations.  (a)  Upon (and
only upon) receipt by the Paying Agent for the account of the L/C Lender of Same Day Funds from the Applicable Borrower
(i) in reimbursement of any payment made by the L/C Lender under the Letter of Credit with respect to which any Revolving Lender has paid the Paying Agent for the account of the L/C Lender for such Revolving Lender's participation in the Letter of Credit pursuant to Section 3.3 or (ii) in payment of interest thereon, the Paying Agent will pay to each Revolving Lender, in the same funds as those received by the Paying Agent for the account of the L/C Lender, the amount of such Revolving Lender's Pro Rata Share of such funds, and the L/C Lender shall receive the amount of the Pro Rata Share of such funds of any Revolving Lender that did not so pay the Paying Agent for the account of the L/C Lender.

(b)	If the Paying Agent or the L/C Lender is
required at any time to return to the Applicable Borrower, or to a trustee, receiver, liquidator or custodian, or any official in any Insolvency Proceeding, any portion of any payment made by such Borrower to the Paying Agent for the account of the L/C Lender pursuant to subsection 3.4(a) in reimbursement of a payment made under any Letter of Credit or interest or fee thereon, each Revolving Lender shall, on demand of the Paying Agent, forthwith return to the Paying Agent or the L/C Lender the amount of its Pro Rata Share of any amount so returned by the Paying Agent or the L/C Lender, plus interest thereon from the date such demand is made to the date such amount is returned by such Revolving Lender to the Paying Agent or the L/C Lender, at a rate per annum equal to the U.S. Federal Funds Rate in effect from time to time.

3.5.	Role of the L/C Lender.  (a)  Each Revolving
Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Lender shall not have any responsibility to obtain any document (other than any sight draft and certificates or other documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

(b)	None of the Co-Agents, any of their respective
Affiliates or any of the respective correspondents, participants or assignees of the L/C Lender shall be liable to any Revolving Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders (including the Required Revolving Lenders, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

(c)	Each Borrower hereby assumes all risks of the
acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit issued for its account; provided, however, that this assumption is not intended to, and shall not, preclude a Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Co-Agents, any of their respective Affiliates or any of the respective correspondents, participants or assignees of the L/C Lender shall be liable or responsible for any of the matters described in clauses (i) through (iv) of Section 3.6; provided, however, that, anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against the L/C Lender, and the L/C Lender may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused directly by the L/C Lender's willful misconduct or gross negligence or the L/C Lender's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the L/C Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the L/C Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.6.	Obligations Absolute.  The obligations of the
Borrowers under this Agreement and any L/C-Related Document to reimburse the L/C Lender for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:
(i) any lack of validity or enforceability of this Agreement or any L/C-Related Document; (ii) the existence of any claim, set-off, defense or other right that a Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter or Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit; or (iv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, a Borrower or a guarantor; provided, however, that the Borrowers shall not be obligated to reimburse the L/C Lender for any wrongful payment made by the L/C Lender as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the L/C Lender.

3.7.	Cash Collateral Pledge.  If any Letter of Credit
remains outstanding and partially or wholly undrawn as of the Termination Date, then the Borrowers shall immediately Cash Collateralize the L/C Obligations Issued for their respective accounts in an amount equal to the maximum amount then available to be drawn under all Letters of Credit.

3.8.	Letter of Credit Fees.  (a)  The Applicable
Borrower shall pay to the Paying Agent for the pro rata account of each of the Revolving Lenders a letter of credit fee at a rate per annum equal to the then Applicable Margin for LIBOR Loans which are Revolving Loans on an amount equal to the average daily maximum amount available to be drawn of the outstanding Letters of Credit from the date of Issuance thereof or, in the case of the Existing Letters of Credit, from the Effective Date (the "Computation Amount"), computed on a quarterly basis in arrears on the last Business Day of each fiscal quarter and on the Termination Date (or such later date on which all outstanding Letters of Credit have been terminated or have expired) based upon Letters of Credit outstanding for the applicable period as calculated by the Paying Agent.

(b)	The Applicable Borrower shall pay to the Paying
Agent, solely for the account of the L/C Lender, a letter of credit fronting fee for each Letter of Credit Issued by the L/C Lender of at least U.S. $100 or, if greater, at the rate per annum equal to 1/8% of the Computation Amount, computed on the last Business Day of each calendar quarter and on the Termination Date (or such later date on which all outstanding Letters of Credit have been terminated or have expired) based upon the Letters of Credit outstanding for the applicable pe-riod as calculated by the Paying Agent.

(c)	The letter of credit fees payable under
subsection 3.8(a) and the fronting fees payable under subsection 3.8(b) shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Termination Date (or such later date upon which all outstanding Letters of Credit Issued for the respective account of a Borrower have been terminated or have expired), with the final payment to be made on the Termination Date (or such later termination or expiration date). All fees payable under this
Section 3.8 shall be calculated as of their due date based upon the Dollar Equivalent amount of the Computation Amount as of such date based upon the Spot Rate. All such fees shall be payable solely in U.S. Dollars.

(d)	The Borrowers shall pay to the L/C Lender from
time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Lender relating to letters of credit as from time to time in effect.

3.9.	Uniform Customs and Practice.  The Uniform
Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in such Letter of Credit) apply to such Letter of Credit.

3.10.	Letters of Credit for the Account of
Subsidiaries. Each Borrower and its applicable Subsidiaries shall be jointly and severally liable for any Letter of Credit which is issued jointly for the account of that Borrower and any of its Subsidiaries.


                            ARTICLE IV

              NET PAYMENTS, YIELD PROTECTION AND ILLEGALITY

4.1.	Net Payments.  (a)  Except as provided in
subsection 4.1(b), all payments by any Loan Party to any Lender or any Co-Agent under this Agreement and any other Credit Document shall be made without setoff, counterclaim or other defense. Except as provided in Section 4.1(b), all such payments shall be made free and clear of, and without deduction or withholding for, any Covered Taxes levied or imposed by any Governmental Authority with respect to such payments.

(b)	If any Loan Party shall be required by law to
deduct or withhold any Covered Taxes from or in respect of any sum payable hereunder to any Lender or any Co-Agent, then except as provided in subsection 4.1(g): (i) the sum payable shall be increased as necessary so that after making all such required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender or such Co-Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made; (ii) the Borrowers shall, and shall cause each other Loan Party to, make such deductions and withholdings; and (iii) the Borrowers shall, and shall cause each other Loan Party to, timely pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law. If for any reason any Loan Party fails to make any payments required under the preceding sentence, then U.S. Borrower shall make such payments on behalf of such Loan Party. Within 30 days after the date of any payment by a Loan Party of Covered Taxes, such Loan Party shall furnish the Paying Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to the Paying Agent.

(c)	The Borrowers agree jointly and severally to,
and shall cause each other Loan Party jointly and severally to, indemnify and hold harmless each Lender and each Co-Agent for, and upon written request of such Lender or Co-Agent shall promptly reimburse such Lender or Co-Agent for, (i) the full amount of Covered Taxes (including any Covered Taxes imposed by any jurisdiction on amounts payable under this Section 4.1) paid or payable by such Lender or such Co-Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Covered Taxes were correctly or legally asserted, and
(ii) any Taxes levied or imposed by any Governmental Authority on any additional amounts paid by any Loan Party under this
Section 4.1 that are measured by such Lender's or such Co-Agent's net income or net profits by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or such Co-Agent, as the case may be, is or was organized or maintains (or maintained) a Lending Office.

(d)	If any Loan Party is required to pay additional
amounts to any Lender or any Co-Agent pursuant to this Section 4.1, then such Lender shall use (at the Loan Parties' expense) reasonable efforts (consistent with internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office or take other appropriate action so as to eliminate any obligation to make such additional payment by such Loan Party which may thereafter accrue, if such change or other action in the sole judgment of such Lender is not otherwise disadvantageous or burdensome to such Lender.

(e)	(i)  Each Lender or Co-Agent which is not a
United States person (as such term is defined in Section
7701(a) of the Code) agrees that:

(A) it shall, no later than the Closing Date (or, in the case of a Lender which becomes a party hereto after the Closing Date, the date upon which such Lender becomes a party hereto) deliver to the Paying Agent and to the Borrowers through the Paying Agent (x) two accurate and complete signed originals of IRS Form W-8ECI or any successor thereto ("Form W-8ECI"), or two accurate and com-plete signed originals of IRS Form W-8BEN or any successor thereto ("Form W-8BEN"), as appropriate, or (y) if such Lender is not a "bank" within the meaning of Section
881(c)(3)(A) of the Code and cannot deliver either Form W-
8BEN or Form W-8ECI pursuant to clause (x) above, a certificate substantially in the form of Exhibit K (any such certificate, a "Non-Bank Certificate") and, in the case of either (x) or (y), two accurate and complete original signed copies of IRS Form W-8 or any successor thereto ("Form W-8");

(B) from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Paying Agent and U.S. Borrower through the Paying Agent, two new accurate and complete original signed copies of Form W-8BEN, Form
W-8ECI, Form W-8 or Non-Bank Certificate, as applicable in replacement for, or in addition to, the forms previously delivered by it hereunder.

(ii) Each Lender or Co-Agent that is incorporated or organized under the laws of the United States of America or a state thereof shall provide two properly completed and duly executed copies of Form W-9, or successor applicable form, at the times specified for delivery of forms under paragraph (e)(i) of this subsection.

(iii) Each Form W-8BEN or W-8ECI delivered by a Lender or Co-Agent pursuant to this subsection (e) shall certify, unless unable to do so by virtue of a Change in Law occurring after the date such Lender or Co-Agent becomes a party hereto, that such Lender or Co-Agent is entitled to receive payments under this Agreement without deduction or withholding of U.S. federal income taxes and each Form W-9 shall certify, unless unable to do so by virtue of a Change in Law occurring after the Effective Date, that such Lender or Co-Agent is entitled to an exemption from U.S. backup withholding.

(iv) Notwithstanding the foregoing provisions of this subsection (e) or any other provision of this Section 4.1, no Lender or Co-Agent shall be required to deliver any form pursuant to this Section 4.1 if such Lender or Co-Agent is not legally able to do so by virtue of a Change in Law occurring after the Effective Date.

(v) Each Lender or Co-Agent shall, promptly upon a Loan Party's or the Paying Agent's reasonable request to that effect, at its expense, deliver to such Loan Party or the Paying Agent (as the case may be) such other forms or similar documentation or other information as may reasonably be required from time to time by any applicable law, treaty, rule or regulation of any Governmental Authority in order to establish such Lender's or Co-Agent's tax status for withholding purposes.

(f) No Loan Party will be required to pay any additional amount in respect of Taxes pursuant to this Section
4.1 to any Lender or to any Co-Agent with respect to any Lender if the obligation to pay such additional amount would not have arisen but for a failure by such Lender or Co-Agent to comply with its obligations under subsection 4.1(e) (other than by reason of a Change in Law occurring after the Effective Date or the date upon which such Lender became a party hereto, if later).

(g) In addition, the Borrowers jointly and severally agree to pay, and will cause each other Loan Party jointly and severally to agree to pay, any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, interest, penalties, additions to tax and expenses) which arise from any payment made hereunder or from the execution, delivery, filing, recordation or registration of, or otherwise with respect to, this Agreement or any other Credit document (hereinafter referred to as "Other Taxes").

4.2. Illegality. (a) If any Lender determines that any Change in Law has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make or maintain LIBOR Loans in any Applicable Currency, then, on notice thereof by the Lender to the Applicable Borrower through the Paying Agent any obligation of such Lender to make, convert or continue LIBOR Loans in such Applicable Currency, as the case may be, shall be suspended until such Lender notifies the Paying Agent and the Applicable Borrower that the circumstances giving rise to such determination no longer exist and until such time such Lender's commitment shall be only to make an ABR Loan, when a LIBOR Loan is requested in such Applicable Currency.

(b) If a Lender determines that it is unlawful to maintain any LIBOR Loan in any Applicable Currency, (x) with respect to any such LIBOR Loan that is an Offshore U.S. Dollar Loan, such Loan shall be automatically converted to an ABR Loan either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loan to such day, or immediately if not, and (y) with respect to any other LIBOR Loan, the Applicable Borrower shall, upon their receipt of notice of such fact and demand from such Lender (with a copy to the Paying Agent), prepay in full such LIBOR Loans, as applicable, of such Lender then outstanding in such Applicable Currency, together with interest accrued thereon and amounts required under Section 4.4, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loan to such day, or immediately, if not.

(c) Before giving any notice to the Paying Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its LIBOR Loans or take other appropriate action if such designation or other action will avoid the need for giving notice and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

4.3.	Increased Costs and Reduction of Return.
(a) If any Lender determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance by such Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in either case after the Closing Date, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Loan or participating in Letters of Credit, or, in the case of the L/C Lender, any increase in the cost to the L/C Lender of agreeing to Issue, Issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then each Applicable Borrower shall be liable for, and shall from time to time, within 15 Business Days of demand (which demand shall contain a reasonably detailed calculation of any relevant costs and shall be conclusive and binding in the absence of manifest error, and a copy thereof shall be sent to the Paying Agent), pay to the Paying Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

(b) If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or
(iv) compliance by such Lender (or its Lending Office) or any corporation controlling such Lender with any Capital Adequacy Regulation, in each case after the date of this Agreement, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) determines that the amount of such capital is increased as a consequence of its Commitment, Loans, credits or obligations under this Agreement, then, within 15 Business Days of demand of such Lender to the Applicable Borrower through the Paying Agent, each Applicable Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts reasonably sufficient to compensate such Lender for such increase. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail), in the absence of manifest error, shall be conclusive and binding on each Applicable Borrower. In determining such amount or amounts, such Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable and that is not materially less favorable to each Applicable Borrower than to any of its other customers.

(c) Nothing in this Section 4.3 shall obligate any Loan Party to make any payments with respect to Taxes of any sort, indemnification for which is governed by Section 4.1.

4.4. Funding Losses. Each Applicable Borrower shall, within 15 Business Days of receipt of written notice thereof, reimburse each Lender and hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of: (a) the failure of such Applicable Borrower to make on a timely basis any payment of principal of any LIBOR Loan; (b) the failure (including by reason of Section 4.5) of such Applicable Borrower to borrow, continue or convert a LIBOR Loan after such Applicable Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation (other than any such failure arising as a result of a default by such Lender or the Paying Agent);
(c) the failure of such Applicable Borrower to make any prepayment of any Loan in accordance with any notice delivered under Section 2.7; (d) the prepayment by such Applicable Borrower (including pursuant to Section 2.7 or 2.8) or other payment (including after acceleration thereof) the principal of any LIBOR Loan on a day that is not the last day of the relevant Interest Period; or (e) the conversion by such Applicable Borrower under Section 2.4 of any LIBOR Loan to an ABR Loan on a day that is not the last day of the relevant Interest Period; including any such loss or expense arising from the liquidation or reemployment of deposits or other funds obtained by it to make, continue or maintain the applicable Loans or from fees payable to terminate the deposits from which such funds were obtained. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on each Applicable Borrower. For purposes of calculating amounts payable by each Applicable Borrower to any Lender under this Section and under subsection 4.3(a), each LIBOR Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR Rate used in determining the interest rate for such LIBOR Loan by a matching deposit or other borrowing in the interbank eurocurrency market for a comparable amount and for a comparable period and in the same Applicable Currency, whether or not such LIBOR Loan is in fact so funded.

4.5. Inability To Determine Rates.  (a)  If the
Required Revolving Lenders or Lenders holding more than 50% of the Loans under the Dollar Term A Facility or Lenders holding more than 50% of the Loans under the Term B Facility determine that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan under the applicable Facility, the Paying Agent will promptly so notify the Applicable Borrower and each Lender under such Facility. Thereafter, the obligation of the Lenders under such Facility to make, convert or maintain LIBOR Loans in the Applicable Currency shall be suspended until the Paying Agent upon the instruction of the Required Revolving Lenders or Lenders holding more than 50% of the Loans under the Dollar Term A Facility or Lenders holding more than 50% of the Loans under the Term B Facility, as the case may be, revoke such notice in writing. Upon receipt of such notice, the Applicable Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Applicable Borrower does not revoke (x) any such Notice of Borrowing for Revolving Loans or (y) any such Notice of Conversion/Continuation with respect solely to Offshore U.S. Dollar Loans, the Lenders shall make, convert or continue the applicable Loans, as proposed by such Applicable Borrower in the amount specified in the applicable notice submitted by such Applicable Borrower, but such Loans shall be made, converted or continued as ABR Loans instead of LIBOR Loans, and in the case of any Offshore Currency Loans under the Revolving Facility, the Borrowing shall be redenominated and thereby be made in an aggregate amount equal to the Dollar Equivalent amount of the originally requested Borrowing in the Offshore Currency. If the Applicable Borrower does not revoke any Notice of Conversion/Continuation with respect to any outstanding Revolving Loans that are Offshore Currency Loans which are the subject of any such continuation, such Offshore Currency Loans shall from the end of the current Interest Period therefor bear interest at a rate per annum equal to the Applicable Margin for LIBOR Loans which are Revolving Loans, plus the Overnight Rate for the Applicable Currency as in effect from time to time or such other rate as may be agreed to between the Applicable Borrower and the Required Revolving Lenders, and specified to the Paying Agent from time to time.

(b) If Lenders holding more than 50% of the Euro
Term A Loans determine that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to Euro Term A Loans, the Paying Agent will promptly so notify the Applicable Borrower and each Lender under the Euro Term A Facility. Thereafter, until the Paying Agent upon the instruction of Lenders holding more than 50% of the Euro Term A Loans revokes such notice in writing, the Euro Term A Loans shall bear interest at a rate per annum equal to the Applicable Margin for LIBOR Loans which are Euro Term A Loans, plus the Overnight Rate for the Applicable Currency as in effect from time to time or such other rate as may be agreed to between the Applicable Borrower and Lenders holding more than 50% of the Euro Term A Loans and specified to the Paying Agent from time to time.

4.6. Reserves on LIBOR Loans.  Each Applicable
Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities") and, in respect of any Offshore Currency Loans, under any applicable regulations of the country in which the Offshore Currency of such Offshore Currency Loans circulates, additional costs on the unpaid principal amount of each LIBOR Loan and Offshore Currency Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as calculated by such Lender in good faith and using a method that is not materially less favorable to each Applicable Borrower than to any of its other customers, which calculation shall be set forth in reasonable detail and shall be conclusive), payable on each date on which interest is payable on such Loan, provided the Applicable Borrower shall have received at least 15 Business Days' prior written notice (with a copy to the Paying Agent) of the amount of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 Business Days from receipt of such notice.

4.7. Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Article IV shall deliver to each Applicable Borrower (with a copy to the Paying Agent) a certificate (a) setting forth in reasonable detail the circumstances giving rise to such claim and a computation of the amount payable to such Lender hereunder in respect thereof and (b) certifying that such Lender is making similar claims based on such circumstances to similarly-situated borrowers from such Lender. Any such certificate shall be conclusive and binding on each Applicable Borrower in the absence of manifest error.

4.8. Substitution of Lenders. Upon (x) the receipt by any Applicable Borrower or the Paying Agent from any Lender (an "Affected Lender") of a claim for compensation under
Section 4.1 or 4.3 (or a Change in Law which could reasonably be determined to allow a Lender to make such a claim) or a notice of the type described in subsection 2.5(b), 2.5(c), 4.2(a) or 4.2(b), (y) any Lender providing notice to any Applicable Borrower that a representation contained in a Non-Bank Certificate is no longer true and correct or (z) the refusal of any Lender to consent to a proposed amendment, waiver or consent with respect to the Credit Documents which has been approved by the Required Lenders as provided in subsection 11.1(b), any Applicable Borrower may: (i) request the Affected Lender to use its best efforts to obtain a replacement bank or financial institution satisfactory to such Applicable Borrower to acquire and assume all or a ratable part of all of such Affected Lender's Loans, participation in L/C Obligations and Commitments (a "Replacement Lender");
(ii) request one or more of the other Lenders to acquire and assume all or part of such Affected Lender's Loans and Commit-ments; or (iii) designate a Replacement Lender. Any such designation of a Replacement Lender under clause (i) or (iii) shall be subject to the prior written consent of the Agents (which consent shall not be unreasonably withheld).

4.9. Right of Lenders To Fund Through Branches and
Affiliates. Each Lender may, if it so elects, fulfill its commitment as to any Loan hereunder by designating a branch or Affiliate of such Lender to make such Loan; provided, however, that (a) such Lender shall remain solely responsible for the performances of its obligations hereunder, (b) no such designation shall result in any material increased costs to any Applicable Borrower and (c) such branch or Affiliate complies with all form delivery and other requirements hereunder (in-cluding pursuant to Section 4.1) as if it were a Lender.


                              ARTICLE V

                         CONDITIONS PRECEDENT

5.1.	Conditions to Effectiveness.  The effectiveness
of this Agreement is subject to the satisfaction of the following conditions precedent (the date of the satisfaction (or waiver) of each condition in this Section 5.1, the "Effective Date"):

Documentation and Evidence of Certain Matters.  The
Lead Arranger shall have received the following documents, each duly executed and notarized where appropriate (with one conformed copy for each Lender), each of which shall be reasonably satisfactory in form and substance to the Lead Arranger:

(i) Corporate Documents. Certified true and complete copies of the charter and by-laws and all amendments thereto (or equivalent documents) of each Loan Party and all corporate authority for each Loan
      Party (including board of director resolutions and evidence of the incumbency, including specimen signatures, of officers) with respect to the execution, delivery and performance of each of the Credit Documents to which such Loan Party is intended to be a party and each other document to be delivered by such Loan Party from time to time in connection herewith and the extensions of credit hereunder and the consummation of the Transactions, certified as of the Effective Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

(ii)  The Credit Agreement.  This Agreement
      (i) executed and delivered by a duly authorized officer of each Loan Party party hereto, and
      (ii) executed and delivered by a duly authorized officer of each Lender, the Lead Arranger and each other Co-Agent.

(iii) Van Leer Acquisition Agreement. Executed copies of the Van Leer Acquisition Agreement and all amendments, exhibits, appendices, annexes and schedules to any thereof, each certified by a senior officer of U.S. Borrower as true, complete and correct copies thereof.

5.2.	Conditions to Initial Credit Extension.  The
obligation of the Lenders to make the initial Credit Extension hereunder is subject to the satisfaction of the conditions precedent that the Effective Date shall have occurred (or shall occur simultaneously therewith) and to the satisfaction of the additional following conditions precedent on or prior to March 15, 2001 (the date of the satisfaction (or waiver) of each condition to the initial Credit Extension in this
Section 5.2, the "Closing Date").

(a)  Documentation and Evidence of Certain Matters.
The Lead Arranger shall have received the following documents, each duly executed and notarized where appropriate (with sufficient conformed copies for each Lender), each of which shall be reasonably satisfactory in form and substance to the Lead Arranger:

(i)    Officers' Certificate.  An Officers'
       Certificate of each Borrower, dated the Closing Date,
       (A) to the effect set forth in clauses (b) and (c) of
       Section 5.3, (B) to the effect that all conditions precedent to the making of such initial Credit Extension have been satisfied or waived and
       (C) stating that (I) all requisite material
       Governmental Authorities and material third parties have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required (without the imposition of any materially burdensome or materially adverse conditions or requirements in the judgment of the Lead Arranger), (II) all such approvals are in full force and effect and (III) there is no Proceeding, actual or threatened, that has or would have a reasonable likelihood of restraining, preventing or imposing materially burdensome conditions on any of the Transactions or the other transactions contemplated hereby. The Lead Arranger shall have received copies (certified by U.S. Borrower as true and correct) of any such approvals or consents so obtained.

(ii)   Opinion of Ohio Counsel.  Opinion of Baker
       & Hostetler LLP, Ohio counsel to the Loan Parties.

(iii)  Opinion of New York Counsel.  Opinion of
       Debevoise & Plimpton, New York counsel to the Loan
       Parties.

(iv)   Opinions of Counsel.  Opinions of each
       foreign local counsel to the Companies listed on
       Schedule 5.2(a)(iv) and each domestic local counsel to the Companies listed on Schedule 5.2(a)(iv).

(v)    Notes.  The Notes, duly completed and
       executed for each Lender that has requested Notes prior to the Closing Date.

(vi)   U.S. Borrower Guarantee and Security
       Agreement; Domestic Guarantee and Security Agreement; Foreign Guarantees; Foreign Security Agreements; Soterra Guarantee. The U.S. Borrower Guarantee and Security Agreement, the Domestic Guarantee and Security Agreement from each Domestic Guarantor listed on Schedule 5.2(a)(vi), a Foreign Guarantee from each Foreign Guarantor listed on Schedule 5.2(a)(vi), a Foreign Security Agreement from each Foreign Guarantor listed on Schedule 5.2(a)(vi), the Soterra Guarantee and such other pledge agreements required under applicable local or foreign law in the judgment of counsel to the Lead Arranger (each of which shall be in full force and effect), together with (A) the certificates evidencing the Pledged Securities and the Equity Interests pledged under such Security Documents, and (B) undated stock powers, instruments of transfer or assignment or issuer acknowledgments executed in blank, if appli-cable.

(vii)  Intercompany Loans; Intercompany Security
       Documents. The Intercompany Notes from each Company listed on Schedule 5.2(a)(vii) (together with instruments of transfer or assignment executed in blank), an Intercompany Guarantee from each Company listed on Schedule 5.2(a)(vii), an Intercompany Security Agreement from each Company listed on
       Schedule 5.2(a)(vii), and such other pledge agreements required under local or foreign law in the judgment of counsel to the Lead Arranger and requested reasonably in advance of the Closing Date (each of which shall be in full force and effect), together with (A) the certificates identified under the name of such Companies in the Intercompany Security Agreements, and (B) undated stock powers, instruments of assignment or issuer acknowledgments executed in blank, if applicable.

(viii) Solvency Certificate. A certificate from the chief financial officer of U.S. Borrower in form and substance reasonably satisfactory to the Lead
       Arranger with respect to the Solvency (on a consolidated basis) of each Loan Party immediately after the consummation of the Transactions to occur on the Closing Date.

(ix) Insurance. Evidence of insurance complying with the requirements of Section 7.5 and the Security Documents and certificates naming the Paying Agent as an additional insured and/or loss payee, and stating that such insurance shall not be canceled or revised without 30 days' prior written notice by the insurer to the Paying Agent.

(b)	Financial Statements.  The Lead Arranger shall
have received (i) audited financial statements of Van Leer that are reasonably acceptable to the Lead Arranger for each of the fiscal years 1999, 1998 and 1997 (other than audited balance sheets for fiscal years 1997 and 1998),
(ii) unaudited financial statements of Van Leer for the fiscal year ended December 31, 2000, and (iii) a letter from the certified public accountants of Van Leer with respect to an interim review dated December 31, 2000, in each case that are reasonably acceptable to the Lead
Arranger.

(c)	Van Leer Acquisition Agreement in Full Force and
Effect; Filings. The Van Leer Acquisition Agreement shall be in full force and effect. The Lead Arranger shall have received copies, certified by U.S. Borrower, of all filings made with any Governmental Authority in connection with the Transactions.

(d)	Compliance with Law.  The Transactions and the
financing therefor shall be in compliance with all laws and regulations or the Lead Arranger shall have determined such to be inapplicable to the Transactions.

(e)	Consummation of Van Leer Acquisition.
Simultaneously with the making of the initial Credit
Extension, the Van Leer Acquisition shall have been consummated in all material respects in accordance with the terms of the Van Leer Acquisition Agreement (without the waiver or amendment of any material condition unless consented to by the Lead Arranger and the Required
Lenders). Each of the parties thereto shall have complied in all material respects with all covenants set forth in the Van Leer Acquisition Agreement to be complied with by it on or prior to the Closing Date (without the waiver or amendment of any of the material terms thereof unless consented to by the Lead Arranger and the Required Lend-
ers).

(f)	Intercompany Loans.  The Borrowers shall
simultaneously with the Closing Date make the Intercompany
Loans listed on Schedule 5.2(a)(vii).

(g)	Refinancing.  Simultaneously with the making of
the initial Credit Extension, U.S. Borrower shall have effected the Refinancing on terms and conditions and pursuant to documentation reasonably satisfactory to the Lead Arranger. After giving effect to the Transactions, U.S. Borrower and its subsidiaries shall have outstanding no Indebtedness or preferred stock (or direct or indirect guarantee or other credit support in respect thereof) other than the Loans and the Indebtedness set forth on
Schedule 6.16, which shall not exceed the Dollar
Equivalent amount of U.S. $50,000,000. All Liens in re-spect of the Refinanced Indebtedness shall have been released, and the Lead Arranger shall have received evidence thereof reasonably satisfactory to the Lead
Arranger and a "pay-off" letter or letters reasonably satisfactory to the Lead Arranger with respect to the Refinanced Indebtedness.

(h)	No Conflicting Law or Regulation.  No law or
regulation shall be applicable in the judgment of the Lead
Arranger that restrains, prevents or imposes material adverse conditions upon the Transactions or the financing thereof, including the Credit Facilities.

(i)	No Material Adverse Change.  There shall not
have occurred or become known any Material Adverse Change of U.S. Borrower (after giving effect to the Transactions) since October 31, 2000.

(j)	Minimum EBITDA; Minimum Ratio of Consolidated
Indebtedness to EBITDA. The Lead Arranger shall have received reasonably satisfactory evidence (including satisfactory supporting schedules and other data) that
(i) pro forma EBITDA of the Companies calculated in accordance with GAAP in a manner reasonably acceptable to the Lead Arranger after giving effect to the Transactions and to cash dividends received from CorrChoice for the trailing four fiscal quarters ended immediately prior to the Closing Date was not less than U.S. $230,000,000, and
(ii) the pro forma Total Leverage Ratio after giving effect to the Transactions for the trailing four fiscal quarters ended immediately prior to the Closing Date was not greater than 3.3:1.0.

(k)	Approvals.  All requisite Governmental
Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required (without the imposition of any materially burdensome condition or qualification in the judgment of the Lead Arranger), and all such approvals shall be in full force and effect, all applicable waiting periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that has or would, individually or in the aggregate, reasonably be expected to have a reasonable likelihood of restraining, preventing or imposing materially burdensome or materially adverse conditions on any of the Transactions or the other transactions contemplated hereby. The Lead Arranger shall have received copies (certified by U.S. Borrower as true and correct) of any such approvals or consents so obtained.

(l)	Domestic Filings; Lien Searches; Perfection
Certificate. The Domestic Loan Parties shall have authorized, executed and delivered each of the following:

(i)   UCC Financing Statements or comparable
      documents in appropriate form for filing under the UCC and any other applicable law, rule or regulation in each jurisdiction as may be necessary or appropriate to perfect the Liens created, or purported to be created, by the Security Documents on the Collateral;

(ii)  certified copies of Requests for
      Information (Form UCC-11), tax lien, judgment lien and pending lawsuit searches or equivalent reports or lien search reports, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Domestic Loan
      Party as debtor and that are filed in those state, county and other domestic jurisdictions in which any of the Collateral of such Domestic Loan Party is located, the state, county and other domestic jurisdictions in which each such Person's principal place of business or chief executive office is located and the state in which such Person is organized, none of which encumber the Collateral covered or intended to be covered by the Security
      Documents other than those encumbrances which constitute Prior Liens and other Liens expressly permitted by the terms of the applicable Security
      Document;

(iii) evidence of arrangements for (A) the completion of all recordings and filings of, or with respect to, the Security Documents, including, to the extent required by the Lead Arranger, filings with the United States Patent and Trademark Office and
      United States Copyright Office, and (B) the taking of all actions as may be necessary or, in the reasonable opinion of the Lead Arranger, desirable, to perfect the Liens created, or purported to be created, by the Security Documents; and

(iv) a perfection certificate substantially in the form of Exhibit L.

(m) Foreign Filings; Lien Searches; Perfection
Certificate. The Foreign Loan Parties shall have authorized, executed and delivered each of the following:

(i)  certified copies of requests for
     information, tax lien, judgment lien and pending lawsuit searches or equivalent reports or lien search reports where available, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Foreign
     Loan Party as debtor and that are filed in those foreign jurisdictions in which any of the Collateral or Intercompany Collateral of such Foreign Loan Party is located, none of which encumber the Collateral or Intercompany Collateral covered or intended to be covered by the Security Documents other than those encumbrances which constitute Prior Liens and other
     Liens expressly permitted by the terms of the applicable Security Document; and

(ii) evidence of arrangements for (A) the completion of all recordings and filings of, or with respect to, the Security Documents and (B) the taking of all actions as may be necessary or, in the reasonable opinion of the Lead Arranger, desirable, to perfect the Liens created, or purported to be created, by the Security Documents.

(n) Domestic Mortgage Matters.  On or prior to the
Closing Date, each Loan Party shall have caused to be delivered to the Lead Arranger, on behalf of the Lenders:

(i)   a Domestic Mortgage encumbering each
      Domestic Mortgaged Property in which the applicable Loan Party holds a fee interest (as indicated on Schedule 1.1(a)(i)) in favor of the Paying Agent, for the benefit of the secured parties described therein, duly executed and acknowledged by the Loan Party that is the owner of or holder of an interest in such Mort-gaged Property, and otherwise in form for recording in the recording office of each political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable law, and such UCC-1 Financing Statements and other similar statements as are contemplated by such Mortgage, all of which shall be in form and substance reasonably satisfactory to the Lead Arranger, and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, which Mortgage and fi-nancing statements and other instruments shall when recorded be effective to create a first priority Lien on such Mortgaged Property subordinate to no Liens other than Prior Liens applicable to such Mortgaged Property and subject to no other Liens except Liens expressly permitted by such Mortgage;

(ii)  with respect to each Domestic Mortgaged
      Property described in subparagraph (i) above, policies or certificates of insurance as required by the Mortgage relating thereto, which policies or certi ficates shall comply with the insurance requirements contained in such Mortgage;

(iii) evidence reasonably acceptable to the Lead
      Arranger of payment by U.S. Borrower of all mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Domestic Mortgages referred to in subparagraph (i) above;

(iv) with respect to each Real Property, copies of all Leases in U.S. Borrower's possession or which can be obtained without undue burden; and

(v)   with respect to each Domestic Mortgaged
      Property described in subparagraph (i) above, U.S.
      Borrower and each Subsidiary shall have made all notification, registrations and filings, to the extent required by, and in accordance with, all state and local Real Property Disclosure Requirements applicable to such Mortgaged Property, including the use of forms provided by state or local agencies, where such forms exist, whether to U.S. Borrower or to or with the state, local or foreign agency.

(o)	Payment of Fees and Expenses.  All accrued fees
and expenses (including the reasonable fees and expenses of Cahill Gordon & Reindel and of all local domestic and foreign counsel) of the Lenders and the Lead Arranger in connection with the Credit Documents and the Intercompany
Loan Documents shall have been paid. U.S. Borrower hereby authorizes the Lead Arranger to deduct the amount of all such fees and expenses from the proceeds of the Loans at the Closing Date and make payment directly to all such counsel by wire transfer of funds at the Closing Date as set forth in a schedule to an Officers' Certificate delivered at the Closing Date.

5.3.	Conditions to All Credit Extensions.  The
obligation of the Lenders to make any Credit Extension
(including the initial Credit Extension) hereunder is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Issuance Date:

(a)	Notice, Application.  The Paying Agent shall
have received a Notice of Borrowing from the Applicable
Borrower or the L/C Lender, and the Paying Agent shall have received an L/C Application or L/C Amendment
Application from the Applicable Borrower as required under
Section 3.2 (in the case of any Issuance of a Letter of Credit).

(b)	No Existing Default; No Legal Bar.  No Event of
Default or Unmatured Event of Default shall exist or shall result from such Credit Extension. No order, judgment or decree of any court, arbitrator or Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it on the date of such Credit Extension; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Credit Extensions hereunder.

(c)	Continuation of Representations and Warranties.
The representations and warranties of each Borrower in
Article VI and each Loan Party in each other Credit
Document to which it is a party shall be true and correct in all material respects (except for those representations or warranties which are already qualified as to materiality, which shall be true and correct) on and as of the date of such Credit Extension with the same effect as if made on and as of such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

Each Notice of Borrowing, L/C Application and L/C
Amendment Application request submitted by any Applicable Borrower hereunder shall constitute a representation and warranty by each Applicable Borrower hereunder, as of the date of such notice or request and as of the relevant Borrowing Date or Issuance Date, as applicable, that the applicable conditions in Section 5.1, Section 5.2 and/or this Section 5.3 are satisfied.



                                ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES

Each Borrower makes the following representations and warranties to each Co-Agent and each Lender, all of which shall survive the execution and delivery of this Agreement and the making of the Loans (with the execution and delivery of this Agreement on the Closing Date and the making of each Credit Extension thereafter being deemed to constitute a representation and warranty that the matters specified in this
Article VI are true and correct in all material respects after giving effect to the Van Leer Acquisition and the related trans-actions and as of the date of such Credit Extension unless such representation and warranty expressly indicates that it is be-ing made as of any specific date).

6.1.	Corporate Status.  Each Company (a) is a
corporation, partnership, joint stock company, limited liability company, unlimited liability company or other legal entity duly organized or formed, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization; (b) has full corporate or other organizational power and authority and possesses all material governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted; (c) in the case of the Domestic Loan Parties is duly qualified and in good standing to do business as a foreign corporation or other organization in each U.S. state in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary; and (d) is in compliance with all Requirements of Law, except, in each case referred to in clauses (b), (c) and
(d), to the extent that the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect.

6.2.	Authority.  Each Company has all requisite
corporate or other organizational power and authority to enter into each Credit Document and Transaction Document to which it is a party and to perform its obligations thereunder and to consummate the transactions contemplated thereby. All corporate or other organizational acts and other proceedings required to be taken by each Company to authorize the execution, delivery and performance of each Credit Document and Transaction Document to which such entity is a party and the consummation of the transactions contemplated thereby have been duly and properly taken.

6.3.	No Conflicts; Consents.  (a)  The execution,
delivery and performance by each Company of each Credit
Document and Transaction Document to which such entity is a party does not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of (i) the Organization Documents of such Company; (ii) any note, bond, mortgage, inden-ture, deed of trust, license, Lease, contract, commitment, agreement or arrangement to which such Company is a party or by which any of its properties or assets are bound, except as the same may relate to any Refinanced Indebtedness; or (iii) any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to such Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not, individually or in the aggregate, have a Material Adverse Effect.

(b)	No consent, approval, license, permit, order or
authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to any Company in connection with (i) the execution, delivery and performance of any Credit Document or Transaction Document, (ii) the consummation of the Transactions or the other transactions contemplated hereby or thereby,
(iii) the exercise by the Paying Agent of the voting or other rights provided for in the Security Documents, or (iv) the exercise by the Paying Agent of the remedies in respect of the Collateral pursuant to the Security Documents, in each case other than (A) those the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect, and (B) filings required pursuant to applicable antitrust or merger laws.

6.4.	Binding Effect.  Each Credit Document and
Transaction Document to which any Company is a party constitutes the legal, valid and binding obligation of such Company, enforceable against such Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability, or by other laws and regulations of non-U.S. jurisdictions.

6.5.	Litigation.  Except as set forth on
Schedule 6.5, there are no Proceedings pending or, to the best knowledge of U.S. Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against or affecting any Company or any of its properties which
(a) would, individually or in the aggregate, have a Material Adverse Effect; or (b) would reasonably be expected to give rise to any legal restraint on or prohibition against or challenge the Transactions or any of the transactions contemplated by any Credit Document or Transaction Document.
No Company is a party or subject to or in default under any material judgment, order, injunction or decree of any Governmental Authority or arbitration tribunal applicable to it or any of its respective properties, assets, operations or businesses, except where such events would not, individually or in the aggregate, have a Material Adverse Effect. To the best of U.S. Borrower's knowledge, there is no pending investigation of any Company, nor has there been any such investigation threatened in writing in either case by any Governmental Authority, except where such events would not, individually or in the aggregate, have a Material Adverse Effect.

6.6.	No Default; Material Contractual Obligations.
No Company is in default in the performance, observance or fulfillment of any Contractual Obligation of such Company which default would, individually or in the aggregate with any other default, have a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would, individually or in the aggregate with any other condition, constitute such a default. No event has occurred and no condition exists which, individually or in the aggregate with any other event or condition, would constitute an Event of Default or an Unmatured Event of Default. No Company is in violation of any term of its Organization Documents.

6.7.	ERISA.  (a)  No ERISA Event has occurred or is
reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. As of the most recent valuation date for any Pension Plan, except as set forth on Schedule 6.7, the amount of Unfunded Pension Liabilities individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans which have a negative amount of Unfunded Pension Liabilities) does not exceed U.S. $15,000,000. Each ERISA Entity is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan, except for noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of each ERISA Entity to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, would not reasonably be expected to result in a Material Adverse Effect.

(b)	Each Foreign Plan has been maintained in
material compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except for noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Except as set forth on Schedule 6.7, no Loan Party has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) in the aggregate for all Foreign Plans which are funded, determined as of the end of the most recently ended fiscal year of a Loan Party on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Plans by an amount that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and for the Foreign Plans which are not funded, the obligations of such Foreign Plans are properly accrued in all material respects in accordance with local accounting policies, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Ef-fect.

6.8.	Use of Proceeds; Margin Regulations.  The
proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.12 and Section 8.7. No proceeds of any Revolving Loan were or will be used as consideration for any portion of the Van Leer Acquisition. No Company is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of pur-chasing or carrying Margin Stock.

6.9.	Financial Condition; Financial Statements;
Solvency; etc. (a) The audited consolidated balance sheet of U.S. Borrower dated October 31, 2000 (the "Balance Sheet"), and the audited consolidated statements of operations and cash flows of U.S. Borrower for the fiscal year ended October 31, 2000, together with the notes to such financial statements, have been prepared in conformity with principles consistently applied (except in each case as described in the notes thereto) and on that basis fairly present in all material respects the consolidated financial condition and results of operations of U.S. Borrower as of the date thereof and for the period indicated. The audited consolidated balance sheet of Van Leer and its Subsidiaries for the fiscal year ended December 31, 1999 and the audited consolidated profit and loss account and cash flow statements of Van Leer and its Subsidiaries for the fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999, together with the notes to such financial statements, have been prepared in conformity with generally accepted accounting practices in The Netherlands consistently applied (except in each case as described in the notes thereto) and the unaudited consolidated balance sheet, profit and loss account and cash flow statements of Van Leer and its Subsidiaries for the fiscal year ended December 31, 2000, have been prepared in conformity with generally accepted accounting practices in The Netherlands consistently applied and on that basis fairly present in all material respects the consolidated financial condition and results of operations of Van Leer and its Subsidiaries at the dates and for the periods indicated.

(b)	Since October 31, 2000, there has not occurred
an event or condition that has had or would have, individually or in the aggregate, a Material Adverse Effect.

(c)	On and as of the Closing Date and on and as of
each Borrowing Date and each Issuance Date, on a pro forma basis after giving effect to the Transactions to occur on such date (solely as to the Closing Date) and to all Indebtedness incurred, and to be incurred, and Liens created, and to be created, by each Loan Party on such date, each Loan Party (on a consolidated basis with its Subsidiaries) is and will be Solvent.

(d)	Except as fully reflected in the financial
statements delivered at any time pursuant to Section 7.1 or any financial statements delivered in connection with the consummation of the Transactions and except for the Indebtedness incurred under this Agreement, there were as of the Closing Date and on and as of each Borrowing Date and each Issuance Date (and after giving effect to any Loans made on such date) no liabilities or obligations (excluding current obligations incurred in the ordinary course of business) with respect to any Company of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, individually or in the aggregate, have had or would have a Material Adverse Effect.

(e)	During the period from October 31, 2000 to and
including the Effective Date, except as provided in the Transaction Documents, there has been no sale, transfer or other disposition by any Company of any material part of its business or property, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of U.S. Borrower and its Subsidiaries, taken as a whole.

6.10.	Subsidiaries; Properties.  As of the
Closing Date and after giving effect to the Transactions, U.S. Borrower had no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.10 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.10. Each Company owns or leases, as applicable, all properties and assets reflected in the most recent financial statements delivered pursuant to Section 7.1, except as sold or otherwise disposed of since the date of such financial statements in the ordinary course of business and in accordance with this Agreement. Title to each such property or asset is held by U.S. Borrower or a Subsidiary free and clear of all Liens, except in the case of Collateral, Liens permitted by the applicable Security Documents, and in the case of properties and assets not constituting Collateral, Permitted Liens. The Companies hold all material licenses, certificates of occupancy or operation and similar certificates and clearances of municipal and other authorities necessary to own and operate their properties in the manner and for the purposes currently operated by such parties the absence of which would, individually or in the aggregate, have a Material Adverse Effect. No Company has received written notice of defaults with respect to any leases of real property under which any Company is lessor or lessee that would, individually or in the aggregate, have a Material Adverse Effect.

6.11.	Taxes.  (a)  Each Company has timely filed
all Tax Returns required to be filed by it, and each such Tax Return is complete and correct in all material respects.
Except as set forth in Schedule 6.11, each Company has timely paid all Taxes shown as due and payable on such Tax Returns or that are otherwise due and payable (except those Taxes that are being contested in good faith and for which adequate reserves are being maintained in accordance with GAAP), except where failure to do so would not, individually or in the aggregate, have a Material Adverse Effect. Each Company has made adequate provision for all Taxes of such Company which are not yet due and payable. The Loan Parties do not know of any proposed or pending tax assessment, audit or deficiency against any Company that would, individually or in the aggregate, have a Material Adverse Effect.

(b)	(i) No extension of a statute of limitations
relating to material Taxes is in effect with respect to any Company; (ii) no Company has ever been a member of an affiliated group of corporations within the meaning of
Section 1504 of the Code other than an affiliated group of corporations of which U.S. Borrower was the common parent; and
(iii) there are no material Tax sharing agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving any Company other than between or among the Companies.

(c)	All deficiencies or assessments which have been
asserted against any Company as a result of any federal, state, local or foreign Tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith, and no issue has been raised in any such examination which, by application of similar principles, reasonably would be expected to result in assertion of a material deficiency for any other year not so examined which has not been reserved for in U.S. Borrower's consolidated financial statements heretofore delivered to the Lead Arranger to the extent, if any, required by GAAP.

6.12.	Environmental Matters.  (a)  Except as set
forth on Schedule 6.12 and except as would not, individually or in the aggregate, after giving effect to the insurance policy described in subsection 6.12(c) below, have a Material Adverse
Effect:

(i)    Each Company has obtained all Environmental
       Approvals with respect to the operation of the businesses and facilities and properties owned, leased or operated by any of them including, without limitation, any joint ventures.

(ii) Each Company is in compliance with all terms and conditions of the Environmental Approvals specified in subsection (i) above, and is also in compliance with, and has no liability under, any Environmental Laws.

(iii) No Company has received written notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any comparable foreign or state law, nor has any Company received any written notification that any Hazardous Materials that it or any of its predecessors in interest has used, generated, stored, treated, handled, transported or disposed of, or arranged for disposal or treatment of, or arranged with a transporter for transport for disposal or treatment of, have been found at any site at which any governmental agency or private party is conducting or plans to conduct a remedial investigation or other action pursuant to any Environmental Law.

(iv)   There have been no Releases of Hazardous
       Materials by any Company or, to the knowledge of the Borrowers, their respective predecessors in interest on, at, upon, into or from any facilities or properties owned, leased, or operated by any of them. To the knowledge of the Borrowers, there have been no such Releases of Hazardous Materials on, at, under or from any property adjacent to any Mortgaged Property that, through soil, air, surface water or groundwater migration or contamination, would reasonably be expected to have migrated to or under any Mortgaged Property.

(v) No properties now or formerly owned, leased or operated by any Company are (i) listed or proposed for listing on the National Priorities List under CERCLA or
       (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA or (iii) included on any comparable lists maintained by any Governmental Authority.

(vi) There are no past or present events, conditions, activities, practices, or actions which would reasonably be expected to prevent any Company's compliance with any Environmental Law, or which could reasonably be expected to give rise to any liability under any Environmental Law.

(vii) No properties now or formerly owned, leased or operated by any Company are or would reasonably be expected to be the subject of any investigation, response or corrective action under any Environmental Law.

(viii) No Lien has been asserted or recorded, or to the knowledge of the Borrowers threatened under any Environmental Law with respect to any assets, facility, Inventory or property owned, leased or operated by any Com-pany.

(ix) No Company has assumed by contract or agreement any liabilities or obligations arising under any Environmental Law.

(x) No Company has entered into or agreed to any currently pending or effective judgment, decree or order by any judicial or administrative tribunal, or is subject to any judgment, decree or order relating to compliance with any Environmental Law or to investigation, response or corrective action with respect to any Hazardous Material under any Environmental Law.

(xi) No Company has received any notice of an Environ-mental Claim.

(xii) There are no underground storage tanks or related piping surface impoundments, or landfills at any property owned, operated or leased by any Company, other than those maintained in all material respects in compliance with all Environmental Laws, the violation of which would not have a Material Adverse Effect, and any former underground tanks or related piping surface impoundments, or landfills on any such property have been removed or closed in accordance with Environmental Laws.

(b) Environmental Documents. On the Effective Date, to the knowledge of U.S. Borrower, all environmental investigations, studies, audits or assessments in the possession or control of any Company ("Reports") concerning any violation or potential violation of, or liability or potential liability under, any Environmental Law relating to any current or prior business, facilities or properties of any Company (or any of their respective predecessors in interest) or any property, asset or facility currently or formerly (i) owned, operated or leased or (ii) used for the storage or disposal of Hazardous Materials, in each case by any Company (or any of their respective predecessors in interest) have been made available to the Lead Arranger, except for Reports concerning such violation or liability, individually or in the aggregate, which would not have a Material Adverse Effect.

(c) Environmental Insurance.  As of the Effective
Date, the Companies currently maintain in full force and effect, with Environmental Compliance Services (or other financially sound and reputable independent insurer reasonably satisfactory to the Lead Arranger), insurance with respect to their properties and business against Environmental Claims substantially in the form provided to the Lead Arranger prior to the Effective Date.

6.13.	Regulated Entities.  No Company is an
"investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended. No Company is subject to regulation under the Public Utility Holding Company Act of 1935, the U.S. Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other U.S. Federal or state statute or regulation limiting its ability to incur In-debtedness.

6.14.	Employee and Labor Matters.  There is
(i) no unfair labor practice complaint pending against any Company or, to the best knowledge of the Borrowers, threatened against any of them, before the National Labor Relations Board or similar foreign entity, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Company or, to the best knowledge of the Borrowers, threatened against any of them, and
(ii) no strike, labor dispute, slowdown or stoppage pending against any Company or, to the best knowledge of the Borrowers, threatened against any Company, except such as would not (with respect to any matter specified in clause (i) or (ii) above, either individually or in the aggregate) have a Material Ad-verse Effect.

6.15.	Intellectual Property.  (a)  Each Company
owns or possesses adequate licenses or otherwise has the right to use all of the patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets and know-how (whether domestic or foreign) (collectively, "Intellectual Property") that are necessary for the operation of its business as presently conducted, except where the failure to so own or possess licenses or rights would not, individually or in the ag-gregate, have a Material Adverse Effect. To the knowledge of U.S. Borrower, no claim is pending that any Company infringes upon the asserted rights of any other Person under any Intellectual Property, except for any such claim which would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of U.S. Borrower, no claim is pending that any such Intellectual Property owned or licensed by any Company or which any Company otherwise has the right to use, is invalid or unenforceable, except for any such claim which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)	Except as set forth in Schedule 6.15 or except
as would not, individually or in the aggregate, have a Material Adverse Effect, a Company owns or has the right to use all Intellectual Property described in clause (a), and the consummation of the transactions contemplated hereby will not alter or impair any such rights. Subject to the rights of third parties set forth in Schedule 6.15, the applicable Company's rights, title and interests in its Intellectual Property described in clause (a) (i) that constitutes Collateral are free and clear of all Liens other than Liens permitted by this Agreement and the applicable Security Documents, excluding licenses entered into in the ordinary course of business and (ii) that does not constitute Collateral are free and clear of all Liens other than Permitted Liens.

6.16.	Existing Indebtedness.  Schedule 6.16 sets
forth a true and complete list of all Indebtedness of the Companies owed to any person other than a Company outstanding as of the Effective Date (other than the Obligations) and that is to remain outstanding after giving effect to the Transactions occurring on the Closing Date and the incurrence of Loans on the Closing Date, in each case showing the aggregate principal amount thereof and the name of the applicable borrower and any other entity which directly or indirectly guaranteed such Indebtedness. Such Indebtedness has a Dollar Equivalent principal amount of less than U.S. $50,000,000.

6.17.	True and Complete Disclosure.  All factual
information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of U.S. Borrower and the other Companies in writing to any Lender (including, without limitation, all information contained in the Transaction Documents and the Confidential Memorandum) for purposes of or in connection with this Agreement or any transaction contemplated herein is (or was, on the Closing Date), and all other such factual information (taken as a whole) furnished by or on behalf of the Companies in writing to any Lender after the Closing Date was and will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information, taken as a whole, not misleading at such time in light of the circumstances under which such information was provided. The projections and pro forma financial information contained in or to be contained in such materials (including the projections included in the Confidential Memorandum and the budgets to be furnished pursuant to Section 7.1(c)) are and will be based on good faith estimates and assumptions believed by U.S. Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts, that actual results during the period or periods covered by any such projections may differ materially from the projected results and that U.S. Borrower makes no representation or warranty that such projections, pro forma results or budgets will be realized. There is no fact known to U.S. Borrower which materially and adversely affects the business, operations, property, assets, nature of assets, liabilities, condition (financial or otherwise) or prospects of the Companies, taken as a whole, which has not been disclosed herein or in such other documents, certificates and written statements furnished to the Lenders for use in connection with the transactions contemplated hereby.

6.18.	Security Interests; Certain Matters
Relating to Collateral. (a) The Security Documents, once executed, delivered, filed and/or recorded, together with all necessary filings contemplated by the Security Documents, will create, in favor of the Paying Agent for its benefit and for the benefit of the Lenders, as security for the obligations purported to be secured thereby, a valid and enforceable perfected first priority security interest in and Lien upon all of the Collateral, superior to and prior to the rights of all third persons and subject to no Liens except the Prior Liens applicable to such Collateral and Liens permitted by the applicable Security Document, in all cases until the security interests created thereby are released in accordance with this Agreement and the Security Documents. The mortgagor under each Domestic Mortgage and Foreign Mortgage has good and marketable title to the Mortgaged Property free and clear of all Liens other than Liens and Prior Liens applicable to such Mortgaged Property and Liens permitted by the applicable Mortgage. Each pledgor or assignor, as the case may be, has (or on and after the time it executes the applicable Security Document, will have) good and marketable title to all items of Collateral (other than Real Property subject to a Mortgage) covered by such Security Document free and clear of all Liens other than Liens permitted by the applicable Security Document. No filings or recordings are required in order to perfect the security interests created under any Security Document on the date such document is delivered, except for filings or recordings required in connection with any such Security Document as set forth in such Security Document.

(b)	The Intercompany Security Documents, once
executed, delivered, filed and/or recorded, will create, in favor of the lender under the applicable Intercompany Loan, as security for the obligations purported to be secured thereby, a valid and enforceable perfected first priority security interest in and Lien upon all of the Intercompany Collateral, superior to and prior to the rights of all third persons and subject to no Liens except the Prior Liens applicable to such Intercompany Collateral and Liens permitted by the applicable Security Document, in all cases until the security interests created thereby are released in accordance with this Agreement and the Intercompany Security Documents. The mortgagor under each Intercompany Mortgage has good and marketable title to the Mortgaged Property free and clear of all Liens other than Prior Liens applicable to such Mortgaged Property and Liens permitted by the applicable Mortgage. Each pledgor or assignor, as the case may be, has (or on and after the time it executes the applicable Intercompany Security Document, will have) good and marketable title to all items of Intercompany Collateral (other than Real Property subject to a Mortgage) covered by such Intercompany Security Document free and clear of all Liens other than Liens permitted by the applicable Intercompany Security Document. No filings or recordings are required in order to perfect the security interests created under any Intercompany Security Document on the date such document is delivered, except for filings or recording required in connection with any such Intercompany Security Document as set forth in such Security Document.

(c)	No Company owns any Real Property located in the
United States and not listed on Schedule 1.1(a)(i) the loss of which (without giving effect to any insurance recovery or other recovery), by itself, would reasonably result in a Material Adverse Change with respect to U.S. Borrower. On and after the date that is 90 days after the Effective Date, no Company leases any Real Property located in the United States and not subject to a leasehold Mortgage in favor of the Creditors the loss of which (without giving effect to any insurance recovery or other recovery), by itself would reasonably be expected to result in a Material Adverse Change with respect to U.S. Borrower. Such leased Real Property as of the date hereof is listed in Schedule 1.1(a)(i).

6.19.	Representations and Warranties in Credit
Documents and Transaction Documents. All representations and warranties set forth in the other Credit Documents and the Transaction Documents were (with respect to representations and warranties of parties other than U.S. Borrower, to the knowledge of U.S. Borrower) true and correct in all material respects as of the time such representations and warranties were made and are true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

6.20.	Van Leer Acquisition.  At the time of
consummation thereof, the Van Leer Acquisition will be consummated substantially in accordance with the terms of the Van Leer Acquisition Documents and all applicable Requirements of Law. At the time of consummation thereof, all consents and approvals of, and filings and registrations with, and all other actions in respect of, all Governmental Authorities required to make or consummate the Van Leer Acquisition shall be obtained, given, filed or taken or waived and are or will be in full force and effect (or effective judicial relief with respect thereto has been obtained), except as set forth on Schedule
6.20 and except where the failure to obtain, give, file, or take would not, individually or in the aggregate, have a Material Adverse Effect. All applicable waiting periods with respect thereto have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent Governmental Authority which restrains, prevents, or imposes material adverse conditions upon the Van Leer Acquisition except where the failure to so expire would have a Material Adverse Effect. Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the Van Leer Acquisition or the performance by the Companies of their obligations under the Van Leer Acquisition Documents and all applicable Requirements of Law.

6.21.	Broker's Fees.  No broker's or finder's fee
or commission will be payable with respect to this Agreement or any of the Transactions contemplated hereby, and the Borrowers hereby jointly and severally indemnify the Co-Agents and the Lenders against, and agree that they will jointly and severally hold the Co-Agents and the Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees al-leged to have been incurred in connection herewith or therewith and any expenses (including fees, expenses and disbursements or counsel) arising in connection with any such claim, demand or liability.

                              ARTICLE VII

                         AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than any contingent indemnity Obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

7.1.	Financial Statements, etc.  The Borrowers shall
deliver to the Paying Agent and each Lender, in form and detail reasonably satisfactory to the Paying Agent:

(a)	as soon as available, but not later than 90 days
after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Companies as at the end of such year and the related consolidated statements of operations, retained earnings, shareholders' equity and cash flow for such year, setting forth in each case in comparative form the corresponding consolidated figures for the previous fiscal year and comparable budgeted figures for such fiscal year, and, in the case of the consolidated statements, accompanied by the opinion of Ernst & Young LLP or another internationally recognized independent certified public accounting firm selected by U.S. Borrower and reasonably acceptable to the Paying
Agent (the "Independent Auditor"), which opinion (i) shall state that such consolidated financial statements present fairly in all material respects the consolidated financial position and results of operations of the Companies for the periods indicated in conformity with GAAP and
(ii) shall not be qualified or limited because of a restricted or limited examination or in any other material respect by the Independent Auditor of any material portion of any Company's records and shall be delivered to the Paying Agent pursuant to a reliance agreement between the Paying Agent and Lenders and such Independent Auditor in form and substance reasonably satisfactory to the Agents and a certificate of such accountants stating that in the course of its regular audit of the business of the Companies no Event of Default or Unmatured Event of
Default which has occurred and is continuing has come to their attention or, if such an Event of Default or Unmatured Event of Default has come to their attention, a statement as to the nature thereof;

(b)	as soon as available, but not later than 45 days
after the end of each fiscal quarter (other than the fourth fiscal quarter, which will be delivered in 90 days) of each fiscal year, a copy of the consolidated balance sheet of the Companies as at the end of such quarter and the related consolidated statements of operations, retained earnings and cash flow for the period commencing on the first day and ending on the last day of such quarter, and the period from the beginning of the respective fiscal year to the end of such quarter, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the previous fiscal year, accompanied by a certificate of a Re-sponsible Officer of U.S. Borrower, which certificate shall state that said consolidated financial statements fairly present in all material respects, in accordance with GAAP (subject to ordinary, good-faith year-end adjustments and the absence of footnotes), the consolidated financial position and the results of operations of the Companies;

(c)	within 90 days after the commencement of each
fiscal year, budgets of the Companies in reasonable detail for each fiscal quarter of such fiscal year and for each fiscal quarter of the immediately succeeding fiscal year, in each case, as customarily prepared by management for its internal use, setting forth, with appropriate discussion, the principal assumptions upon which such budgets are based. Together with each delivery of statements of operations pursuant to subsection 7.1(b), a comparison of the current year-to-date financial results against the budgets required to be submitted pursuant to this subsection (c) shall be presented; and

(d)	promptly upon receipt thereof, a copy of each
definitive report or "management letter" submitted to any Company by its independent accountants in connection with any annual, interim or special audit made by them of the books of any Company.

7.2.	Certificates; Other Information.  The Borrowers
shall deliver to the Paying Agent and each Lender:

(a)	concurrently with the delivery of the financial
statements referred to in subsections 7.1(a) and (b), a Compliance Certificate executed by a Responsible Officer of U.S. Borrower stating that the Borrowers and their Subsidiaries are in compliance with each covenant set forth under this Article VII and Article VIII, together with calculations demonstrating Excess Cash Flow (in the case of delivery of financial statements pursuant to subsection 7.1(a)) in reasonable detail compliance with each Financial Maintenance Covenant, and with respect to any calculation utilizing EBITDA, a schedule showing the pro forma effect of any Acquisition to the extent pro forma effect is given thereto with appropriate supporting information and data;

(b)	on and after the Trigger Date, concurrently with
the financial statements delivered pursuant to subsections
7.1(a) and 7.1(b), an Interest Rate Certificate executed by a Responsible Officer of U.S. Borrower;

(c)	as soon as practicable, copies of all financial
statements and regular, periodical or special reports that any Company may make to, or file with, the SEC or similar foreign authority or securities exchange if not otherwise delivered under Section 7.1;

(d)	as soon as practicable, such additional
information regarding the business, financial or corporate affairs of any Company as the Paying Agent or any Lender
(through the Paying Agent) may from time to time rea-sonably request; and

(e)	within 45 days after the end of each fiscal
quarter of each fiscal year, a certificate of a Responsible Officer (i) certifying compliance with Sections 5.6, 5.7, 6.5, 7.1 and 8.5 of the U.S. Borrower
Guarantee and Security Agreement and the Domestic
Guarantee and Security Agreement and the provisions of Sections 7.15 and 7.16 and (ii)(A) certifying that no Real
Property has been acquired subsequent to the Closing Date or the date of the last certificate delivered under this subsection 7.2(e), as appropriate, or if such Real
Property has been so acquired, certifying which Real
Property has been so acquired; (B) if such Real Property has been so acquired, certifying that such Real Property has been made subject to the Lien of the Security
Documents in accordance with the provisions of Section
7.15, if so required; and (C) certifying that no property
(other than Real Property) has been acquired subsequent to the Closing Date or the date of the last certificate delivered under this subsection 7.2(e), as appropriate, which property has not been made subject to the Lien of the Security Documents in accordance with the provisions of Section 7.15.

7.3.	Notices.  Promptly upon a Responsible Officer of
any Company learning thereof, a Borrower shall notify the Paying Agent and each Lender:

(a)	of the occurrence of any Event of Default or
Unmatured Event of Default;

(b)	of any of the following matters that would,
individually or in the aggregate with any other such matters, reasonably be expected to have a Material Adverse
Effect: (i) any material breach or non-performance of, or any material default under, a Contractual Obligation of any Company; (ii) any dispute, litigation, investigation, proceeding or suspension by or before any Governmental
Authority affecting any Company; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Company, including pursuant to any applicable Environmental Laws; and

(c)	of the occurrence of any of the following events
if such event has resulted or could reasonably be expected to result in any Material Adverse Effect or in a Lien under ERISA or the Code (but in no event more than ten days after such event), and deliver to the Paying Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to any ERISA
Entity with respect to such event, and upon the request of the Paying Agent or any Lender shall furnish any Schedule
B (Actuarial Information) to the annual report (Form 5500
Series) filed by any ERISA Entity with the Internal
Revenue Service with respect to any Pension Plan: (i) an ERISA Event; (ii) the adoption after the Closing Date of, or the commencement after the Closing Date of contributions to, any Plan subject to Section 412 of the Code by any ERISA Entity; (iii) the adoption after the Closing Date of any amendment to a Plan subject to Sec-tion 412 of the Code; (iv) of any pending or threatened
Environmental Claim against any Company or any Real
Property owned or operated by any Company that would, individually or in the aggregate, have a Material Adverse
Effect; (v) of any condition or occurrence on any Real
Property owned or operated by any Company that (x) results in noncompliance by any Company with any applicable
Environmental Law or (y) would form the basis of an Environmental Claim against any Company or any such Real
Property, in each case of clause (x) or clause (y) to the extent that any such noncompliance or Environmental Claim would, singly or in the aggregate, have a Material Adverse
Effect; and (vi) of any condition or occurrence on any Real Property owned or operated by any Company that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by any Company, as the case may be, of its interest in such Real Property under any Environmental Law which condition or occurrence would, individually or in the aggregate, have a Material Adverse
Effect.

Each notice under this Section 7.3 shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Borrowers or any affected Company proposes to take with respect thereto.

7.4.	Preservation of Corporate Existence, etc.  Each
Borrower shall, and shall cause each of its Subsidiaries to:

(a)	preserve and maintain in full force and effect
its existence and, if applicable, good standing under the laws of its state or jurisdiction of organization, except in a transaction permitted by Section 8.2;

(b)	preserve and maintain in full force and effect
all material governmental rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business, except in connection with transactions permitted by Section 8.2 and except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c)	use reasonable efforts, in the ordinary course
of business, to preserve its business organization and goodwill and except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d)	preserve or renew all of its Intellectual
Property, the non-preservation of which would, individually or in the aggregate, have a Material Adverse
Effect; and

(e)	comply in all material respects with all
material Requirements of Law of any Governmental Authority having jurisdiction over it or its business if failure to comply with such requirements would, individually or in the aggregate, have a Material Adverse Effect, except, in the case of clauses (a) (with respect to any Company which is of de minimis significance to the Companies taken as a whole), (b), (c) and (d), to the extent no longer economically desirable, in the commercially reasonable opinion of management and except for the Van Leer Acquisition.

7.5.	Maintenance of Property; Insurance.  (a)  Each
Borrower shall, and shall cause each of its Subsidiaries,
(i) to maintain or cause to be maintained in good repair, working order and condition (subject to normal wear and tear) all properties used in its businesses and from time to time will make or cause to be made all repairs, renewals and replacements thereof which the applicable Company determines in good faith to be commercially reasonable so that the business carried on in connection therewith may be properly and advanta-geously conducted and will maintain and renew as necessary all licenses, permits and other clearances reasonably necessary to use and occupy such properties, except to the extent no longer economically desirable in the commercially reasonable opinion of the applicable Company, and (ii) promptly to pay all calls, installments and other payments which may be made or become due in respect of any shares held by any Company, except in each case where the failure to do so would reasonably be expected to have a Material Adverse Effect.

(b)	Each Borrower shall, and shall cause each of its
Subsidiaries to, maintain in full force and effect, with financially sound and reputable independent insurers, insurance or reinsurance with respect to their properties and business against loss or damage of the kinds customarily insured against by businesses of established reputation engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations (including the insur-ance referred to in subsection 6.12(c)). U.S. Borrower shall furnish to the Lead Arranger on the Closing Date a summary of the insurance carried by any Company material to the Companies taken as a whole, together with certificates of insurance and other evidence of such insurance, if any, naming the Paying Agent as an additional insured and/or loss payee.

(c)	Without duplicating the requirements of
subsection 7.5(b), each Borrower shall, and shall cause each of its Subsidiaries to, maintain in full force the insurance coverages specified in the Mortgages and the other Security Documents so long as any Collateral is pledged thereunder pursuant to the terms of this Agreement and the Security Documents.

7.6.	Payment of Obligations.  Each Borrower shall,
and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable all of their obligations and liabilities, including all material lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon their property; unless, in each case, the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by such Company with respect thereto, or the failure to so pay or discharge would not, individually or in the aggregate, have a Material Adverse Effect.

7.7.	Taxes.  Each Borrower shall, and shall cause
each of its Subsidiaries to timely file all Tax Returns required by any Governmental Authority to be filed by them (which Tax Returns shall be accurate in all material respects) and timely pay and discharge all Taxes imposed on them or any of their property or assets (except those Taxes that are being contested in good faith and for which adequate reserves are being maintained in accordance with GAAP), which if not paid would reasonably be expected to result in a Material Adverse Ef-fect.

7.8.	Compliance with Environmental Laws.  (a)  Each
Borrower shall, and shall cause each of its Subsidiaries to, comply with all Environmental Laws; (b) each Borrower shall, and shall cause each of its Subsidiaries to, pay all costs and expenses incurred by it in complying in all respects with all Environmental Laws, and will keep or cause to be kept all Real Property owned, operated or leased by any of them free and clear of any Liens imposed pursuant to such Environmental Laws;
(c) in the event of the presence of any Hazardous Material at, on, under or upon any property owned, operated or leased by any Company which would reasonably be expected to result in liability under or a violation of any Environmental Law, in each case which would, individually or in the aggregate, have a Material Adverse Effect, U.S. Borrower agrees to undertake, and/or to cause any of its Subsidiaries, tenants or occupants to undertake, at their sole expense, any investigation, response or other action required pursuant to Environmental Laws to mitigate and eliminate any such adverse effect unless the failure to comply with these requirements specified in clause (a), (b) or (c) above would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that no Company shall be required to comply with any order or directive which is being contested in good faith and by proper proceedings so long as it has maintained adequate reserves with respect to such compliance to the extent required in accordance with GAAP; and (d) U.S. Borrower shall as promptly as practicable notify the Paying Agent of the occurrence of any event specified in clause (c) of this Section 7.8 and shall thereafter keep the Paying Agent informed on a periodic basis of any actions taken in response to such event and the results of such actions.

7.9.	Compliance with ERISA.  Each Borrower shall, and
shall cause each ERISA Entity to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable law;
(b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code, except where failure to comply with clause (a), (b) or (c) would not, individually or in the aggregate, have a Material Adverse Effect.

7.10.	Inspection of Property and Books and
Records. Each Borrower shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in all material respects (in order to permit the preparation of U.S. Borrower's consolidated financial statements in conformity with GAAP) shall be made of all financial transactions and matters involving the assets and business of the Companies. Each Borrower shall, and shall cause each of its Subsidiaries to, permit representatives and independent contractors of any Co-Agent or any Lender to visit and inspect any of their properties or assets, to examine their corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their affairs, finances and accounts with their directors, officers, and independent public accountants, all at the expense of U.S. Borrower so long as such expenses are reasonable and at such reasonable times and intervals during normal business hours and as often as may be reasonably desired, upon not less than two Business Days' advance notice to U.S. Borrower and to the applicable Subsidiary; provided, however, when an Event of Default or emergency exists the Paying Agent or any Lender may do any of the foregoing at any time and without advance notice in a reasonable manner.

7.11.	End of Fiscal Years; Fiscal Quarters.  U.S.
Borrower shall, for financial reporting purposes, cause
(i) each of its, and each of its Subsidiaries', fiscal years to end on October 31 of each year and (ii) each of its, and each of its Subsidiaries', fiscal quarters to end on January 31, April 30, July 31 and October 31 of each year.

7.12.	Use of Proceeds.  U.S. Borrower shall use
the proceeds of the Term Loans solely to (i) finance the Van Leer Acquisition, (ii) consummate the Refinancing, and (iii) pay fees and expenses related to the Van Leer Acquisition and the Refinancing. The Borrowers shall use the proceeds of the Revolving Loans solely to (i) finance the Van Leer Acquisition,
(ii) consummate the Refinancing, (iii) pay fees and expenses re-lated to the Van Leer Acquisition and the Refinancing, and
(iv) provide working capital and for general business purposes of the Companies.

7.13.	Further Assurances; New Subsidiaries.  Each
Borrower shall, and shall cause each of its Subsidiaries to, take such actions as are reasonably necessary or as the Paying
Agent or any Lender may reasonably request from time to time to

(a)	Ensure that (i) the Obligations of U.S. Borrower
and Subsidiary Borrower are unconditionally guaranteed by each Domestic Subsidiary (other than the Domestic
Subsidiaries set forth on Schedule 7.13A (which Schedule expressly shall not include Soterra LLC)) and secured by all of each such Domestic Subsidiary's (other than any Receivables Co.'s or Soterra LLC's) property and assets
(to the extent required by the Domestic Security
Documents), in each case pursuant to the Domestic Guar-antee and Security Agreement, (ii) the Obligations of Subsidiary Borrower are unconditionally guaranteed by each Foreign Subsidiary listed on Schedule 7.13B and by each Foreign Subsidiary required to provide such a guarantee under subsection 7.13(b), in each case pursuant to a Foreign Guarantee and secured by such Foreign Subsidiary's assets (to the extent required by the Foreign Security
Documents), in each case pursuant to a Foreign Security
Agreement, subject to the absence of such requirements con-templated by Section 7.22 and (iii) the Intercompany Loans are unconditionally guaranteed by each Foreign Subsidiary listed on Schedule 7.13C and by each Foreign Subsidiary required to provide such a guarantee under subsection
7.13(b), in each case pursuant to an Intercompany
Guarantee and secured by such Foreign Subsidiary's assets
(to the extent required by the Intercompany Security
Documents), in each case pursuant to an Intercompany
Security Agreement subject to the absence of such requirements contemplated by Section 7.22 , and

(b)	Cause (A) each Domestic Subsidiary (other than
any Receivables Co.) created or acquired after the Effective Date by any Company in which the aggregate amount invested therein by any Company is in excess of the Dollar Equivalent of U.S. $2,000,000 after the Closing
Date to execute and deliver a joinder agreement substantially in the form of Exhibit 3 to the Domestic
Guarantee and Security Agreement and Domestic Mortgage and
(B) each Foreign Subsidiary created or acquired after the Effective Date by any Company in which the aggregate amount invested therein by any Company is in excess of the Dollar Equivalent of U.S. $2,000,000 after the Closing
Date to execute and deliver a Foreign Guarantee and Foreign Security Agreement and an Intercompany Guarantee and an Intercompany Security Agreement, subject to the limitations and prohibitions of local law.

7.14.	Equal Security for Loans and Notes.  If any
Company (other than any Receivables Co.) shall create or assume any Lien upon any of their respective property or assets, whether now owned or hereafter acquired and whether or not such property or assets constitute Collateral, other than any Lien permitted by the Credit Documents, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured as long as any such Indebtedness shall be secured; provided, however, that this covenant shall not be construed as consent by the Paying Agent and the Required Lenders to any violation by any Company of the provisions of Section 8.1.

7.15.	Pledge of Additional Collateral.
(a) Subject to Section 7.14, as soon as reasonably practicable after the acquisition after the Closing Date of any personal property or assets by any Loan Party or Intercompany Loan Party with a Dollar Equivalent value in excess of the Dollar Equivalent of U.S. $5,000,000 (the "Additional Collateral"), each such Loan Party or Intercompany Loan Party shall take all reasonably necessary or desirable action, including the filing of appropriate financing statements under the provisions of the UCC and applicable foreign, domestic or local laws, rules or regulations in each of the offices where such filing is nec-essary or appropriate, to (1) with respect to Additional Collateral acquired by any Loan Party, grant to the Paying Agent for the benefit of (i) with respect to any such Additional Collateral acquired by any Domestic Loan Party, all of the Creditors, and (ii) with respect to any such Additional Collateral acquired by a Foreign Loan Party, the Lenders owed Obligations by Subsidiary Borrower and (2) with respect to Additional Collateral acquired by any Intercompany Loan Party, grant to the obligee of Intercompany Loans a perfected first priority Lien in such Additional Collateral (or comparable interest under foreign law in the case of foreign Additional Collateral), subject to Liens of the type permitted in the Security Documents, pursuant to and to the full extent required by the applicable Security Documents, the applicable Intercompany Security Documents and this Agreement; provided, however, that notwithstanding the foregoing, (1) "Additional Collateral" shall in no event include Timber Assets or the Equity Interests in CorrChoice or Soterra LLC or the property or assets of CorrChoice or Soterra LLC; (2) no Domestic Loan Party shall be required, subject to Section 7.19, to pledge more than 65% of the Equity Interests of any Foreign Subsidiary, and no Equity Interests of any Foreign Subsidiary which is not a "first tier" Subsidiary of a Domestic Loan Party need be pledged by a Domestic Loan Party; and (3) no Foreign Subsidiary need pledge any property or assets to the extent prohibited by applicable law or to the extent such pledge would secure the Obligations of any Domestic Loan Party.

(b) In the event that (x) any Loan Party or Intercompany Loan Party acquires after the Closing Date an interest in any additional Real Property with a fair market value in excess of the Dollar Equivalent of U.S. $15,000,000, such Company shall take such actions and execute such documents as the Paying Agent shall reasonably require to (1) with respect to any such Real Property acquired by any Loan Party, grant to the Paying Agent a first priority perfected Lien on such Real Property for the benefit of (i) with respect to any such Real Property acquired by any Domestic Loan Party, all of the Creditors, and (ii) with respect to any such Real Property acquired by any Foreign Loan Party, the Lenders owed Obligations by Subsidiary Borrower and (2) with respect to any such Real Property acquired by any Intercompany Loan Party, grant to the obligee of the Intercompany Loans, through a Mortgage, a first priority perfected Lien on such Real Property for the Creditors and a second priority perfected Lien for such obligee (second only to the Lien of the Creditors and Liens permitted by the applicable Mortgage). All actions taken by the parties in connection with the pledge of Additional Collateral, including reasonable costs of counsel for the Lenders, shall be for the account of the Borrowers, who shall pay all reasonable sums due on demand.

7.16.	Security Interests.  (a)  Each Borrower
shall, and shall cause each of its Subsidiaries (other than any Receivables Co., Soterra LLC and the Subsidiaries listed on
Schedule 7.13A) to, perform any and all reasonable acts and execute any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement, continuation statement or other statement) for filing in any appropriate jurisdiction under the provisions of the UCC and applicable foreign, domestic or local law or any statute, rule or regulation of any applicable jurisdiction, including any filings in local real estate land record offices and the United States Patent and Trademark Office, or the United States Copyright Office or similar foreign offices, which are reasonably necessary or advisable, from time to time, in order to grant, continue or maintain in favor of the secured parties set forth in the applicable Security Document or Intercompany Security Document, as the case may be, to which that Company is a party, a valid and perfected Lien on the Collateral or Intercompany Collateral and any Additional Collateral, subject to no Liens except for Prior Liens and Liens permitted by the applicable Security Documents or Inter-company Security Documents, as the case may be.

(b)	Each Borrower shall, and shall cause each of its
Subsidiaries to, deliver or cause to be delivered to the Paying Agent from time to time such other reasonable documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Paying Agent as the Paying Agent shall deem reasonably necessary or advisable to perfect or maintain the Liens on the Collateral granted by the Security Documents and the Intercompany Collateral granted by the Intercompany Security Documents. Furthermore, with respect to any Additional Collateral, U.S. Borrower shall cause to be delivered to the Paying Agent such opinions of counsel, title insurance and other related documents as may reasonably be requested by the Paying Agent to assure itself that Sections
7.15 and 7.16 have been complied with.

(c)	If the Paying Agent or the Required Lenders
determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property constituting Collateral, U.S. Borrower shall provide to the Paying Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and which shall be in form and substance reasonably satisfactory to the Paying Agent.

7.17.	Interest Rate Protection.  U.S. Borrower
shall obtain on or within 90 days after the Closing Date, and shall thereafter maintain interest rate protection having terms and with counterparties reasonably satisfactory to the Lead Arranger as shall result in effectively limiting the interest rate exposure to the Borrowers of 40% of the aggregate Dollar Equivalent principal amount of then outstanding Loans for a period of at least three years from the date the initial interest rate protection was obtained.

7.18.	Currency and Commodity Hedging
Transactions. Each Company shall only enter into, purchase or otherwise acquire agreements or arrangements relating to currency or commodity hedging to the extent and only to the extent that such agreements or arrangements are entered into, purchased or otherwise acquired in the ordinary course of business of the Companies with reputable financial institutions or counterparties and not for purposes of speculation.

7.19.	Foreign Subsidiaries Security.  If
following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for the Borrowers reasonably acceptable to the Agents does not within 30 days after a request from the Agents or the Required Lenders deliver its opinion (in form and substance reasonably acceptable to the Agents) with respect to any Foreign Subsidiary which has not already had all of its Equity Interests owned by any Domestic Loan Party pledged pursuant to a Domestic Security Document, that (i) a pledge to secure the Obligations of any Domestic Loan Party of 66-2/3% or more of the total combined voting power of all classes of Equity Interests of such Foreign Subsidiary entitled to vote and
(ii) the entering into by such Foreign Subsidiary of a security agreement in substantially the form of the Domestic Guarantee and Security Agreement (with appropriate modifications to conform to applicable law) could reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for U.S. Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's United States parent for U.S. Federal income tax purposes, then in the case of a failure to deliver the opinion with respect to the factors described in clause (i) above, that portion of such Foreign Subsidiary's outstanding Equity Interests so issued by such Foreign Subsidiary, in each case not theretofore pledged pursuant to a Domestic Security Document, shall be pledged to the Paying Agent pursuant to a Domestic Security Document (with appropriate modifications to conform to and subject to limitations of law) (or another guarantee and security agreement in substantially similar form, if needed) and, in the case of a failure to deliver the opinion with respect to the factors described in clause (ii) above, such Foreign Subsidiary shall execute and deliver a Foreign Guarantee and Foreign Security Agreement in substantially the form executed and delivered by the Foreign Loan Parties (with appropriate modifications to conform to and subject to limitations of law) (or another guarantee and security agreement in substantially similar form, if needed) securing the Obligations of U.S. Borrower and its obligations under any Swap Agreement with a Creditor and guaranteeing the Obligations of U.S. Borrower (with appropriate modifications to conform to and subject to limitations of law) (or another guaranty in substantially similar form, if needed), and its obligations under any Swap Agreement with a Creditor, in each case to the extent that the entering into of such agreements is permitted by the laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 7.19 to be in form and substance reasonably satisfactory to the Lead Arranger.

7.20.	Register.  The Borrowers hereby designate
the Paying Agent to serve as the Borrowers' agent, solely for purposes of this Section 7.20, to maintain a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") on which it will record the Commitment from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation or any error in such recordation shall not affect either Borrower's obligations in respect of such Loans. The entries in the Register shall be prima facie evidence of the correctness thereof, and the Applicable Borrower, the Paying Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of such a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Credit Documents, notwithstanding any notice to the contrary. With respect to any Lender, the transfer of any Commitment of such Lender or the rights to the principal of, and interest on, any Loan shall not be effective until such transfer is recorded on the Register maintained by the Paying Agent with respect to ownership of such Commitment or Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment or Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitment or Loans shall be recorded by the Paying Agent on the Register only upon the acceptance by the Paying Agent of a properly executed and delivered Assignment and Acceptance pursuant to Section 11.8. Coincident with the delivery of such an Assignment and Acceptance to the Paying Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan (but only if Notes were requested by and issued to such Lender) and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender. The Borrowers agree to indemnify the Paying Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Paying Agent in performing its duties under this Section 7.20, except to the extent finally determined by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of the Paying Agent.

7.21.	Maintenance of Credit Rating.  U.S.
Borrower shall take all necessary actions, including but not limited to, the provision of all information and the payment of all fees and expenses (including the reasonable fees and expenses of counsel), in order to maintain a credit rating on the Credit Facilities by both S&P and Moody's (or their successors or any other rating agency reasonably acceptable to the Lead Arranger).

7.22.	Post-Closing Obligations.  (a)  Each
Borrower shall, and shall cause each of its Subsidiaries set forth on Schedule 7.22A and each other applicable Company contemplated herein to, as expeditiously as possible, but in no event later than the number of days after the Effective Date applicable to each item set forth below:

(i) within 30 days after the Effective Date, execute and deliver each of the Credit Documents and Intercompany Security Documents as set forth on Schedule 7.22A identified thereon to be executed and delivered by such Subsidiary (except that this obligation with respect to any Foreign Subsidiary shall not apply to the extent (but only to the extent) that the fulfillment thereof is prohibited by applicable law and grant a perfected first priority pledge and security interest (or comparable interest under foreign law) subject to Liens of the type permitted under the Security Documents) in 100% of the Equity Interests of each of the Subsidiaries listed in
       Schedule 7.22A not granted on the Closing Date);

(ii ) within 60 days after the Effective Date, execute and deliver each of the Credit Documents and Intercompany Security Documents as set forth on Schedule 7.22B identified thereon to be executed and delivered by such Subsidiary (except that this obligation with respect to any Foreign Subsidiary shall not apply to the extent (but only to the extent) that the fulfillment thereof is prohibited by applicable law);

(iii) within 120 days after the Effective Date, execute and deliver a Domestic Mortgage encumbering each Domestic Mortgaged Property in which the applicable Company holds a leasehold interest (as indicated in Schedule 1.1(a)(i)) (or, in the case of the Domestic Mortgaged Property located at 7425 Industrial Road in Florence, Kentucky, in the event the applicable Company acquires a fee interest in such Domestic Mortgaged Property, a Domestic Mortgage encumbering such fee interest) and a Foreign Mortgage encumbering each Foreign Mortgaged Property set forth on Schedule 1.1(a)(ii), in each case duly executed and acknowledged by the Company that is the owner of or holder of an interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable law, and such financing statements or other instruments as are contemplated by the local or foreign counsel opinions described in subparagraph (xiii) below in respect of such Mortgage, all of which shall be in form and substance reasonably satisfactory to the Lead Arranger, and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, which Mortgage and financing statements and other instruments shall when recorded be effective to create a first priority Lien on such Mortgaged Property subordinate to no Liens other than Prior Liens applicable to such Mortgaged Property and subject to no other Liens except Liens expressly permitted by such Mortgage (except that this obligation with respect to any Foreign Subsidiary shall not apply to the extent (but only to the extent) that the fulfillment thereof is prohibited by applicable law);

(iv) within 120 days after the Effective Date, with respect to each Domestic Mortgaged Property and Foreign Mortgaged Property, execute and deliver such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary or required or as shall reasonably be deemed necessary by the Lead Arranger in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(v) within 120 days after the Effective Date, with respect to each Domestic Mortgage or Foreign Mortgage, deliver a policy (or commitment to issue a policy) of title insurance insuring (or committing to insure) or the customary foreign equivalent, if any, the Lien of such Mortgage as a valid first mortgage Lien on the real property and fixtures described therein in an amount equal to 100% of the fair market value thereof which policies (or commitments) shall (A) be issued by the Title Company,
       (B) to the extent necessary, include such reinsurance arrangements as shall be reasonably acceptable to the Lead Arranger, (C) contain a "tie-in" or "cluster" endorsement (if available under applicable law) (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements (or to the extent where such endorsements are not available at commercially reasonable rates, opinions of special counsel, architects or other professionals reasonably acceptable to the Lead Arranger to the extent that such opinions can be obtained at a cost which is reasonable with respect to the value of the Real Property subject to such Mortgage) as shall be reasonably requested by the Lead Arranger (including, without limitation, endorsements on matters relating to usury, first loss, last dollar, zoning (provided that with respect to zoning, each Borrower may, and may cause each of its Subsidiaries to, in lieu of such endorsement deliver a zoning letter prepared by a Governmental Authority or a zoning and site requirement summary report prepared by the Planning and Zoning Resource Corporation or other similar service reasonably acceptable to the Lead Arranger), contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than exceptions for the Prior Liens applicable to such Mortgaged Property and other Liens reasonably acceptable to the Lead Arranger and (F) in the case of each Domestic Mortgage delivered on the Closing Date pursuant to Section 5.2, be dated the Closing Date and in the case of each other Domestic Mortgage or Foreign Mortgage, be dated the date of delivery of such Mortgage;

(vi) within 120 days after the Effective Date, with respect to each Domestic Mortgaged Property or Foreign Mortgaged Property described in subparagraph (iii) above, deliver policies or certificates of insurance as required by the Mortgage relating thereto, which policies or certificates shall comply with the insurance requirements contained in such Mortgage;

(vii) within 120 days after the Effective Date, with respect to each Domestic Mortgaged Property or Foreign Mortgaged Property, execute and/or deliver such affidavits, certificates, information (including financial data) and instruments of indemnification (including, without limitation, a so-called "gap" indemnification) as shall be required to induce the Title Company to issue the policy or policies (or commitment) and endorsements contemplated in subparagraph (v) above;

(viii) within 120 days after the Effective Date, deliver evidence reasonably acceptable to the Lead Arranger of payment by U.S. Borrower of all title insurance premiums, search and examination charges, and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Domestic Mortgages and Foreign Mortgages and issuance of the title insurance policies referred to subparagraph (v) above;

(ix) within 120 days after the Effective Date, with respect to each Domestic Mortgaged Property and Foreign
       Mortgaged Property, deliver a Survey or customary foreign equivalent, if any;

(x) within 60 days after the Effective Date, with respect to each Leased Real Property at which Collateral is located, deliver a lien waiver and access agreement substantially in the form of Exhibit O with such changes thereto as shall be reasonably acceptable to the Lead Arranger (except that this covenant shall be satisfied so long as the Borrowers use their commercially reasonable best efforts to fulfill this obligation).

(xi) within 120 days after the Effective Date, with respect to each Domestic Mortgaged Property or Foreign Mortgaged Property described in subparagraph (iii) above, U.S. Borrower and each Subsidiary shall have made all notification, registrations and filings, to the extent required by, and in accordance with, all Real Property Disclosure Requirements applicable to such Mortgaged Property, including the use of forms provided by state, local or foreign agencies, where such forms exist, whether to U.S. Borrower or to or with the state, local or foreign agency;

(xii) within 60 days after the Effective Date, obtain and deliver to the Lead Arranger, to the extent not previously delivered prior to the Closing Date, UCC, judgment and the tax lien search reports or customary or equivalent foreign reports, where available, opinions or other documents each of a recent date listing all effective financing statements or comparable documents that name any Company as debtor in each of the jurisdictions set forth on Schedule 7.22; and

(xiii) at the time of delivery of each item set forth in this Section 7.22, procure such opinions of domestic local counsel and foreign local counsel to the Companies in each jurisdiction governing the Lien granted to the Paying Agent under any Security Document delivered pursuant to the provisions of this Section 7.22 and, to the extent not delivered on the Effective Date pursuant to
       Section 5.2 but in no event later than five Business Days after the Closing Date, in the states of California, Kansas, Missouri and Texas, each of which shall be reasonably satisfactory in form and substance to the Lead Arranger.

(b)	At the time of delivery of each item set forth
in this Section 7.22, the Borrowers shall or shall cause to be delivered a perfection certificate substantially in the form of Exhibit L, together with evidence of the completion of all related recordings and filings of, or with respect to, the Security Documents and Intercompany Security Documents and delivery of such other security and other documents as may be necessary or, in the reasonable opinion of the Lead Arranger, desirable to perfect the Liens created, or purported or in-tended to be created, by the Security Documents and Intercompany Security Documents delivered at such time.

(c)	With respect to the legal descriptions attached
to the Domestic Mortgages delivered pursuant to Section 5.2, in the event that in connection with the delivery of the title insurance policies contemplated in Section 7.22(v) relating to such Domestic Mortgages, it is determined that any such Domestic Mortgage affects real property to which U.S. Borrower or a Domestic Subsidiary of U.S. Borrower does not have fee sim-ple title or leasehold title, then, upon written request at the sole cost and expense of U.S. Borrower, the Paying Agent shall execute all necessary documentation to release (without recourse to, or warranty by, the Paying Agent), including, without limitation, a partial release of mortgage in recordable form and otherwise in form and substance reasonably acceptable to the parties hereto, that portion of real property subject to such Domestic Mortgage which is not owned or leased by U.S Borrower or a Domestic Subsidiary. Furthermore, if, the Paying Agent determines that any Domestic Mortgage does not include all of the real property which is owned or leased by U.S. Borrower or a Domestic Subsidiary at that particular site, then upon written notice of the Paying Agent, U.S. Borrower or its Domestic Subsidiary shall execute and deliver (at the sole cost and expense of U.S. Borrower) all necessary documentation, including without limitation an amendment to the applicable Domestic Mortgage, to cause the unencumbered portion of said real property to be included in such Domestic Mortgage.

7.23.	Limitations on Activities of U.S. Holdco,
Subsidiary Borrower and Dutch Holdco. (a) U.S. Borrower shall at all times hold 100% of the Equity Interests of U.S. Holdco. U.S. Holdco shall at all times directly hold 100% of the Equity Interests of Subsidiary Borrower. Prior to the Contribution, U.S. Holdco shall at all times directly hold 100% of the Equity Interests of Dutch Holdco. Following the Contribution, Sub-sidiary Borrower shall at all times directly hold 100% of the Equity Interests of Dutch Holdco. U.S. Holdco shall at all times conduct no operations or business, incur no direct or indirect obligations, contingent or otherwise, and hold no assets, other than in all such cases to the extent related to or arising out of its ownership of the Equity Interests of Subsidiary Borrower and, prior to the Contribution, Dutch Holdco.

(b)	Subsidiary Borrower shall at all times conduct
no operations or business, incur no direct or indirect obligations, contingent or otherwise, and hold no assets other than the following: (i) its Obligations under the Credit Documents, (ii) Investments in its Subsidiaries permitted by this Agreement, (iii) Intercompany Loans and Intercompany Guarantees, and (iv) grant of security interests in support of Intercompany Loans and Intercompany Guarantees.

(c)	Dutch Holdco shall at all times conduct no
operations or business, incur no direct or indirect obligations
(other than the Intercompany Loans), contingent or otherwise, and hold no assets, other than in all such cases to the extent related to or arising out of its ownership of the Equity
Interests of Foreign Subsidiaries.

7.24.	Certain Collateral Limitations.  (a)
Notwithstanding the foregoing, the provisions of Sections 7.13, 7.15, 7.16, 7.19, 7.22 and 7.23 pertaining to the grant of any Lien on Collateral securing the Obligations or the Intercompany Loans need only be complied with after any Rating Date to the extent relating to the pledge of Equity Interests of Subsidiaries as provided in such Sections, except that this limitation shall not apply so long as at any time after any Rating Date the Credit Facilities are rated BB+ or less by S&P or are rated Ba1 or less by Moody's (a "Downgrade Date"), it nevertheless being expressly understood that all provisions of such Sections dealing with Guarantees shall remain in full force and effect on and after the Rating Date. Each Company shall, at the sole expense of U.S. Borrower, take any action and execute all documents and instruments necessary or desirable to reattach Liens on Collateral of at least equal value as the Collateral released after a Rating Date, in each case as promptly as practicable but in no event later than 90 days after such Downgrade Date.

(b)	From and after the Rating Date, the Paying Agent
shall and the lenders of the Intercompany Loans may, at the request and sole expense of U.S. Borrower, take any action and execute all documents and instruments to effect the release of the Lien of the Security Documents (as well as of Swap Contracts with Lenders or their Affiliates) on all Collateral which is not the Equity Interests of any Company pledged under any Security Document. Such release shall no longer be permitted if any Downgrade Date occurs, and each Company shall, at the sole expense of U.S. Borrower, take any action and execute all documents and instruments necessary or desirable to reattach Liens on Collateral of at least equal value as the Collateral released after a Rating Date, in each case as promptly as practicable but in no event later than 60 days after such Downgrade Date.


                              ARTICLE VIII

                           NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than any contingent indemnity Obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

8.1.	Limitation on Liens; No Further Negative Pledge.
(a) The Borrowers shall not, and shall not cause or permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any Company constituting Collateral, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar effective notice of Lien under any similar recording or notice statute, except Prior Liens and other Liens expressly permitted by the Security Documents. U.S. Borrower shall not and shall not cause or permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any Company not constituting Collateral, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar effective notice of Lien under any similar recording or notice statute, except the following, which are herein collectively referred to as "Permitted Liens" (each of which shall be given independent effect):

(i) any Lien existing on the Effective Date and set forth in Schedule 8.1(a), including Prior Liens, covering only the property or assets set forth in such Schedule
        8.1(a) and securing Indebtedness outstanding on such date
        (other than any Refinanced Indebtedness);

(ii) any Lien created under any Credit Document or under any Intercompany Security Document;

(iii) Liens for taxes, fees, assessments or other governmental charges which are not yet delinquent, or to the extent that non-payment thereof is permitted by
        Section 7.6;

(iv) Liens in respect of property or assets of any Company imposed by law which were incurred in the ordinary course of business and have not arisen to secure Indebtedness, such as landlords', carriers', warehousemen's, mechanics', materialmen's, workmen's and repairmen's Liens, equipment leases and other similar Liens arising in the ordinary course of business, and
        (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Companies or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

(v) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security or similar legislation;

(vi)    Liens on the property of any Company securing
        (A) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (B) contingent obligations on surety or appeal bonds, and (C) other non-delinquent obligations of a like nature, in each case, incurred in the ordinary course of business; provided, however, that all such Liens individually or in the aggregate would not (even if enforced) cause a Material Adverse Effect;

(vii) Liens consisting of judgment or judicial attachment liens (including prejudgment attachment), provided that the enforcement of such Liens is effectively stayed or payment of which is covered in full (subject to a customary deductible) by insurance or which do not otherwise result in an Event of Default under subsec-tion 9.1(i);

(viii) easements, rights-of-way, servitudes, covenants, restrictive covenants, encumbrances, minor defects or irregularities in title and other similar restrictions which, individually or in the aggregate, do not materially interfere with the ordinary conduct of the businesses of the Companies and which do not materially impair for its intended purpose the Real Property to which they relate in a manner which would reasonably be expected to have a Ma-terial Adverse Effect;

(ix) security interests (whether purchase money or otherwise) on any real or personal property acquired, constructed or improved after the Closing Date by any Company securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing or improving such property; provided, however, that (A) any such Lien attaches to such property concurrently with or within 180 days after the acquisition thereof or the completion of construction or improvement, (B) such Lien attaches solely to the property so acquired, constructed or improved in such transaction,
        (C) the principal amount of the Indebtedness secured thereby does not exceed 100% of the fair market value of such property at the time of incurrence of such Indebtedness, plus the cost of construction or improvement, and (D) the principal amount of the Indebtedness secured by any and all such security interests, plus the aggregate amount of all Indebtedness arising under Capital Leases permitted solely by clause
        (x) of this subsection 8.1(a), shall not at any time exceed a Dollar Equivalent amount of U.S. $20,000,000;

(x)     Liens securing obligations in respect of Capital
        Leases on assets subject to such leases; provided, however, that the aggregate amount of all Indebtedness arising under Capital Leases permitted solely by this clause (x) (other than in respect of Capital Leases for automobiles leased in the ordinary course of business that are not required to be capitalized under International Accounting Standards), plus the aggregate amount of all Indebtedness secured by security interests permitted solely by clause (ix) of this subsection 8.1(a), shall not at any time exceed a Dollar Equivalent amount of U.S. $20,000,000;

(xi) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by any Company in excess of those set forth by regulations promulgated by the FRB or comparable Governmental Authority, and (B) such deposit account is not intended by any Company to provide collateral to the depository insti-tution;

(xii)   Liens existing on any asset (other than of Van
        Leer and its Subsidiaries as of the Closing Date) prior to the date of acquisition thereof by any Company which (A) were not created in contemplation of or in connection with such acquisition and (B) do not extend to or cover any other property or assets of any Company;

(xiii) Liens existing on any asset of any Person (other than Van Leer and its Subsidiaries as of the Closing Date) at the time such Person becomes a Subsidiary or is merged, amalgamated or consolidated with or into a Subsidiary which (A) were not created in contemplation of or in connection with such event and (B) do not extend to or cover any other property or assets of any Company;

(xiv)   Liens not otherwise permitted hereunder securing
        Indebtedness or other obligations not at any time exceeding in the aggregate a Dollar Equivalent amount of U.S. $10,000,000;

(xv) Leases with respect to the assets or properties of any Company entered into in the ordinary course of business;

(xvi) Liens evidenced by UCC financing statements regarding operating and equipment leases permitted by this Agreement or in respect of consigned goods in the ordinary course of business;

(xvii) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of clause (i), (ix),
        (x), (xii), (xiii) or (xiv) of this subsection 8.1(a); provided, however, that such Indebtedness is not increased and is not secured by any additional assets as to which a Lien is not otherwise permitted hereunder;

(xviii) Liens solely in favor of either Borrower or, if granted by any Qualified Subsidiary, any Subsidiary which is a Qualified Subsidiary or, if granted by any other
        Subsidiary, any Subsidiary;

(xix) Liens securing obligations under Swap Contracts with any Creditor;

(xx)    Liens permitted by Article 4 of the Domestic
        Mortgage;

(xxi)   Liens or assets sold in accordance with
        subsection 8.2(e) or Section 8.20; and

(xxii) Liens on Accounts or related assets of any Receivables Co. created in connection with a Permitted
        Receivables Transaction.

(b)	Except with respect to prohibitions against
other encumbrances on specific property encumbered to secure payment of particular Indebtedness permitted hereunder or prohibitions in license agreements under which any Company is the licensee, no Company shall enter into any agreement prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, except pursuant to (1) the Credit Documents, (2) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Credit Documents on property or assets of any Company (whether now owned or hereafter acquired) securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Company to secure the Obligations, and (3) any industrial revenue or development bonds, acquisition agreements, agreements in connection with any Permitted Receivables Transaction permitted hereby (in which case, any prohibition or limitation shall only be effective against the property financed or acquired thereby) or operating leases of Real Property entered into in the ordinary course of business.

8.2.	Consolidations, Mergers and Disposition of
Assets. The Borrowers shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, (a) consummate any Asset Sale, (b) wind up, liquidate or dissolve its affairs, (c) merge, amalgamate, consolidate with or into, or (d) convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of their respective properties or assets (whether now owned or hereafter acquired) to or in favor of any Person, except (each of which shall be given independent ef-fect):

(a)	dispositions of used, worn-out, obsolete or
surplus equipment or other property, all in the ordinary course of business; provided, however, that the proceeds thereof are reinvested in the business of one or more of the Companies;

(b)	the sale of equipment to the extent that such
equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of similar replacement equipment;

(c)	Capital Expenditures permitted by Section 8.18,
Leases not prohibited by this Agreement, the Liens permitted by Section 8.1, the Investments permitted pursuant to Section 8.4 and the Restricted Payments permitted by Section 8.13;

(d)	any Asset Sale so long as (x) the aggregate sale
proceeds from all such Asset Sales shall not exceed the Dollar Equivalent amount of U.S. $5,000,000 in any fiscal year of U.S. Borrower and (y) the Net Cash Proceeds therefrom are applied as provided in subsection 2.7(c);

(e)	the sale or discount, in each case without
recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof or as permitted by
Section 8.20; provided, however, that any Foreign
Subsidiary may effect such sale or discount with recourse if such is consistent with its past practice or is consistent with customary practice in such Subsidiary's country of business;

(f)	the licensing, in the ordinary course of
business, of patents, trademarks, copyrights and know-how to or from third Persons, so long as any such license granted by any Company after the Effective Date is permitted to be assigned pursuant to the applicable
Security Document and does not otherwise prohibit the granting of a Lien therein by any Company pursuant to any Security Document;

(g)	any Subsidiary may be merged or consolidated
with or into U.S. Borrower or any Qualified Subsidiary and any Subsidiary may transfer assets to U.S. Borrower or any Qualified Subsidiary; provided, however, that in any merger or consolidation involving U.S. Borrower, U.S.
Borrower shall be the surviving corporation;

(h)	the consummation of the Van Leer Acquisition in
accordance with the Van Leer Acquisition Documents;

(i)	any Acquisition permitted by Section 8.4;

(j)	any Foreign Subsidiary (other than Subsidiary
Borrower) may merge or consolidate with or into or sell, assign or transfer its assets to any other Foreign
Subsidiary and if the Foreign Subsidiary that is merged or consolidated or that sells, assigns or transfers its assets had executed and delivered a Foreign Guarantee and Foreign Security Agreement or Intercompany Guarantee and
Intercompany Security Agreement, then the surviving entity or transferee, as the case may be, shall have executed and delivered a Foreign Guarantee, Foreign Security Agreement,
Intercompany Guarantee and Intercompany Security Agree-ment, as the case may be, which is in full force and effect;

(k)	the contribution to Subsidiary Borrower of
Intercompany Loans made by U.S. Borrower and related Inter-company Loan Documents and security interests as permitted by Section 8.26;

(l)	any disposition in the ordinary course of
business of Timber Assets for fair market value as reasonably determined by U.S. Borrower so long as either
(A) the Net Cash Proceeds therefrom are applied as provided in subsection 2.7(c) or used to effect a substantially contemporaneous acquisition of Timber
Assets, or (B) such disposition is pursuant to a substantially contemporaneous exchange for Timber Assets;

(m)	any Subsidiary (other than Subsidiary Borrower)
may be liquidated in connection with the sale of its assets as permitted by this Agreement and the cessation of operations in connection therewith so long as the Net Cash
Proceeds therefrom are applied as provided in subsection
2.7(c);

(n)	Asset Sales contemplated by Schedule 8.2(n) so
long as made for fair market value as reasonably determined by U.S. Borrower and on ordinary business terms and so long as the Net Cash Proceeds therefrom are applied as provided in subsection 2.7(c); and

(o)	the sale, transfer or discount of Accounts
pursuant to any Permitted Receivables Transaction so long as the Net Cash Proceeds therefrom are applied as provided in subsection 2.7(c).

To the extent the Required Lenders waive the provisions of this
Section 8.2 with respect to the sale or other disposition of any Collateral, or any Collateral is sold or otherwise disposed of as permitted by this Section 8.2 (other than to a Company), the Co-Agents and Lenders acknowledge and agree that such Collateral in each case shall be sold or otherwise disposed of free and clear of the Liens created by the Security Documents and the Paying Agent shall, at the sole expense of U.S. Borrower, take such actions as are appropriate in connection therewith.

8.3.	Leases.  The Borrowers shall not permit, and
shall not cause or permit any Subsidiary to permit, the aggregate lease payments calculated in accordance with GAAP (including, without limitation, any property taxes paid as additional rent or lease payments) by the Companies on a consolidated basis under any agreement to rent or lease any real or personal property (or any extension or renewal thereof) (excluding Capital Leases) to exceed in any fiscal year (commencing with fiscal 2001) prior to and including fiscal 2003, the Dollar Equivalent amount of U.S. $40,000,000 and in any fiscal year thereafter, the Dollar Equivalent amount of U.S. $50,000,000.

8.4.	Loans and Investments.  The Borrowers shall not,
and shall not cause or permit any Subsidiary to, directly or indirectly, (i) purchase or acquire, or make any commitment to purchase or acquire, any Equity Interest, or obligations or other securities of, or any interest in, any Person, (ii) make or commit to make any Acquisition, (iii) make or commit to make any advance, loan, extension of credit or capital contribution to, or guarantee of any obligation of, or any other investment in, or (iv) incur Guaranty Obligations on behalf of, any Person (including any Affiliate of U.S. Borrower) other than the guarantee of any Indebtedness permitted by Section 8.5 (any of the foregoing, an "Investment"), except, subject to
Section 8.26, for (each of which shall be given independent ef-fect):

(a)	Investments by any Company in Cash and Cash
Equivalents;

(b)	extensions of credit in the nature of accounts
receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(c)	Investments (including extensions of credit
(such extensions of credit, "Intercompany Indebtedness") and Guaranty Obligations) by any Company in or to U.S.
Borrower or any Qualified Subsidiary (or in any Person that thereby becomes a Qualified Subsidiary or is merged or consolidated into U.S. Borrower or any Qualified
Subsidiary); provided, however, that (x) with respect to any Guaranty Obligation issued by any Subsidiary of either
Borrower's obligations, such Subsidiary has entered into the Domestic Guarantee and Security Agreement (if it is a Domestic Subsidiary) or a Foreign Guarantee (if it is
Foreign Subsidiary), in each case, at least as favorable as such Guaranty Obligation, (y) upon request of the Required Lenders, all such Intercompany Indebtedness shall be evidenced by promissory notes in form, and shall be pledged to the Paying Agent pursuant to documentation, rea-sonably satisfactory to the Required Lenders, and (z) such Subsidiary shall have entered into the appropriate
Security Documents pursuant to Section 7.15 and taken all necessary action pursuant to Section 7.16;

(d)	Investments consisting of non-cash consideration
received in the form of securities, notes or similar obligations in connection with disposition of assets permitted by subsection 8.2(d); provided, however, that
(i) the aggregate amount of such non-cash consideration received in connection with any such disposition shall not exceed 20% of the total consideration received in connection with such disposition and (ii) such non-cash consideration is pledged pursuant to the appropriate
Security Document;

(e)	Investments made in order to consummate
Acquisitions (other than the Van Leer Acquisition);
provided, however, that (i) no Event of Default or Unmatured Event of Default exists or will result therefrom
(including any such event under Section 8.15), (ii) on a pro forma basis, after giving effect to such Acquisition(s), U.S. Borrower would have been in compliance with Sections 8.10, 8.11 and 8.12 on the last day of the most recently completed fiscal quarter
(assuming, for purposes of Sections 8.10 and, if applicable, 8.12, that such Acquisition had occurred on the first day of the Test Period ending on such last day) which compliance shall be demonstrated in an Officers'
Certificate delivered to the Paying Agent and each Lender and (iii) the aggregate Dollar Equivalent amount of the consideration (which for each Acquisition shall be measured at the date of consummation thereof and which shall include debt assumed (not to exceed 50% of the total consideration for any Acquisition), earn-outs, working capital deficits and deferred payments) paid for all Acquisitions (other than the Van Leer Acquisition) consummated since the Effective Date shall not exceed the Dollar Equivalent amount of U.S. $50,000,000;

(f)	pledges or deposits required in the ordinary
course of business in connection with workmen's compensation, unemployment insurance and other social security or similar legislation;

(g)	pledges or deposits in connection with (i) the
non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations,
(ii) contingent obligations on surety or appeal bonds
(including those permitted by subsection 8.8(d)), and
(iii) other non-delinquent obligations of a like nature, in each case incurred in the ordinary course of business;

(h)	advances, loans or extensions of credit to
suppliers in the ordinary course of business consistent with past practice as of the Effective Date;

(i)	advances, loans or extensions of credit by any
Company to employees of any Company; provided, however, that the aggregate amount of all such loans, advances and extensions of credit shall not at any time exceed in the aggregate a Dollar Equivalent amount of U.S. $7,500,000;

(j)	other Investments and Guarantees (excluding
Investments and Guarantees of the types described in subsection 8.4(i)) by any Company not at any time exceeding the sum of (i) in the aggregate a Dollar
Equivalent amount of U.S. $7,500,000 since the Effective
Date plus (ii) the aggregate net cash received by U.S.
Borrower since the Effective Date in connection with such Investments and Guarantees as dividends, distributions or other returns of capital from Investments;

(k)	Investments to consummate the Van Leer
Acquisition on the terms set forth in the Van Leer
Acquisition Documents;

(l)	Investments (including debt obligations)
received in connection with the bankruptcy or reorganization, recapitalization or workout of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business or any foreclosure by any Company; provided, however, that any securities or other property so received is pledged pursuant to the appropriate Security Document;

(m)	Swap Contracts and other Contingent Obligations
entered into in compliance with subsection 8.8(b);

(n)	Investments in existence on the Effective Date
and listed in Schedule 8.4(n), without giving effect to any additions thereto and Investments to be made pursuant to binding agreements in existence on the Effective Date set forth on Schedule 8.4(n) to the extent made in accordance with the terms of such agreements as in effect on the Effective Date, and any renewal or extension of any thereof in the ordinary course of business and on ordinary business terms in an amount not to exceed the original amount thereof;

(o)	any Company may hold additional Investments in
any Subsidiary to the extent that such Investments reflect an increase in the value of such Subsidiary resulting from retained earnings of such Subsidiary;

(p)	any endorsement of a check of other medium of
payment for deposit or collection, or any similar transac-tion in the ordinary course of business;

(q)	Investments of any Person in the amount existing
at the time such Person became a Subsidiary, to the extent such Investment was not made in connection with, or in contemplation of, such Person becoming a Subsidiary;

(r)	any Subsidiary which is not a Qualified
Subsidiary may make Investments in or to any other
Subsidiary which has executed and delivered a Foreign
Guarantee and Foreign Security Agreement which is in full force and effect or Intercompany Guarantee and Intercompany Security Agreement which is in full force and effect;

(s)	Investments (including Intercompany Indebtedness
and Guaranty Obligations) by any Company in any Wholly-
Owned Subsidiary to the extent made in the ordinary course to fund or support the ordinary course operations of such Wholly-Owned Subsidiary or if de minimis and made in connection with the organization or formation thereof;
provided, however, that upon the request of the Required
Lenders all or any part of such Intercompany Indebtedness shall be evidenced by promissory notes in form, and shall be pledged to the Paying Agent pursuant to documentation, reasonably satisfactory to the Required Lenders;

(t)	Investments consisting of the transfer of
equipment (and any intellectual property rights necessary for the use of such assets) to Foreign Subsidiaries in the ordinary course of business so long as, at the time of any such transfer, the sum of the current book value of the assets transferred plus the book values of all other assets previously transferred to Foreign Subsidiaries pursuant to this clause (t) (measured as of the time of the relevant transfer) since the Effective Date, does not exceed 5% of the Total Assets of U.S. Borrower (measured at the time of such transfer);

(u)	the Contribution if and to the extent
consummated in accordance with Section 8.26;

(v)	any Investment which, in the judgment of such
Company, is reasonably necessary in connection with, and pursuant to, any Permitted Receivables Transaction; and

(w)	Investments in joint ventures by any Company not
at any time exceeding the sum of (i) in the aggregate a Dollar Equivalent amount of U.S. $10,000,000 since the Effective Date plus (ii) the aggregate net cash received by any Company since the Effective Date in connection with such Investments as dividends, distributions or other returns of capital from Investments.

In the case of any Investment by a Company in any Receivables Co., such Investment shall only be made in connection with a Permitted Receivables Transaction on terms satisfactory to the Required Lenders.

8.5.	Limitation on Indebtedness.  The Borrowers shall
not, and shall not cause or permit any Subsidiary to, directly or indirectly, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except (each of which shall be given independent effect):

(a)	the Obligations and the Intercompany Loans;

(b)	Indebtedness consisting of Contingent
Obligations permitted pursuant to Section 8.8;

(c)	Indebtedness existing on the Effective Date
which is Refinanced Indebtedness (which Indebtedness may not be outstanding beyond the Closing Date);

(d)	Indebtedness existing on the Effective Date set
forth in Schedule 6.16, which amount shall not exceed the Dollar Equivalent amount of U.S. $50,000,000 reduced by any Indebtedness incurred pursuant to subsection 8.5(n), and any refinancing, renewal or extension thereof by the applicable obligor that does not shorten the maturity or the average life to maturity thereof or increase the amount thereof (other than by the amount of fees and expenses (including prepayment premiums) related to such refinancing, renewal or extension);

(e)	Indebtedness incurred in connection with Capital
Leases to the extent permitted by subsection 8.1(a)(x) and Indebtedness incurred in connection with the acquisition, construction or improvement of property to the extent permitted by subsection 8.1(a)(ix);

(f)	Indebtedness of U.S. Borrower or any Qualified
Subsidiary to any Subsidiary or, subject to Section 8.4, of any Subsidiary which is not a Qualified Subsidiary to any other Subsidiary;

(g)	unsecured Indebtedness in an aggregate principal
amount not to exceed in the aggregate at any time outstanding the Dollar Equivalent amount of U.S. $15,000,000;

(h)	Guaranty Obligations of any Company in respect
of recourse events in connection with any Permitted
Receivables Transaction;

(i)	Indebtedness subordinated on terms satisfactory
to the Required Lenders not to exceed in the aggregate at any time outstanding the Dollar Equivalent amount of U.S.
$20,000,000 so long as the Net Cash Proceeds therefrom are applied in accordance with subsection 2.7(d);

(j)	Indebtedness arising from honoring a check,
draft or similar instrument against insufficient funds;
provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

(k)	obligations under Leases permitted by Section
8.3 and Guaranty Obligations permitted by Sections 8.4 and
8.8;

(l)	Indebtedness of a Person (other than
Indebtedness of Van Leer and its Subsidiaries as of the Closing Date) existing at the time such Person became a Subsidiary or assets were acquired from such Person, to the extent such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets;

(m)	Indebtedness of any Receivables Co. incurred in
connection with a Permitted Receivables Transaction consisting of (i) Indebtedness in an aggregate amount at any time not to exceed the Dollar Equivalent amount of U.S. $40.0 million and (ii) Indebtedness of any Company to any Receivables Co. in connection with any Permitted
Receivables Transaction; provided, however, that such In-debtedness and Contingent Obligations shall be subordinated to the Obligations and on terms and con-ditions reasonably acceptable to the Required Lenders;
provided, however, that in the case of clause (i) of this subsection, the Net Cash Proceeds therefrom shall be applied as specified in subsection 2.7(d); and

(n)	unsecured Indebtedness of any Foreign Subsidiary
in an aggregate principal amount for all Foreign
Subsidiaries not to exceed in the aggregate at any time outstanding the Dollar Equivalent amount of U.S.
$25,000,000.

If such Indebtedness is incurred to refinance
Indebtedness denominated in a currency other than U.S. Dollars and such refinancing would cause a Dollar Equivalent restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar Equivalent restriction shall not be deemed to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, but the ability to make subsequent incurrences of Indebtedness subject to the applicable Dollar Equivalent restriction shall be determined as if the relevant currency exchange rate applied to any such previous refinancing was the rate in effect on the date of such refinancing.

8.6.	Transactions with Affiliates.  The Borrowers
shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, enter into any transaction with any Affiliate of U.S. Borrower (other than one or more Companies), except upon fair and reasonable terms no less favorable to such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of U.S. Borrower or such Subsidiary; provided, however, that the following shall in any event be permitted: (a) Restricted Payments permitted by
Section 8.13; (b) the payment of reasonable and customary regular fees to directors of any Company who are not employees of any Company; (c) any transaction with an officer or member of the board of directors of any Company in the ordinary course of business involving compensation, indemnity or employee benefit arrangements; (d) Investments permitted by Section 8.4; and (e) any Permitted Receivables Transaction.

8.7.	Use of Proceeds.  The Borrowers shall not and
shall not cause or permit any Subsidiary to, directly or indirectly, use any portion of the Loan proceeds or any Letter of Credit, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance Indebtedness of any Loan Party or others incurred to purchase or carry Margin Stock or (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock.

8.8.	Contingent Obligations.  The Borrowers shall
not, and shall not cause or permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Contingent Obligations, except:

(a)	endorsements for collection or deposit in the
ordinary course of business;

(b)	Swap Contracts entered into in the ordinary
course of business and designed to protect against fluctuations in interest rates, currency exchange rates, commodity prices or similar risks (including any Swap
Contract entered into pursuant to Section 7.17 or Section
7.18 and Swap Contracts that do not violate Section 7.18);

(c)	Contingent Obligations existing as of the
Effective Date and listed in Schedule 8.8;

(d)	Contingent Obligations arising under (i) Surety
Instruments arising in the ordinary course of business of any Company or (ii) any guaranty of the performance of Contractual Obligations (other than obligations to pay money) of other Persons that are not Subsidiaries so long as such guaranty arises in connection with a project in which a Company is otherwise involved in the ordinary course of business, not to exceed in the aggregate for all Contingent Obligations pursuant to this subclause (d) the Dollar Equivalent amount of U.S. $5,000,000;

(e)	Guaranty Obligations permitted by Section 8.4
and Guaranty Obligations by U.S. Borrower with respect to any Indebtedness of any Subsidiary incurred in accordance with Section 8.5;

(f)	other Contingent Obligations not at any time
exceeding in the aggregate outstanding a Dollar Equivalent amount of U.S. $5,000,000; and

(g)	Guaranty Obligations arising under the Credit
Documents or the Intercompany Guarantees.

8.9.	Restrictions on Subsidiaries.  (a)  The
Borrowers shall not cause or permit any Subsidiary to, directly or indirectly, enter into any agreement or instrument (other than the Credit Documents) which by its terms restricts the ability of such Subsidiary (a) to declare or pay dividends or make similar distributions, (b) to repay principal of, or pay any interest on, any Indebtedness owed to any Company, (c) to make payments of royalties, licensing fees and similar amounts to any Company or (d) to make loans or advances to, or guarantee any Indebtedness or other obligation of, any Company, except for such encumbrances or restrictions existing under or by reason of (i) customary provisions restricting subletting or assignment of any Lease governing a leasehold interest of any Company, (ii) customary provisions restricting assignment of any agreement or license entered into by any Company in the ordinary course of business, (iii) customary provisions restricting the transfer of assets subject to Liens permitted under Section 8.1 and (iv) applicable law (including minimum capital requirements).

(b)	U.S. Borrower will not, and will not cause any
Subsidiary to, directly or indirectly take any action which would cause any Subsidiary to cease to be a Subsidiary by virtue of the last sentence of the definition of Subsidiary.

8.10.	Fixed Charge Coverage Ratio; Interest
Coverage Ratio. (a) U.S. Borrower shall not permit, as of any Test Date (beginning with the Test Date ending April 30, 2001), the Fixed Charge Coverage Ratio to be less than 1.20 to 1.0.

(b)	U.S. Borrower shall not permit, as of any Test
Date (beginning with the Test Date ending April 30, 2001) ending during any period set forth below, the Interest Coverage
Ratio to be less than the ratio set forth opposite such period in the table below:

Period                                           Ratio
February 1, 2001 to April 30, 2001               3.00 to 1.00
May 1, 2001 to July 31, 2001                     3.00 to 1.00
August 1, 2001 to October 31, 2001               3.25 to 1.00
November 1, 2001 to January 31, 2002             3.25 to 1.00
February 1, 2002 to April 30, 2002               3.25 to 1.00
May 1, 2002 to July 31, 2002                     3.25 to 1.00
August 1, 2002 to October 31, 2002 and any
Test Date thereafter                             3.50 to 1.00

8.11.	Minimum Net Worth.  U.S. Borrower shall not
permit Consolidated Net Worth (to be calculated for the purposes of this Section 8.11 by excluding net gains (but not losses) resulting from asset sales (other than sales of timber and timber lands)) at the end of any fiscal quarter (beginning with the fiscal quarter ending April 30, 2001) to be less than
(i) U.S. $500,000,000 plus (ii) 50% of the sum of positive Consolidated Net Income for each fiscal quarter beginning with the first fiscal quarter after the Closing Date (without reduction for losses) plus (iii) 100% of the Net Cash Proceeds received by U.S. Borrower after the Closing Date from each issuance of Equity Interests.

8.12.	Total Leverage Ratio.  U.S. Borrower shall
not permit, as of any Test Date(beginning with the Test Date ending April 30, 2001) ending during any period set forth below, the Total Leverage Ratio to exceed the ratio set forth opposite such period in the table below:

Period                                           Total Leverage Ratio
February 1, 2001 to April 30, 2001               3.50 to 1.00
May 1, 2001 to July 31, 2001                     3.50 to 1.00
August 1, 2001 to October 31, 2001               3.25 to 1.00
November 1, 2001 to January 31, 2002             3.25 to 1.00
February 1, 2002 to April 30, 2002               3.00 to 1.00
May 1, 2002 to July 31, 2002                     3.00 to 1.00
August 1, 2002 to October 31, 2002               2.75 to 1.00
November 1, 2002 to January 31, 2003             2.75 to 1.00
February 1, 2003 to April 30, 2003               2.50 to 1.00
May 1, 2003 to July 31, 2003                     2.50 to 1.00
August 1, 2003 to October 31, 2003               2.50 to 1.00
November 1, 2003 to January 31, 2004 and any
 Test Date thereafter                            2.00 to 1.00

8.13.	Restricted Payments.  The Borrowers shall
not, and shall not permit any Subsidiary to, directly or indirectly, (i) declare or make any dividend payment or other distribution of assets, properties, Cash, rights, obligations or securities on account of any shares of any class of the Equity Interests of any Company (other than to U.S. Borrower or any Qualified Subsidiary) or (ii) purchase, redeem or otherwise acquire for value any shares of any Company's Equity Interests or any warrants, rights or options to acquire such Equity Interests, now or hereafter outstanding owned by any Person other than U.S. Borrower or any Qualified Subsidiary (any such prohibited transaction, a "Restricted Payment"), except that (each of which shall be given independent effect):

(a)	any Company may declare and make dividend
payments or other distributions payable solely in its Equity Interests;

(b)	any Company may purchase, redeem, defease or
otherwise acquire or retire for value shares of its Equity
Interests or warrants or options to acquire any such Equity Interests with shares of its Equity Interests;

(c)	any Subsidiary may pay dividends and
distributions or purchase, redeem, defease or otherwise acquire or retire for value shares of its Equity Interests or warrants or options to acquire any such Equity
Interests so long as any such payments pursuant thereto by any non-Wholly-Owned Subsidiary of U.S. Borrower are made on a pro rata basis to such Subsidiary's shareholders generally or are paid solely to a Loan Party;

(d)	so long as no Unmatured Event of Default or
Event of Default then exists pursuant to subsection
9.1(a), (f) or (g), U.S. Borrower may make Restricted
Payments during any fiscal year in an amount not to exceed the excess of (I) the sum of (A) U.S. $18,000,000 plus (B) the sum of 50% of Consolidated Net Income for each fiscal year ending during the period beginning on the Closing
Date and ending immediately prior to the date of such Restricted Payment and for which financial statements complying with subsection 7.1(a) have been delivered to the Lenders (it being understood that there shall not be any deductions for any net loss as shown on U.S.
Borrower's income statement for any fiscal year prepared in accordance with GAAP) over (II) the aggregate amount of Restricted Payments made since the Closing Date; provided, however, that in no event shall the aggregate amount of Re-stricted Payments made in any fiscal year exceed
U.S. $18,000,000 (or U.S. $25,000,000 at any time that the
Total Leverage Ratio is less than 2.0 to 1.0);

(e)	so long as no Unmatured Event of Default or
Event of Default then exists, U.S. Borrower may repurchase shares of its common stock from time to time during any fiscal year in an amount not to exceed the lesser of (I)
U.S. $15,000,000 and (II) the Dollar Equivalent amount of
25% of Excess Cash Flow for the most recent fiscal year of U.S. Borrower; provided, however, that in no event shall such a repurchase be permitted if (A) the mandatory prepayment required by subsection 2.7(b) for such fiscal year has not been completed in accordance with the requirements thereof and applied as set forth in subsection 2.7(f), or (B) at the time of the proposed repurchase the Total Leverage Ratio is greater than 2.0 to 1.0; and

(f)	U.S. Borrower may pay dividends of up to the
lesser of (I) $0.01 per share of Class A Common Stock for each four consecutive fiscal quarters and (II)
U.S. $250,000 for each consecutive fiscal quarter.

8.14.	ERISA.  The Borrowers shall not, and shall
not cause or permit any ERISA Entities to, engage in a transaction that would be reasonably likely subject to
Section 4069 or 4212(c) of ERISA and that would, individually or in the aggregate, reasonably be expected to have a Material
Adverse Effect.

8.15.	Change in Business.  The Borrowers shall
not, and shall not cause or permit any Subsidiary to, directly or indirectly, engage in any line of business that, taken on a consolidated basis, would be material and substantially different from those lines of business carried on by the Companies (including Van Leer and its Subsidiaries) on the Effective Date, except that the Companies may engage in any reasonable extension, development or expansion thereof or in any business ancillary thereto.

8.16.	Accounting Changes.  The Borrowers shall
not, and shall not cause or permit any Subsidiary to, make any change in accounting principles or reporting practices, except as required by GAAP, or change their fiscal years.

8.17.	Amendments to Transaction Documents.  The
Borrowers shall not and shall not cause or permit any Subsidiary to, directly or indirectly, make any amendment, supplement or other modification of, or enter into any consent or waiver with respect to any material obligations under any Transaction Document.

8.18.	Capital Expenditures.  The Borrowers shall
not permit the aggregate amount of all Capital Expenditures made by the Companies for any fiscal year to exceed U.S. $90,000,000; provided, however, that (x) if the aggregate amount of Capital Expenditures for any fiscal year shall be less than U.S. $90,000,000 (before giving effect to any carryover), then the shortfall may be added to the amount of Capital Expenditures permitted for the immediately succeeding (but not any other) fiscal year if the amount expended in such fiscal year would not exceed U.S. $112,500,000 and (y) in determining whether any amount is available for carryover, the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such year before any carryover.

8.19.	Sale and Lease-Backs.  The Borrowers shall
not, and shall not cause or permit any Subsidiary to, directly or indirectly, become or thereafter remain liable as lessee or as guarantor or other surety with respect to the lessee's obligations under any lease, whether an operating lease or a Capital Lease, of any property (whether real or personal or mixed), whether now owned or hereafter acquired, (i) which any Company has sold or transferred or is to sell or transfer to any other Person (other than any Domestic Loan Party) or
(ii) which any Company intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by any Company to any Person in connection with such lease, if in the case of clause (i) or (ii) above, such sale and such lease are part of the same transaction or a series of related transactions or such sale and such lease occur within one year of each other or are with the same other Person, except for any transaction permitted by subsection 8.2(d).

8.20.	Sale or Discount of Receivables.  The
Borrowers shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, sell, with or without recourse, or discount (other than in connection with trade discounts or arrangements necessitated by the creditworthiness of the other party, in each case in the ordinary course of business consistent with past practice) or otherwise sell for less than the face value thereof, notes or accounts receivable, except (i) to any Domestic Loan Party and (ii) by Foreign Subsidiaries in the ordinary course and either (I) consistent with past practice as of the Effective Date, (II) consistent with the customary practices of the applicable country or (III) permitted by subsection 8.2(e) and (o).

8.21.	Creation of Subsidiaries.  The Borrowers
shall not, and shall not cause or permit any Subsidiary to, establish, create or acquire after the Effective Date any Subsidiary; provided, however, that U.S. Borrower shall be permitted to establish, create or acquire direct or indirect Subsidiaries which are Qualified Subsidiaries or any other Subsidiary in connection with any Investment permitted by
Section 8.4 so long as (i) at least 10 days' prior written notice thereof is given to the Paying Agent and (ii) at such time Section 7.13 is complied with in all respects.

8.22.	[Reserved].

8.23.	Limitation on Other Restrictions on
Amendment of Documents. The Borrowers shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, enter into, suffer to exist or become or remain subject to any agreement or instrument to which any of them is a party or to which any of them or any property of any of them (now owned or hereafter acquired) may be subject or bound (except for the Credit Documents, the Intercompany Loan Documents and the Transaction Documents (but with respect to the Transaction Documents, only as to themselves)) that would expressly prohibit or restrict (including by way of any covenant, representation or warranty or event of default), or require the consent of any Person to any amendment to, or waiver or consent to departure from the terms of, any Credit Document, Intercompany Loan Document or Transaction Document (which, in the case of the Transaction Documents, would be materially adverse to the Lenders).

8.24.	Limitation on Payments or Prepayments of
Indebtedness or Modification of Debt Documents. The Borrowers shall not, and shall not cause or permit any Subsidiary to, directly or indirectly:

(a)	make any payment or prepayment (optional or
otherwise) on, or redemption of, or any payments in redemption, defeasance or repurchase (whether in Cash, securities or other property) of any Indebtedness (other than the Obligations or Intercompany Loans or other intercompany loans) of any Company in excess of the Dollar
Equivalent of U.S.$5,000,000, except (i) regularly scheduled mandatory payments of interest, (ii) the conversion or exchange of any Indebtedness into shares of common Equity Interests of U.S. Borrower,
(iii) refinancing of Indebtedness permitted by subsection 8.5(c), (iv) any such payments related to Indebtedness incurred under subsection 8.5(e) and (v) the Refinancing; or

(b)	amend, supplement, waive or otherwise modify any
of the provisions of any agreement or instrument governing any Indebtedness of any Company which is subject to the restrictions of subsection 8.24(a):

(i)   which shortens the fixed maturity, or
      increases the rate or shortens the time of payment of interest or dividends on, or increases the amount or shortens the time of payment of any principal, or premium payable whether at maturity, at a date fixed for prepayment or by acceleration or otherwise of such Indebtedness, or increases the amount of, or accelerates the time of payment of, any fees payable in connection therewith;

(ii)  which relates to the affirmative or
      negative covenants, events of default, redemption or repurchase provisions, or remedies under the documents or instruments evidencing such Indebtedness and the effect of which is to subject any Company to any materially more onerous or more restrictive provisions; or

(iii) if such Indebtedness is subordinated
      Indebtedness, which effects and changes to the subordination provisions (or related definitions) therein or otherwise materially adversely affects the interests of the Lenders as senior creditors or the interests of the Lenders under this Agreement or any other Credit Document in any respect.

8.25.	Consolidated Returns.  U.S. Borrower shall
not, and shall not permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person other than the U.S. Borrower or a Subsidiary wholly owned directly or indirectly by the U.S. Borrower.

8.26.	Limitation on Contribution.  U.S. Borrower
shall not, directly or indirectly, contribute the Intercompany Loans or the related Intercompany Collateral and Intercompany Security Documents to Subsidiary Borrower (the "Contribution") or to any other Company, and shall not fail to be the legal and beneficial owner of any thereof, (a) at any time prior to the date on which (i) each requirement of Section 7.22 is completed (except that the requirements with respect to the Foreign Mortgaged Property described in Subsection 7.22(a) need only be met with respect to the property set forth on Schedule 1.1(a)(ii) constituting 80% of the book value of property set forth on Schedule 1.1(a)(ii)) (ii) the Organization Documents of Subsidiary Borrower shall have been amended as set forth on Exhibit M, and (iii) U.S. Borrower has provided an Officers' Certificate to the Agents certifying as to the items set forth in this subsections 8.26(a)(i) and (ii) and (b), and (b) unless and until all such Intercompany Loan Documents are contemporaneously collaterally assigned by Subsidiary Borrower pursuant to documentation reasonably satisfactory to the Agents to the Paying Agent as security for Subsidiary Borrower's Obligations. Upon the consummation of the Contribution effected in accordance with this Section 8.26, the Agents shall release all Liens on the Intercompany Loan Documents and shall execute and deliver all documents and instruments (at the sole expense of U.S. Borrower) to evidence the same.


                               ARTICLE IX

                            EVENTS OF DEFAULT

9.1.	Event of Default.  Any of the following shall
constitute an "Event of Default":

(a)	Non-Payment.  Any Loan Party shall fail to pay,
(i) when and as required to be paid herein (whether at stated maturity, upon prepayment or repayment or acceleration or otherwise), any principal of any Loan or of any L/C Obligation or (ii) within five Business Days after the same becomes due, any interest, fee or any other amount payable under any Credit Document.

(b)	Representation or Warranty.  Any representation
or warranty by any Loan Party made or deemed made in any Credit Document, or which is contained in any certificate, document or financial or other statement by any Loan Party or any Responsible Officer furnished at any time under any Credit Document, shall be incorrect in any material respect on or as of the date made or deemed made.

(c)	Specific Defaults.  Any Loan Party shall fail to
perform or observe any term, covenant or agreement contained in subsection 7.3(a), subsection 7.4(a), Section
7.22, Section 7.23, or in Article VIII (other than
Section 8.16, Section  8.17 and Section 8.23).

(d)	Other Defaults.  Any Loan Party shall fail to
perform or observe any term, covenant or agreement (other than those referred to in subsections 9.1(a), (b) or (c) above) contained in any Credit Document, and such failure shall continue unremedied for a period of at least 30 days after the date upon which written notice thereof is given to the Borrowers by any Co-Agent or any Lender.

(e)	Cross-Default.  (i) Any Loan Party, any Obligor
under any Intercompany Note or any Significant Subsidiary
(collectively, the "Specified Companies" and each a "Specified Company") shall fail to make any payment in respect of any one or more issues of Indebtedness (other than the Obligations) or Contingent Obligation having an aggregate principal of more than the Dollar Equivalent amount of U.S. $10,000,000 beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Contingent Obligation was created or by which it is governed; or (ii) any Specified Company shall fail to perform or observe any other term, condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness or Contingent
Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (with or without notice or passage of time or both), such Indebtedness to be declared to be due and payable prior to its stated maturity or to require any Company to redeem or purchase, or offer to redeem or purchase, all or any portion of such Indebtedness, or any such Indebtedness shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption) prior to the stated maturity thereof or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; provided, however, that the aggregate amount of all such Indebtedness or Contingent Obligations for all Specified Companies so affected and cash collateral so required shall be in a Dollar Equivalent amount of U.S. $10,000,000 or more.

(f)	Insolvency; Voluntary Proceedings.  Any
Specified Company (i) shall cease or fail to be Solvent,
or generally fails to pay, or admits in writing its
inability to pay, its debts as they become due;
(ii) commences or consents to any Insolvency Proceeding
with respect to itself; or (iii) takes any action to
effectuate or authorize any of the foregoing.
(g)	Involuntary Proceedings.  (i) Any involuntary
Insolvency Proceeding shall be commenced or filed against any Specified Company, or any writ, judgment, warrant of attachment, execution or similar process is issued or levied against a Company, and such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be re-leased, vacated or fully bonded, within 60 days after commencement, filing or levy; (ii) any Specified Company shall admit the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief
(or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Specified Company shall acquiesce in the appointment of a receiver, receiver and manager, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar person for itself or a substantial portion of its property or business.

(h)	ERISA.  (i) An ERISA Event shall occur with
respect to a Pension Plan or a Multiemployer Plan which has resulted or would be reasonably likely to result in liability of any Company under Title IV of ERISA to such Pension Plan or Multiemployer Plan or to the PBGC in an aggregate Dollar Equivalent amount in excess of U.S. $10,000,000; (ii) the aggregate Dollar Equivalent amount of Unfunded Pension Liability among all Pension
Plans at any time exceeds U.S. $10,000,000 and as a result thereof a lien shall be imposed, a security interest shall be granted or a material liability is incurred, which lien, security interest or liability, in the reasonable judgment of the Required Lenders, would be reasonably likely to result in a Material Adverse Effect; or
(iii) noncompliance with respect to Foreign Plans shall occur that, in the opinion of the Required Lenders, when taken together with all other noncompliance with respect to Foreign Plans that have occurred, would reasonably be expected to result in liability of any Company in an aggregate amount exceeding U.S. $10,000,000.

(i)	Monetary Judgments.  One or more non-
interlocutory judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any Company involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of a Dollar Equivalent amount for all Companies of U.S. $10,000,000 or more, and the same shall remain unva-cated and unstayed pending appeal for a period of 30 days after the entry thereof.

(j)	Non-Monetary Judgments.  Any non-monetary
judgment, order or decree shall be entered against any Company which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(k)	Guarantees.  Any Guarantee shall cease to be in
full force and effect (other than due to any effect of applicable foreign law or action by any foreign government or in accordance with its terms) or any of the Guarantors repudiates, or attempts to repudiate, any of its obligations under any of the Guarantees.

(l)	Security Documents.  Any Security Document shall
cease to be in full force and effect (other than due to any effect of applicable foreign law or action by any foreign government or in accordance with its terms), or shall cease to give the Paying Agent the Liens, rights, powers and privileges purported to be created thereby, in favor of the Paying Agent, superior to and prior to the rights of all third Persons and subject to no Liens other than Permitted Liens and Liens expressly permitted by the applicable Security Document, or any Company shall fail to comply with or to perform any material obligation or agreement under any Security Document within ten days after being requested by the Paying Agent or any Lender.

(m)	Intercompany Security Documents.  Any
Intercompany Guarantee, Intercompany Pledge or
Intercompany Mortgage shall cease to be in full force and effect (other than due to any effect of applicable foreign law or action by any foreign government), or shall cease to give the lender under the related Intercompany Loan the Liens, rights, powers and privileges purported to be created thereby, in favor of such lender, superior to and prior to the rights of all third Persons and subject to no Liens other than Prior Liens and Liens expressly permitted by the applicable Intercompany Security Document, or any Company shall fail to comply with or to perform any material obligation or agreement under any Intercompany
Security Document within ten days after being requested by the Paying Agent or any Lender.

(n)	Change of Control.  Any Change of Control shall
occur.

(o)	Environmental Events.  There shall have been
asserted against any Company, claims, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by any Company or any Affiliate, or any predecessor in interest of any Company or any Affiliate, which claims would, individually or in the aggregate, reasonably be expected to be determined adversely to any Company and the amount of any such claim
(insofar as it is payable by any Company but after deducting any portion thereof which is reasonably expected to be paid, discharged or forgiven by other creditworthy
Persons jointly and severally liable therefor) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)	Van Leer Acquisition.  The Van Leer Acquisition
shall not be consummated in all material respects in accordance with this Agreement and the Van Leer
Acquisition Agreement substantially concurrently with the making of the initial Credit Extensions hereunder, or the Van Leer Acquisition shall be unwound, reversed or otherwise rescinded in whole or in any material part for any reason.

(q)	Permitted Receivables Transaction Issues.  Any
event or circumstance shall occur which permits or requires the Persons purchasing, or financing the purchase of, Accounts under a Permitted Receivables Transaction to stop so purchasing or financing such Accounts, other than by reason of the occurrence of the stated expiration date of such Permitted Receivables Transaction or the voluntary termination thereof by any Company; provided that any notices or cure periods that are conditions to the rights of such Persons to stop purchasing, or financing the purchase of, such Accounts have been given or have expired, as the case may be.

9.2.	Remedies.  If any Event of Default occurs and is
continuing, the Paying Agent shall, at the request, or may, with the consent, of the Required Lenders:

(a)	declare the commitment of each Lender to make
Loans and the obligation of the L/C Lender to Issue
Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(b)	declare an amount equal to the maximum aggregate
amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding
Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)	direct the Borrowers to pay (and the Borrowers
agree that upon receipt of such notice, or upon the occurrence of an Event of Default specified in subsection
9.1(f) or (g) with respect to any Borrowers, such Borrowers shall pay) to the Paying Agent at the Agent's
Payment Office such additional amount of cash, to be held as security by the Paying Agent, as is equal to the aggregate undrawn face amount of all Letters of Credit issued for the account of either Borrower and then outstanding; and

(d)	exercise on behalf of the Paying Agent and the
Lenders all rights and remedies available to the Paying
Agent and the Lenders under the Credit Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection 9.1(f) or (g), the obligation of each Lender to make Loans and any obligation of the L/C Lender to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Paying Agent, the L/C Lender or any other Lender.

9.3.	Rights Not Exclusive.  The rights provided for
in this Agreement and the other Credit Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.


                                ARTICLE X

                                THE AGENTS

10.1.	Appointment and Authorization.  (a)  Each
Lender hereby irrevocably (subject to Section 10.9) appoints, designates and authorizes each Co-Agent to take such action on its behalf under the provisions of this Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. The Paying Agent is expressly authorized to (A) execute and deliver, and approve the form and substance of, all Security Documents on the Closing Date or any other time and (B) execute and deliver on behalf of the Lenders and the Co-Agents all documents necessary to release Collateral from the Lien of the Credit Documents as and when permitted by Section 11.1. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Credit Document, no Co-Agent shall have any duties or responsibilities except those expressly set forth herein, nor shall any Co-Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against any Co-Agent or any of its affiliates. The provisions of this Article X are solely for the benefit of the Co-Agents and the Lenders, and no Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, each Co-Agent shall act solely as an agent of the Lenders as provided for herein and no Co-Agent assumes or shall be deemed to have assumed any obligation or relationship of agency or trust with or for any Loan Party.
No Co-Agent shall have any responsibilities under any Credit Document, except as expressly set forth therein.

(b)	The L/C Lender shall act on behalf of the
Revolving Lenders with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Paying Agent may agree at the request of the Required Lenders to act for the L/C Lender with respect thereto; provided, however, that the L/C Lender shall have all of the benefits and immunities (i) provided to the Paying Agent in this Article X with respect to any acts taken or omissions suffered by the L/C Lender in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Paying Agent," as used in this Article X, included the L/C Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the L/C Lender.

(c)	The Swing Line Lender shall have all of the
benefits and immunities (i) provided to the Paying Agent in this Article X with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made or proposed to be made by it as fully as if the term "Paying Agent," as used in this Article X, included the Swing Line Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Swing Line Lender.

10.2.	Delegation of Duties.  Each Co-Agent may
execute any of its duties under this Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Co-Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

10.3.	Exculpatory Provisions.  No Co-Agent or any
of its Affiliates shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document or under any other document or instrument referred to or provided for herein or therein or the transactions contemplated hereby or thereby (except for its own gross negligence or willful misconduct),
(ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Loan Party or any Subsidiary or Affiliate of any Loan Party, or any officer thereof, contained in this Agreement or in any other Credit Document, under or in connection with, this Agreement or any other Credit Document, or the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or any other document referred to or provided for herein or therein, or for any failure of any Loan Party or any other party to any Credit Document to perform its obligations hereunder or thereunder,
(iii) except to the extent that, with respect to any Co-Agent, it is expressly instructed by the Lenders with respect to collateral security under the Security Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Credit Document or (iv) with respect to any Co-Agent, be under any obligation to take any action hereunder or under any other Credit Document if such Co-Agent believes in good faith that taking such action may conflict with any law or any provision of any Credit Document, or may require such Co-Agent to qualify to do business in any jurisdiction where it is not then so qualified. No Co-Agent or any of its Affiliates shall be under any obligation to any Lender to ascertain or to inquire as to the observance or per-formance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Loan Party or any Subsidiary or Affiliate of any Loan Party.

10.4.	Reliance by Co-Agents.  (a)  Each Co-Agent
shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party or any Subsidiary), independent accountants and other experts selected by any Co-Agent. Each Co-Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document, unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Co-Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Credit Document, in accordance with a request or consent of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b)	For purposes of determining compliance with the
conditions specified in Section 5.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter either sent by any Co-Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

10.5.	Notice of Default.  No Co-Agent shall be
deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, unless such Co-Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a "notice of default." If a Co-Agent receives such a notice, such Co-Agent will notify the Lenders of its receipt thereof. Each Co-Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Article IX; provided, however, that, unless and until a Co-Agent has received any such request, such Co-Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders except to the extent that this Agreement expressly requires otherwise.

10.6.	Credit Decision.  Each Lender acknowledges
that no Co-Agent or any of its Affiliates has made any representation or warranty to it, and that no act by any Co-Agent hereafter taken, including any review of the affairs of any Loan Party, shall be deemed to constitute any representation or warranty by any Co-Agent or any Lender. No Co-Agent shall be required to keep itself informed as to the performance or observance by any Lender of this Agreement or any of the other Credit Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of any Loan Party. Each Lender represents to each Co-Agent that it has, independently and without reliance upon any Co-Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit hereunder. Each Lender also represents that it will, independently and without reliance upon any Co-Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement or any other Credit Document, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents and information expressly herein required to be furnished to the Lenders by any Co-Agent, no Co-Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the busi-ness, prospects, operations, property, financial and other condition or creditworthiness of the Loan Parties which may come into the possession of any Co-Agent or any of its Affili-ates.

10.7.	Indemnification.  Whether or not the
transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Co-Agent and each of its Affiliates (to the extent not reimbursed by or on behalf of the Loan Parties in accordance with the terms hereof and without limiting the obligation of the Borrowers to do so), pro rata (determined on the same basis used in determining Required Lenders), from and against any and all Losses which may at any time be imposed on, incurred by or asserted against any Co-Agent in its capacity as such (including by any Lender) arising out of or by reason of any investigation in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for the payment to any Co-Agent or any of its Affiliates of any portion of the Losses resulting from such Person's gross negligence, bad faith or willful misconduct. Without limitation of the foregoing, each Lender shall reim-burse the Paying Agent upon demand for its ratable share (determined on the same basis used in determining Required Lenders) of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Paying Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein or therein, to the extent that any Co-Agent is not reimbursed for such expenses by or on behalf of the Loan Parties. The agreements set forth in this
Section 10.7 shall survive the payment of all Loans and other obligations hereunder and the resignation or replacement of any Co-Agent and shall be in addition to and not in lieu of any other indemnification agreements contained in any other Credit Document.

10.8.	Co-Agents in Individual Capacity.  Each Co-
Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and Affiliates of the Loan Parties as though such Co-Agent were not a Co-Agent hereunder, without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, a Co-Agent and its Affiliates may receive information regarding the Loan Parties or their Affiliates (including information that may be subject to con-fidentiality obligations in favor of the Borrowers or such Affiliates) and acknowledge that no Co-Agent or any of its Affiliates shall be under any obligation to provide such information to them. With respect to its Loans, a Co-Agent (and any of its Affiliates which may become a Lender) shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not a Co-Agent or the L/C Lender. The terms "Lender" and "Lenders" shall, unless the context otherwise indicates, include a Co-Agent in its individual capacity.

10.9.	Successor Co-Agents.  Any Co-Agent may, and
at the request of the Required Lenders shall, resign as a Co-Agent upon 30 days' notice to the Lenders and the Borrowers.
If a Co-Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor Co-Agent, as applicable, which successor agent shall, so long as no Event of Default exists, be subject to the approval of the Borrowers (which approval shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of a Co-Agent, such Co-Agent may appoint, after consulting with the Lenders and the Borrowers, a successor agent, from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Co-Agent, and the term "Paying Agent" or "Syndication Agent" shall mean such successor agent and the retiring Co-Agent's appointment, powers and duties as such Co-Agent shall be terminated. After the retiring Co-Agent's resignation hereunder as such Co-Agent, the provisions of this Article X and Section 11.4 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Co-Agent under this Agreement. If no successor agent has accepted appointment as the applicable Co-Agent by the date which is 30 days following the retiring Co-Agent's notice of resignation, the retiring Co-Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Co-Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Each successor Co-Agent shall comply with subsection 4.1(e).

10.10.	Holders.  Each Co-Agent may deem and treat
the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with such Co-Agent. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

10.11.	Failure To Act.  Except for action
expressly required of a Co-Agent hereunder and under the other Credit Documents, each Co-Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 10.7 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

10.12.	Paying Agent as Joint and Several Creditor.
(a) Each Borrower and each Lender agree that the Paying Agent shall be the joint creditor (together with the relevant Lender) of each and every obligation of any Borrower towards each of the Lenders under or in connection with the Revolving Facility, and that accordingly the Paying Agent will have its own independent right to demand performance by the relevant Bor-rower of those obligations. However, any discharge of any such obligation to one of the Paying Agent or a Lender shall, to the same extent, discharge the corresponding obligation owing to the other.

(b)	Without limiting or affecting the Paying Agent's
rights against any Borrower (whether under this paragraph or under any other provision of this Agreement), the Paying Agent agrees with each other Lender (on a several and divided basis) that, subject as set out in the next sentence, it will not exercise its rights as a joint creditor with a Lender except with the consent of the relevant Lender. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Paying Agent's right to act in the protection or preservation of rights under or to enforce any Security Document as contemplated by this Agreement and/or this Agreement (or to do any act reasonably incidental to any of the foregoing).


                                ARTICLE XI

                              MISCELLANEOUS

11.1.	Amendments and Waivers.  (a)  No amendment
or waiver of any provision of any Credit Document, and no consent with respect to any other departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Paying Agent at the written request of the Required Lenders) and the Loan Parties and acknowledged by the Paying Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

(i) no such waiver, amendment or consent shall, unless in writing and signed by each of the Lenders (with Obligations directly affected thereby in the case of the following clauses (A), (B) or (C)) (or by the Paying Agent at the written request of such Lenders) and the Loan Parties and acknowledged by the Paying Agent, do any of the following: (A) extend the term of any of the Commitments (it being understood that a waiver of any condition, covenant violation, Event of Default or Unmatured Event of Default shall not constitute a change in the term of any Commitment of any Lender) or extend the time or waive any requirement for the reduction or termination of any of the Commitments (or reinstate any Commitment terminated pursuant to Section 9.2) or change the currency in which any Obligation is payable, except as expressly permitted herein; (B) extend the final scheduled maturity of any Loan or Note, or extend the expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date or postpone or delay any date fixed for any payment of interest, fees or other amounts (other than any mandatory prepayment of the Loans required by subsections 2.7(a) - (e) or any Amortization Payment except the final Amortization Payment of any Term Loan Facility) due to the Lenders (or any of them) under any Credit Document;
       (C) reduce the principal of, or the rate of interest specified herein (other than as a result of waiving the applicability of any post-default increase in interest rates) on, any Loan or (subject to clause (v)(5) below) any fees or other amounts payable under any Credit Document; (D) reduce the percentage set forth in the definition of the term "Required Lenders" (it being understood that additional extensions of credit pursuant to this Agreement consented to by the Required Lenders may be included in the determination of any such definition without notice or consent of any other Lender or Co-Agent on substantially the same basis as the Commitments (and related extensions of credit) are included on the Closing
       Date) or make any change to Clause Third of Article XII of the Domestic Guarantee and Security Agreement; (E) release all or substantially all of the Collateral or permit the Companies to release all or substantially all of the Intercompany Collateral (except as expressly permitted by the Credit Documents or the Intercompany Loan Documents, as the case may be); (F) amend this Section 11.1, Section 2.15, Article IV, or Section 11.4 or any provision herein or under any Credit Document providing for consent or other action by all Lenders (except for technical amend-ments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to each Facility); (G) release any Guarantor from its obligations under its Guarantee or permit the Companies to allow any Foreign Subsidiary to be released from its Foreign Guarantee or Foreign Security Agreement or Intercompany Guarantee or Intercompany Security Agreement (except upon a permitted sale of such Subsidiary or as re-quired by applicable law based on an opinion of counsel delivered to the Paying Agent by counsel of competent standing); or (H) consent to the assignment or transfer by any Loan Party of its rights and obligations under any Credit Document or the making of any assignment of Loans or other Obligations or participation therein to any Loan Party or any Affiliate thereof;

(ii) no such waiver, amendment or consent shall increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that amendments, modifications or waivers of conditions precedent, covenants, Events of Default or Unmatured Events of Default shall not constitute an increase of the Commitment of any Lender);

(iii) no consent of any Lender need be obtained, and the Paying Agent (or the Company being the applicable secured party with respect to Intercompany Security Documents) is hereby authorized, to release any Lien securing the Obligations (or the Intercompany Loans) on property or asset which is the subject of any disposition permitted by this Agreement and the other Credit Documents and the Lien of the Intercompany Security Document as permitted with respect to any such disposition;

(iv) no reduction of the percentage specified in the definition of "Required Revolving Lenders" shall be made without the consent of each Revolving Lender (it being understood that additional extensions of credit pursuant to this Agreement consented to by the Required Lenders may be included in such definition without notice to or consent of any other Lender or Co-Agent on substantially the same terms as the Commitments (and related extensions of credit) are included on the Closing Date); and

(v) no reduction of the percentage specified in the definition of "Required Lenders of the Affected Tranche" or "Supermajority Lenders of the Affected Tranche" shall be made without the consent of each Lender having a Term Loan Commitment or Term Loan (it being understood that additional extensions of credit pursuant to this Agreement consented to by the Required Lenders may be included in such definition without notice to or consent of any other Lender or Co-Agent on substantially the same terms as the Commitments (and related extensions of credit) all included on the Closing Date); provided, further, however, that (1) no amendment, waiver or consent shall, unless in writing and signed by the L/C Lender in addition to the Required Lenders or all Lenders, as the case may be, affect the rights or duties of the L/C Lender under this Agreement or any L/C-Related Document, (2) no amendment, waiver or consent shall, unless in writing signed by the Swing Line Lender in addition to the Required Lenders or all Lenders, as the case may be, affect the rights or duties of the Swing Line Lender under any Credit Document,
       (3) no amendment, waiver or consent shall, unless in writing and signed by the Paying Agent in addition to the Required Lenders or all Lenders, as the case may be, affect the rights or duties of the Paying Agent under any Credit Document, (4) no amendment, waiver or consent (in-cluding any of the foregoing with respect to any representation, warranty, covenant, default or other matter which is otherwise effective for purposes of this Agreement) shall, unless in writing and signed by the Required Revolving Lenders, be effective for determining whether the conditions precedent to any Credit Extension under the Revolving Facility have been satisfied, (5) the Fee Letter may be amended, or rights or privileges thereunder waived, in accordance with their respective terms, (6) no amendment, waiver or consent shall, unless in writing signed by the Required Lenders of the Affected Tranche (with respect to subclause (x) of this subsection 11.1(a)(v)(6)), or the Supermajority Lenders of the Affected Tranche (with respect to subclause (y) of this subsection 11.1(a)(v)(6)), (x) change the application of prepayments as set forth in subsection 2.7(f) as between the Term Loan Facilities or provide for the application of mandatory prepayments required by subsections 2.7(a)-(e) first to Revolving Loans or change the order in which such prepayments are applied to Amortization Payments with re-spect to any such Facility or make any change to the penultimate sentence of subsection 2.7(f) or the last sentence of subsection 2.7(g) (although any required prepay ment under Section 2.7 may be waived or amended, in whole or in part, by the Required Lenders so long as the application of any such prepayment which is still made is not altered) or (y) extend the time for any scheduled Amortization Payments or reduce the principal amount of any scheduled Amortization Payment, and (7) no amendment, waiver or consent, unless in writing signed by the Lenders holding not less than 75% of the sum of the then aggregate unused amounts of the Commitments plus the then aggregate unpaid Dollar Equivalent principal amount of the Loans plus (without duplication) the then aggregate Effective Amount of the L/C Obligations shall make any change to
       Section 7.24 or the definition of "Rating Date"; provided, further, still, however, that no amendment, waiver or consent shall, unless in writing signed by the Required Lenders, amend, waive or consent to the departure from any required prepayment under Section 2.7. In the case of any waiver effected in accordance with this Section 11.1, the Loan Parties, the Lenders and the Co-Agents shall be restored to their former position and rights under each Credit Document, and any Event of Default or Unmatured Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Event of Default or Unmatured Event of Default, or impair any right consequent thereon. Any amendment, waiver or consent effected in accordance with this Section 11.1 shall be binding upon each holder of the Notes at the time outstanding, each future holder of the Notes and, if signed by the Borrowers, on the Borrowers and the other Loan Parties.

(b) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i), (iv) or (v), inclusive, of the first proviso to subsection 11.1(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then U.S. Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of U.S. Borrower if the respective Lender's consent is required with respect to less than all Facilities (or related Commitments), to replace only the respective Facilities and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender's individual consent) with one or more Replacement Lenders pursuant to Section 4.8 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender's Commitments (if such Lender's consent is required as a result of its respective Commitment) and/or repay each Facility of outstanding Loans of such Lender which gave rise to the need to obtain such Lender's consent and/or cash collateralize its applicable pro rata share of the Effective Amount of L/C Obligation, in accordance with this Agreement; provided that, unless the Commitments which are terminated and Loans which are repaid pursuant to preceding clause B are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause B the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto; provided, further, that U.S. Borrower shall not have the right to replace a Lender, terminate its Commitments or repay its Loans solely as a result of the exercise of such Lender's rights (and the withholding of any required consent by such Lender) pursuant to this proviso.

11.2.	Notices.  (a)  Except as otherwise
expressly provided herein, all notices, requests and other communications hereunder and under the Security Documents (including any modifications of, or waivers, requests or consents under, this Agreement) shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission; provided, however, that any matter transmitted by any Loan Party (x) to any Co-Agent, the L/C Lender or the Swing Line Lender by facsimile shall be immediately confirmed by a telephone call to the recipient at the number specified on
Schedule 11.2 and (y) to any Lender by facsimile shall be imme-diately confirmed by a telephone call to the recipient at the number specified on Schedule 11.2 or by overnight mail to the recipient at the address specified on Schedule 11.2) and mailed, faxed or delivered to the applicable party at the address or facsimile number specified for notices on Schedule
11.2 (which such facsimile notices shall be confirmed by overnight mail); or, as directed to any Loan Party or any Co-Agent, the L/C Lender or the Swing Line Lender, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Loan Parties and the Co-Agents, the L/C Lender and the Swing Line Lender.

(b) All such notices, requests and communications shall be effective, (i) if transmitted by overnight delivery or faxed, when delivered or transmitted in legible form by overnight delivery or facsimile machine, respectively, (ii) if mailed, upon receipt or (iii) if delivered, upon delivery; except that notices pursuant to Article II, III or X to a Co-Agent shall not be effective until actually received by such Co-Agent, and notices pursuant to Article III to the L/C Lender shall not be effective until actually received by the L/C Lender.

(c)	Any agreement of any Co-Agent and the Lenders
herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Loan Parties. The Co-Agents and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by a Loan Party to give such notice, and neither any Co-Agent nor any Lender shall have any liability to any Loan Party or any other Person on account of any action taken or not taken by a Co-Agent or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrowers to repay the Loans and L/C Obligations shall not be affected in any way or to any extent by any failure by any Co-Agent or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by any Co-Agent or any Lender of a confirmation which is at variance with the terms understood by such Co-Agent or such Lender to be contained in the telephonic or facsimile notice.

11.3.	No Waiver; Cumulative Remedies.  No failure
to exercise and no delay in exercising, on the part of any Co-Agent or any Lender, any right, remedy, power or privilege hereunder or under any other Credit Document, and no course of dealing between any Loan Party and any Co-Agent or Lenders shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege hereunder or under such other Credit Document. The rights and remedies expressly provided herein are cumulative and not exclusive of any rights or remedies provided by law. No notice to or demand upon any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Co-Agents or the Lenders to any other or further action in any circumstance without notice or demand.

11.4.	Expenses, Indemnity, etc.  Each Borrower
agrees: (a) to jointly and severally pay or reimburse the Co-Agents for all of their reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of Cahill Gordon & Reindel and of all local domestic and foreign counsel) in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the other Credit Documents and Security Documents and the extensions of credit hereunder, the negotiation, preparation, execution and delivery of the Intercompany Loan Documents, the administration of the transactions contemplated hereby (including the monitoring of the Collateral) and the Lead Arranger's syndication efforts (including the Co-Agents' due diligence investigation expenses) with respect to this Agreement, the Transactions and the extensions of credit hereunder and (ii) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Credit Documents or the Intercompany Loan Documents (whether or not consummated or effective) (including, without limitation, in connection with the Borrowers' complying with Section 7.22);
(b) to jointly and severally pay or reimburse each Lender and each Co-Agent for its proportionate share of all reasonable out-of-pocket costs and expenses of the Lenders and each Co-Agent (including Attorney Costs of each Co-Agent and the Lenders) in connection with (i) protection of the Lenders' rights following any Event of Default and any enforcement or collection proceedings resulting therefrom, including all manner of participation in or other involvement with
(x) bankruptcy, insolvency, receivership, foreclosure, winding up, dissolution or liquidation proceedings, (y) judicial or regulatory proceedings, and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consum-mated), and (ii) the enforcement of this Section 11.4; and
(c) to jointly and severally pay or reimburse each Lender and each Agent for its proportionate share of all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Credit Documents or the Intercompany Loan Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges (including title insurance and Attorney Costs) incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Credit Document or any other document referred to therein.

Subject to the limitations under Article IV, each Borrower agrees, whether or not the transactions contemplated hereby are consummated, to jointly and severally indemnify each Lender, each Co-Agent and each of their respective directors, officers, employees, attorneys, trustees and agents (each, an "Indemnified Person") from, and hold each of them harmless against, its proportionate share of any and all Losses incurred by any of them in connection with any Proceeding (whether or not any Co-Agent or any Lender is a party thereto and whether or not brought by or on behalf of any Company or any other Person) arising out of or by reason of relating to any of the Credit Documents, the extensions of credit hereunder or any actual or proposed use by any Company of the proceeds of any of the extensions of credit hereunder or the use of any collateral security for the Loans (including the exercise by any Co-Agent or any Lender of the rights and remedies or any power of attorney with respect thereto and any action or inaction in respect thereof), but excluding any such Losses to the extent determined by a court of competent jurisdiction to have arisen from the gross negligence, bad faith or willful misconduct of the Indemnified Person. Without limiting the generality of the foregoing, each Borrower jointly and severally agrees to
(x) indemnify each Co-Agent for any payments that any Co-Agent is required to make under any indemnity issued to any Lender referred to in any Security Document, and (y) indemnify each Lender and each other Indemnified Person from, and hold each Lender and each other Indemnified Person harmless against, any Losses described in the preceding sentence (net of insurance proceeds actually received but excluding, as provided in the preceding sentence, any Loss to the extent determined by a court of competent jurisdiction to have arisen from the gross negligence, bad faith or willful misconduct of such Indemnified Person) arising under any Environmental Law based on or arising out of (A) the past, present or future operations of any Com-pany (or any predecessor in interest to any Company), (B) the past, present or future condition of any facility or property owned, operated or leased at any time by any Company (or any of their respective predecessors in interest), or (C) any Release or threatened Release of any Hazardous Materials at, on, under or from any such facility or property, including, without limitation, any such Release or threatened Release that shall occur during any period when any Lender or other Indemnified Person shall be in possession of any such facility or property following the exercise by such Lender or other Indemnified Person of any of its rights and remedies hereunder or under any of the Security Documents, and the alleged disposal or alleged arranging for disposal or treatment or transport for disposal or treatment of any Hazardous Materials by any Company (or any of their respective predecessors in interest) at any third-party site.

To the extent that the undertaking to indemnify and hold harmless set forth in this Section 11.4 is unenforceable because it is violative of any law or public policy or otherwise, each Loan Party shall contribute the maximum portion that each of them is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by any of the Persons indemnified hereunder.

Each Borrower also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) for any Losses to any Loan Party or any Loan Party's security holders or creditors resulting from, arising out of, in any way related to or by reason of, any matter referred to in the second paragraph of this
Section 11.4, except to the extent that any Loss is determined by a court of competent jurisdiction to have arisen solely from the gross negligence, bad faith or willful misconduct of such Indemnified Person.

In the event that any Indemnified Person is requested or required to appear as a witness in any Proceeding brought by or on behalf of or against any Loan Party or any Affiliate of any Loan Party in which such Indemnified Person is not named as a defendant, each Borrower agrees to jointly and severally reimburse each Indemnified Person for all reasonable out-of-pocket expenses and all reasonable allocable costs of in-house legal counsel incurred by each Indemnified Person in connection with such Indemnified Person's appearing and preparing to appear as such a witness, including the reasonable fees and disbursements of one common counsel for all Indemnified Per-sons.

Each Borrower agrees that, without the prior written consent of the Paying Agent, the Lead Arranger and the Required Lenders, which consent shall not be unreasonably withheld or delayed, no Loan Party will settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification could be sought under the indemnification provisions of this Section 11.4 (whether or not any Indemnified Person is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional written release reasonably satisfactory to the Paying Agent, the Lead Arranger and the Required Lenders of each Indemnified Person from all liability arising out of such Proceeding and does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnified Person and does not involve any payment of money or other value by any Indemnified Person or any injunctive relief or factual findings or stipulations binding on any Indemnified Person. No Indemnified Person shall settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding without the prior written consent of the Borrowers, which consent shall not be unreasonably withheld or delayed.

11.5.	Payments Pro Rata.  Subject to Section
2.15, the Paying Agent agrees that promptly after its receipt of each payment from or on behalf of any Loan Party in respect of any Obligations of such Loan Party, it shall distribute such payment to the Lenders based upon their respective Pro Rata Shares, if any, of the Obligations with respect to which such payment was received.

11.6.	Payments Set Aside.  To the extent that a
Loan Party makes a payment to the Paying Agent or any Lender, or the Paying Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Paying Agent or such Lender in its discretion) to be repaid to a trustee, receiver, receiver manager or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (b) each Lender severally agrees to pay to such Paying Agent upon demand its pro rata share of any amount so recovered from or repaid by such Paying Agent.

11.7.	Successors and Assigns.  The provisions of
this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.8.	Assignments and Participations, etc.
(a) No Borrower may assign its rights or obligations hereunder or under the Notes without the prior written consent of all of the Lenders and the Co-Agents.

(b)	Any Lender may upon prior written consent of the
Lead Arranger, the Paying Agent and U.S. Borrower (and The Bank of Nova Scotia in its capacity as the Swing Line Lender and The Bank of Nova Scotia in its capacity as the L/C Lender in the case of any assignment of Revolving Commitments) (which consent, in each case, shall not be unreasonably withheld or delayed), at any time assign and delegate to one or more Eligible Assignees (each, an "Assignee") (provided that no written consent of U.S. Borrower, the Lead Arranger, the Paying Agent, the Swing Line Lender or the L/C Lender shall be required in connection with any assignment and delegation by a Lender to an Eligible Assignee that is an Affiliate of such Lender or to another Lender or to an Approved Fund of any Lender) (in which case, the Assignee and assignor Lenders shall give notice of the assignment to the Lead Arranger and the Paying Agent) all or any part of the Loans, the Commitments, the L/C Obligations and the other rights and obligations of such Lender hereunder, which assignment, other than to a Lender or an Affiliate of a Lender or to an Approved Fund of any Lender, shall be in a minimum (unless U.S. Borrower and the Lead Arranger agree to a lesser amount) Dollar Equivalent amount of U.S. $1,000,000 or, if less, the entire amount of all Loans, the Commitments, L/C Obligations and other rights and obligations of such Lender hereunder in any Facility; provided, however, that (i) in no event may any such assignment be made to any Company or any of its Affiliates; (ii) the Loan Parties and the Co-Agents may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (x) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to any Loan Party and the Co-Agents by such Lender and the Assignee, and
(y) such Lender and its Assignee shall have delivered to the Borrowers and the Paying Agent an Assignment and Acceptance in the form of Exhibit G ("Assignment and Acceptance") together with any Note or Notes subject to such assignment; (iii) no such consent of U.S. Borrower or the Paying Agent need be obtained if any Unmatured Event of Default or Event of Default has occurred and is continuing; and (iv) no such consent of U.S. Borrower or the Paying Agent need be obtained for any assignment of a Term B Loan to an Eligible Assignee. Notwith-standing any other term of this subsection 11.8(b), the agreement of the Swing Line Lender to provide the Swing Line Commitment shall not impair or otherwise restrict in any manner the ability of the Swing Line Lender to make any assignment of its Loans or Commitments in accordance with the provisions of this Section 11.8, it being understood and agreed that the Swing Line Lender may terminate its Swing Line Commitment in connection with the making of any assignment so long as the Assignee assumes the Swing Line Commitment. At the time of each assignment pursuant to this subsection 11.8(b) to a Person which is not already a Lender hereunder within the same Facility, the Assignee shall provide to the Loan Parties and the Co-Agents the appropriate forms and certificates described in subsection 4.1(f) (except to the extent expressly provided otherwise). To the extent that an assignment of all or any portion of a Lender's Commitments and related outstanding Obligations pursuant to this subsection 11.8(b) would, at the time of such assignment, result in increased costs payable to such assignee Lender under Section 4.1, 4.3 or 4.4 from those being charged by the respective assigning Lender prior to such assignment, then no Borrower shall be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any increased costs resulting from any Change in Law after the date of the respective assignment).

(c)	From and after the date that the Lead Arranger
and the Paying Agent notify the assignor Lender that they have received (and provided their consent and, to the extent required, received the consents of U.S. Borrower, the Swing Line Lender and the L/C Lender with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights hereunder have been assigned to it and obligations hereunder have been assumed by it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Credit Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Credit Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Documents.

(d)	Any Lender may at any time sell to one or more
commercial banks or other Persons that are not Affiliates of any Borrower (a "Participant") participating interests in all or any part of any Loan, the Commitment of such Lender and the other interests of such Lender (the "originating Lender") hereunder and under the other Credit Documents; provided, however, that (i) the originating Lender's obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Loan Parties, the Swing Line Lender, the L/C Lender and the Co-Agents shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Credit Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Credit Document, except to the extent such amendment, consent or waiver would (1) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Termination Date) in which such Participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the Participant's participation over the amount thereof then in effect (it being understood that a waiver of any condition, covenant, violation, Event of Default or Unmatured Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Revolving Commitment or Revolving Loan shall be permitted without the consent of any Participant if the Participant's participation is not increased as a result thereof), (2) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement or (3) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such Participant is participating. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 2.15, 4.1, 4.3, 4.4, 4.6 and 11.4 as though it were also a Lender hereunder (provided that no Loan Party shall be obligated to pay any amount under Section 4.1, 4.3, 4.4 or 4.6 to any Participant which is greater than a Loan Party would have been required to pay to the originating Lender at the time such participation was sold (although the Loan Parties shall be obligated to pay any other increased amounts under the foregoing sections that result from any Change in Law after the date on which the participation was sold)), and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, the Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

(e)	Notwithstanding any other provision in this
Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any Note held by it in favor of any U.S. Federal Reserve Bank in accordance with Regulation A and any Operating Circular issued by such U.S. Federal Reserve Bank. In addition, any Lender that is a fund that invests in loans may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any Note held by it in favor of any trustee or holders of obligations owed, or securities issued by, such funds as security for such obligations or securities or to any other representative of such holders. No such assignment shall release the assigning Lender from its ob-ligations hereunder.

(f)	Each Borrower shall and shall cause each of its
Subsidiaries to assist any Lender in effectuating any assignment or participation pursuant to this subsection 11.8(f)
(including during syndication) in whatever manner such Lender reasonably deems necessary, including the participation in meetings with prospective Assignees.

11.9.	Confidentiality.  (a)  Each of the Lenders
agrees that it will use its reasonable efforts not to disclose without the prior consent of U.S. Borrower (other than to its employees, auditors, counsel or other professional advisors, to Affiliates or to another Lender if the Lender or such Lender's holding or parent company in its sole discretion determines that any such party should have access to such information) any information with respect to any Company which is furnished pursuant to this Agreement or any other Credit Document; pro-vided, however, that any Lender may disclose any such information (i) as has become generally available to the public, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state, provincial or U.S. Federal or foreign regulatory body having or claiming to have jurisdiction over such Lender or to the U.S. Federal Reserve Board or the U.S. Federal Deposit Insurance Corporation or the NAIC or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation (provided that, where practicable (unless prohibited by law), U.S. Borrower shall be afforded prior notice thereof and a reasonable op-portunity to contest such summons or subpoena; it being understood, however, that the Co-Agents and Lenders shall be permitted in any event to comply with such summons or subpoena), (iv) to comply with any law, order, regulation or ruling applicable to such Lender, (v) to any prospective transferee in connection with any contemplated transfer of any of the Notes or any interest therein by such Lender; provided, however, that the transferring Lender shall use reasonable efforts to cause such prospective transferee (unless it is a Lender) to execute an agreement with such Lender containing provisions substantially identical to those contained in this
Section 11.9, and (vi) to any direct or indirect contractual counterparties in swap agreements or such contractual counterparties' professional advisors, provided that such contractual counterparty or professional advisor to such contractual counterparty agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder.

(b)	Each Borrower hereby acknowledges and agrees
that each Lender may share with any of its Affiliates or investment advisor any information related to any Company (including, without limitation, any nonpublic customer information regarding the creditworthiness of any Loan Party and its Subsidiaries, provided that such Persons shall be subject to the provisions of this Section 11.9 to the same extent as such Lender).

(c)	Notwithstanding anything herein to the contrary,
each Borrower hereby acknowledges and agrees that each Lender may share any information with respect to any Company furnished pursuant to this Agreement to any Person which shares or bears, whether directly or indirectly, such Lender's economic benefits or burdens hereunder; provided, however, that such Person shall be subject to the provisions of this Section 11.9 to the same extent as such Lender.

11.10.	Set-off.  In addition to any right or
remedy of the Lenders now or hereafter provided by law, and not by way of limitation of any such right or remedy, during the continuance of an Event of Default such Lender is authorized at any time and from time to time, without prior notice to any Loan Party, any such notice being waived by the Borrowers on their own behalf and on behalf of their Subsidiaries to the fullest extent permitted by law, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender (including by branches and agencies of such Lender wherever located) to or for the credit or the account of the Applicable Borrower against such amount, irrespective of whether or not any Co-Agent or such Lender shall have made demand under this Agreement or any Credit Document, including all interests in Obligations of such Borrower purchased by such Lender pursuant to Section 2.19 and all other claims of any nature or description arising out of or connected with any Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Lender agrees promptly to notify the Applicable Borrower and the Co-Agents after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.11.	Notification of Addresses, Lending Offices,
etc. Each Lender shall notify the Co-Agents in writing of any change in the address to which notices to such Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as any Co-Agent shall reasonably request.

11.12.	Counterparts.  This Agreement may be
executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of which taken together shall be deemed to constitute but one and the same instrument. Any of the parties hereto may execute this Agreement by signing any such counterpart.

11.13.	Severability; Modification To Conform to
Law. It is the intention of the parties that this Agreement be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder hereof. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, this Agreement shall, as to such jurisdiction, be deemed amended to modify or delete, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it or them valid and enforceable to the maximum extent permitted by applicable law, without in any manner affecting the validity or enforceability of such provision or provisions in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.14.	No Third Parties Benefitted.  This
Agreement is made and entered into for the sole protection and legal benefit of the Loan Parties, the Lenders, the Co-Agents and the Affiliates of the Co-Agents, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other Credit Document.

11.15.	Governing Law; Submission to Jurisdiction;
Venue. (a) THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York in the County of New York (Manhattan) or of the United States for the Southern District of New York and, by execution and de-livery of this Agreement, each of U.S. Borrower and Subsidiary Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of U.S. Borrower and Subsidiary Borrower hereby further irrevocably waives any claim that any such courts lack jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or any other Credit Document brought in any of the aforesaid courts, that any such court lacks jurisdiction over such party. Each of U.S. Borrower and Subsidiary Borrower irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address for notices pursuant to Section 11.2, such service to become effective 30 days after such mailing. Each of U.S. Borrower and Subsidiary Borrower hereby irrevocably waives any objection to such service of process and further irrevocably agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Credit Document that service of process was in any way invalid or in effective. Nothing herein shall affect the right of any Co-Agent, any Lender or the holder of any Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Loan Party in any other jurisdiction.

(b)	Each of U.S. Borrower and Subsidiary Borrower on
its own behalf and each Borrower on behalf of each other Loan Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such proceeding brought in any such court has been brought in an inconvenient forum.

11.16.	WAIVER OF JURY TRIAL.  EACH OF THE PARTIES
TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.17.	Judgment.  If, for the purpose of obtaining
judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Paying Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each of U.S. Borrower and Subsidiary Borrower in respect of any such sum due from it to any Co-Agent or Lender hereunder or under any other Credit Document shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the applicable Co-Agent or Lender of any sum adjudged to be so due in the Judgment Currency, such Person may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the applicable Co-Agent in the Agreement Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the applicable Co-Agent or Lender in such currency, such Person agrees to return the amount of any excess to the applicable Loan Party (or to any other Person who may be entitled thereto under applicable law).

11.18.	Survival.  The obligations of the Borrowers
under Article IV and Sections 11.4, 11.15 and 11.16 shall survive the repayment of the Loans and other Obligations and the termination of the Commitments and, in the case of any Lender that may assign any interest in its Commitments, Loans or Letter of Credit interest hereunder, shall survive the making of such assignment, notwithstanding that such assigning Lender may cease to be a "Lender" hereunder.

                       [Signature Pages Follow]


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                           GREIF BROS. CORPORATION, as U.S. Borrower

                           By:	/s/ Michael J. Barilla
                           Name:  Michael J. Barilla
                           Title: Vice President and
                           Assistant Secretary

                           GREIF SPAIN HOLDINGS, S.L., as Subsidiary Borrower
                           By:	/s/ Michael J. Barilla
                           Name:  Michael J. Barilla
                           Title:



                           MERRILL LYNCH & CO., MERRILL LYNCH,
                           PIERCE, FENNER & SMITH INCORPORATED,
                           as Sole Lead Arranger, Sole Book-Runner and
                           Administrative Agent

                           By:	/s/ Christopher K. Stout
                           Name: Christopher K. Stout
                           Title: Director



                           THE BANK OF NOVA SCOTIA, as Paying Agent

                           By:	/s/ F.C.H. Ashby
                           Name: F.C.H. Ashby
                           Title:

                           Address for Notices:

                           600 Peachtree Street
                           Suite 2700
                           Atlanta, Georgia  30308

                           Attention: Robert M. Ivy

                           Telecopier No.: [              ]
                           Telephone No.:  (404) 877-1595



                           KEYBANK NATIONAL ASSOCIATION, as Syndication Agent

                           By:	/s/ Brendan A. Lawlor
                           Name: Brendan A. Lawlor
                           Title: Vice President

                           Address for Notices:

                           127 Public Square
                           Cleveland, Ohio  4414

                           Attention: Brendan A. Lawlor

                           Telecopier No.: (216) 689-4981
                           Telephone No.:  (216) 689-5642



                           ABN AMRO BANK N.V., as Co-Documentation Agent

                           By:	/s/ Laurie C. Tuzo
                           Name: Laure C. Tuzo
                           Title: Senior Vice President


                           By:	/s/ C. David Allman
                           Name: C. David Allman
                           Title: Assistant Vice President


                           Address for Notices:

                           ABN AMRO Bank N.V.
                           208 South LaSalle Street, Suite 1500
                           Chicago, Illinois  60604-1003

                           Attention: Loan Administration

                           Telecopier No.: (312) 992-5152
                           Telephone No.:  (312) 992-5157



                           NATIONAL CITY BANK, as Co-Documentation Agent

                           By:	/s/ Patrick M. Pastore
                           Name: Patrick M. Pastore
                           Title: Vice President

                           Address for Notices:

                           National City Bank
                           1900 East Ninth Street
                           Loc. 01-2083
                           Cleveland, Ohio  44114-3483

                           Attention: Patrick M. Pastore
                                      Vice President

                           Telecopier No.: 216-575-9396
                           Telephone No.:  216-222-9020